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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                         Harry's Farmers Market, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                             Class A Common Stock
                             Class B Common Stock
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     (2) Aggregate number of securities to which transaction applies:

                             6,190,076
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                Not Applicable
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     (4) Proposed maximum aggregate value of transaction:

                                $35,000,000
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     (5) Total fee paid:

                                $7,000
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                         [HARRY'S FARMERS MARKET LOGO]

                                [mailing date]

Dear Shareholder:

     You are cordially invited to attend the annual meeting of the shareholders of Harry's Farmers Market, Inc., which will be held at ___________________ located at ___________________________________ on November __, 2001 at 10:00
a.m. Eastern time.

     This is a very important meeting that affects your investment in our corporation.

     At the annual meeting, you will be asked to consider and vote upon the following:

     1. A proposal to approve and adopt an Asset Purchase Agreement dated August 9, 2001, among us, Karalea, Inc., Marthasville Trading Company and Whole Foods Market Group, Inc., pursuant to which we will sell to Whole Foods Market Group substantially all of our assets, including our three megastores, distribution center, commissary kitchen, bakery, office facilities and intellectual property as well as assign related liabilities.

     2. The election of five directors to serve until our 2002 annual meeting of shareholders or until their successors are elected and qualified.

     3. Any other business that may properly come before the meeting or any adjournments.

     After careful consideration, our board of directors has unanimously approved the Asset Purchase Agreement and the related sale of assets and assignment of liabilities. The board of directors also has nominated the slate of individuals who are candidates for election as directors. Your board of directors has determined that each of these proposals is in the best interests of our corporation and its shareholders and unanimously recommends that you vote FOR approval and adoption of each of these two proposals.

     The attached proxy statement provides detailed information about each of the proposals. Please give this information your careful attention. In particular, you should carefully consider the information provided in the section entitled "Risk Factors" beginning on page 31.

     To vote your shares, you may use the enclosed proxy card or attend the annual meeting in person. On behalf of our board of directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the meeting. Your vote is important, regardless of the number of shares you own. Returning the enclosed proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the annual meeting.

     Thank you for your continued support of Harry's Farmers Market.

                                    Sincerely,

                                    [SIGNATURE]

                                    Harry A. Blazer
                                    President and Chief Executive Officer

     This proxy statement is dated ______________, 2001, and was first mailed to shareholders on _______________, 2001.

                          Harry's Farmers Market, Inc.
                            1180 Upper Hembree Road
                             Roswell, Georgia 30076

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON NOVEMBER __, 2001

     Notice is hereby given that the annual meeting of the shareholders of Harry's Farmers Market, Inc. will be held at __________ located at ______ on November __, 2001 at 10:00 a.m. Eastern time for the following purposes:

     1. To consider and vote upon the approval and adoption of an Asset Purchase Agreement dated August 9, 2001, among us, Karalea, Inc., Marthasville Trading Company and Whole Foods Market Group, Inc., pursuant to which we will sell to Whole Foods Market Group substantially all of our assets, including our three megastores, distribution center, commissary kitchen, bakery, office facilities and intellectual property, as well as assign related liabilities. A copy of the Asset Purchase Agreement is included as Annex A to the attached proxy statement.

     2. The election of five directors to serve until our 2002 annual meeting of shareholders or until their successors have been elected and qualified.

     3. To transact any other business that is properly brought before the annual meeting or any adjournments.

     The proxy statement that accompanies this notice describes each of these proposals in more detail. We encourage you to read the proxy statement carefully.

     The special committee of our board of directors, upon authority from our full board of directors, has fixed the close of business on _____________, 2001 as the record date for determining the shareholders entitled to notice of the annual meeting and to vote at the meeting.

     If the Asset Purchase Agreement is approved, a shareholder may exercise dissenters' rights if the shareholder does not vote to approve the Asset Purchase Agreement and related asset sale and follows the procedures set forth in the Georgia Business Corporation Code.

     Accompanying this notice is a proxy card. Whether or not you expect to be at the annual meeting, please sign and date the enclosed proxy card and return it to us promptly. If you plan to attend the annual meeting and want to vote your shares personally, you may do so at any time before the proxy is voted.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        [SIGNATURE]
                                        Barbara Worrell
                                        Secretary

Roswell, Georgia
_______, 2001

                               TABLE OF CONTENTS

Summary...........................................................................     i
     The Annual Meeting...........................................................     i
     The Asset Purchase Agreement and Asset Sale..................................   iii

Questions and Answers About the Asset Sale........................................  viii

The Annual Meeting................................................................     1
     General......................................................................     1
     Record Date; Quorum; Required Vote; Shares Outstanding and Entitled to Vote..     1
     Voting of Proxies............................................................     1
     How to Revoke Your Proxy.....................................................     2
     Security Ownership of Management.............................................     2
     Costs of Solicitation of Proxies.............................................     3

Proposal 1:  The Asset Purchase Agreement and Asset Sale..........................     4
     Background of the Asset Sale.................................................     4
     Reasons for the Asset Sale; Recommendation of the Special
      Committee; Recommendation of Our Board of Directors.........................     8
     Fairness Opinion of Financial Advisor........................................     9
     Information Concerning Our Financial Advisor.................................    12
     Interests of our Directors and Officers in the Asset Sale....................    12
     The Asset Purchase Agreement.................................................    13
     Use of Proceeds..............................................................    19
     Accounting Treatment of the Asset Sale.......................................    19
     Guaranty Agreement...........................................................    20
     Voting Agreement.............................................................    20
     Supply Agreement.............................................................    20
     License Agreement............................................................    20
     Certain U.S. Federal Income Tax Consequences.................................    20
     Dissenters' Rights Under Georgia Law.........................................    21
     Ongoing Operations of Harry's Farmers Market.................................    22
     Selected Historical Financial Data...........................................    23
     Comparative Per Share Data (unaudited).......................................    24
     Pro Forma Condensed Financial Statements.....................................    25

Forward-Looking Statements........................................................    30

Risk Factors......................................................................    31

Proposal 2:  Election of Directors................................................    36

     Directors....................................................................    36
     Officers.....................................................................    37
     Meetings of the Board of Directors and Committees............................    37
     Section 16(a) Beneficial Ownership Reporting Compliance......................    37
     Executive Compensation.......................................................    38
     Employment Agreements........................................................    38
     Option Grants................................................................    39
     Directors Compensation.......................................................    40
     Compensation Committee Interlocks and Insider Participation..................    40
     Certain Relationships and Related Transactions...............................    40

Report of the Executive Compensation Committee of the Board of Directors..........    41

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
Report of the Audit Committee of the Board of Directors...........................    43

Shareholder Return Performance Graph..............................................    44

Relationship with Independent Public Accountants..................................    45

Shareholder Proposals for the 2002 Annual Meeting of Shareholders.................    45

Annual Report.....................................................................    45

Where You Can Find More Information...............................................    45

           This proxy statement is not complete and may be changed.


                                    SUMMARY

     This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. For a more complete description of the Asset Purchase Agreement and related transactions, you should read carefully the entire proxy statement, including the attached annexes. We have included page references in this summary to direct you to more complete descriptions of the topics summarized.

                               THE ANNUAL MEETING

Time, Date and Place:        The annual meeting will be held at _____ located at __________ on November __, 2001 at 10:00 a.m. Eastern time.

Record Date:                 Holders of record of our Class A and Class B common stock as of the close of business on ______________, 2001 will be entitled to vote at the meeting.

Purpose:                     1.  To consider and vote upon the approval and adoption of the Asset
                             Purchase Agreement dated August 9, 2001, among us, Karalea, Inc.,
                             Marthasville Trading Company and Whole Foods Market Group, Inc., pursuant to which we will sell to Whole Foods Market Group substantially all of our assets, including our three megastores, distribution center, commissary kitchen, bakery, office facilities and intellectual property, and will assign related liabilities.  A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement.

                             2.  To elect five directors to serve until our 2002 annual meeting of shareholders or until their successors have been elected and qualified.

                             3.  To transact any other business that is properly brought before the annual meeting or any adjournments.

Board                        Our board of directors has unanimously approved the Asset Purchase
Recommendation:              Agreement and the related sale of assets and assignment of liabilities and has nominated the five candidates for election as directors.

                             Our board of directors recommends that you vote FOR approval and adoption of the Asset Purchase Agreement and the related asset sale.

                             Our board of directors recommends that your vote FOR the election of each person nominated to serve as a director.

Voting Rights:               Holders of Class A common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the annual meeting, and holders of Class B common stock are entitled to cast ten votes for each share held on the record date on each matter submitted to the shareholders at the annual meeting.

Required Vote:               Under our articles of incorporation and Georgia law, approval of the Asset
                             Purchase Agreement and the related transactions with Whole Foods Market
                             Group requires the affirmative vote of a majority of the issued and outstanding shares of our Class A and Class B common stock, voting as a single voting group.  Abstentions and broker non-votes will have the same effect as votes against approval of the Asset Purchase Agreement and related asset sale.  In connection with the Asset Purchase Agreement, Harry
                             A. Blazer, the beneficial owner of all outstanding shares of our Class B common stock, entered into a Voting Agreement with Whole Foods Market Group pursuant to which he agreed to vote the Class B shares for approval of the
                             Asset Purchase Agreement and related asset sale.  Because of the voting rights of the Class B shares, this ensures approval of the proposal.

                             Directors are elected by a plurality of the votes cast.  Votes withheld from any nominee, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

                  THE ASSET PURCHASE AGREEMENT AND ASSET SALE

Purchaser:                   Whole Foods Market Group, a Delaware corporation, will purchase substantially all of our assets as described below.  Whole
                             Foods Market Group is a wholly-owned subsidiary of Whole
                             Foods Market, Inc., a Texas corporation that is publicly
                             traded on the Nasdaq National Market under the symbol
                             "WFMI."  Whole Foods Market is the world's largest natural and organic supermarket with more than 120 stores in 22
                             states and the District of Columbia.

Assets to be Sold:           Pursuant to the terms of the Asset Purchase Agreement, we
                             will sell substantially all of our assets to Whole Foods
                             Market Group.  The purchased assets include our three
                             megastores, distribution center, commissary kitchen, bakery and office facilities as well as our intellectual property.
                             Whole Foods Market Group also will assume liabilities that are associated with the purchased assets as specified in the
                             Asset Purchase Agreement.  In addition, immediately
                             following the closing of the asset sale, Whole Foods Market
                             Group will continue to employ almost all of our employees
                             who work in the megastores, distribution center, commissary kitchen and bakery.

                             See "Proposal 1:  The Asset Purchase Agreement and Asset
                             Sale--The Asset Purchase Agreement--Assets Purchased by, and
                             Liabilities Assumed by, Whole Foods Market Group" on page
                             13.

Retention of Assets and      The Asset Purchase Agreement provides that the assets and liabilities
Liabilities:                 of our six Harry's In A Hurry stores will not be sold to Whole Foods
                             Market Group and instead will be retained by us. At this time, we are evaluating our alternatives with respect to the Harry's In A Hurry stores, including the possibility of selling or closing some or all of the stores.
                             In addition, we are retaining other existing liabilities of Harry's Farmers
                             Market under the terms of the Asset Purchase Agreement.

                             See "Proposal 1:  The Asset Purchase Agreement and Asset
                             Sale--The Asset Purchase Agreement--Assets Not Purchased by,
                             and Liabilities Not Assumed by, Whole Foods Market Group" on
                             page 14.

Purchase Price:              Whole Foods Market Group has agreed to purchase our assets for a cash purchase price of $35.0 million.  Whole Foods Market
                             Group will pay $34.0 million of the purchase price to us at the closing and will deposit the remaining $1.0 million in an escrow account to cover our obligations, if any, under
                             the working capital adjustment described below, possible
                             post-closing prorations and potential claims for
                             indemnification for breach of our representations,
                             warranties and covenants.  If Whole Foods Market Group is
                             required to indemnify us for any losses, they will pay us
                             directly.

                             See "Proposal 1:  The Asset Purchase Agreement and Asset
                             Sale--The Asset Purchase Agreement--Purchase Price" on page
                             13.

Working Capital              The purchase price will be adjusted to reflect changes in the
Adjustment:                  working capital of the purchased assets between August 9, 2001, the date of the Asset Purchase Agreement, and the closing of the asset sale.  This adjustment is designed to reflect changes in the relative cash position of the purchased assets on an
                             operating basis.  If the net working capital on the closing date is less than $1.3 million, we will owe the difference to Whole Foods Market Group.  Any amount owed by us will be paid out of the escrow account.  If the net working capital on the closing date is more than $1.3 million, Whole Foods
                             Market Group will owe the difference to us and will pay us in cash directly.

                             Pursuant to the Asset Purchase Agreement, we and Whole Foods
                             Market Group must finalize the working capital adjustment
                             within approximately 180 days of the closing of the asset
                             sale.

Escrow:                      Out of the purchase price, Whole Foods Market Group will deposit $1.0 million into an escrow account pursuant to an Escrow
                             Agreement among the parties.  If we owe money to Whole Foods
                             Market Group as a result of the net working capital
                             adjustment or for prorations that are not otherwise paid
                             under the Asset Purchase Agreement, payment will be made out of the escrow amount. The remaining escrowed amount, with a maximum of $750,000, will be held to satisfy potential
                             claims for indemnification made prior to the first
                             anniversary of the closing date that we may be obligated to pay to Whole Foods Market Group.

Distributions to             We currently intend to distribute a substantial portion of the
Shareholders:                cash proceeds equally to all holders of our Class A and Class B common stock as soon as possible after the closing of the asset
                             sale.  This distribution will be made after the $1.0 million has been deposited in escrow and after we have used
                             approximately $23.0 million to pay off our lender and to pay expenses related to this transaction.

                             We also intend to distribute any funds remaining in the
                             escrow account as soon as practicable following the
                             termination of the escrow on the first anniversary of the
                             closing date.  However, this distribution could be delayed if disputes under the escrow agreement remain unresolved on the anniversary date.

                             We will withhold from both distributions any amount that we believe is necessary to settle or otherwise resolve any of our known or contingent liabilities that are not assumed by
                             Whole Foods Market Group and to fund our ongoing operating expenses.

                             Based on our present expectations regarding these
                             contingencies, we estimate that the aggregate distribution to shareholders will be between $1.00 and $1.50 per share, although the actual total distribution could be higher or
                             lower.  We believe that the first distribution will be made to those who are our shareholders of record on the date of the closing of the asset sale and the second distribution
                             will be made to those who are our shareholders of record on the first anniversary of the closing date.

Opinion of Financial         In connection with its approval of the Asset Purchase
Advisor:                     Agreement and the asset sale, the special committee of our board of directors received an opinion of our financial advisor, Houlihan Lokey
                             Howard & Zukin Financial Advisors, Inc. that the
                             consideration to be received by Harry's Farmers Market in
                             the asset sale is fair from a financial point of view.  The full text of Houlihan Lokey's written opinion, dated August
                             9, 2001, is attached to this proxy statement as Annex B.  We encourage you to read this opinion carefully for a
                             description of the assumptions made, matters considered and limitations on the review undertaken.  Houlihan Lokey's
                             opinion is addressed to the special committee of our board of directors and does not constitute a recommendation to any shareholder as to how to vote on the asset sale or an
                             opinion on the value to be received by our shareholders as a result of the asset sale.

                             See "Proposal 1:  The Asset Purchase Agreement and Asset
                             Sale--Fairness Opinion of Financial Advisor" on page 9.

Reasons for the              In the course of reaching their decisions to
Asset Sale:                  approve the Asset Purchase Agreement and related
                             asset sale, our board of directors and the special
                             committee each consulted with management as well as
                             outside legal counsel and Houlihan Lokey. Our board
                             of directors and the special committee each
                             considered numerous factors relating to the
                             benefits and risks associated with the Asset
                             Purchase Agreement and the asset sale.

                             For a full discussion of these factors, see "Proposal 1:
                             The Asset Purchase Agreement and Asset Sale--Reasons for the
                             Asset Sale; Recommendation of the Special Committee;
                             Recommendation of Our Board of Directors" on page 8.

Conduct of Business          We are continuing to explore strategic alternatives for our
after the Asset Sale:        remaining  assets, including the six Harry's In A Hurry stores not being sold to Whole Foods Market Group.  These alternatives include the possibility that we will continue to operate and possibly expand some or all of the stores, that we will sell some or all of the stores or that we will close some or all of the stores.  Our decision about the Harry's In A Hurry
                             stores will depend on what course of action our board of
                             directors and special committee believes will best maximize shareholder value.  To maintain our ability and flexibility in continuing to operate the Harry's In A Hurry stores, we will enter into a Supply Agreement and a License Agreement with Whole Foods Market Group at the time of the closing of the asset sale.  Pursuant to the Supply Agreement, Whole
                             Foods Market Group generally will supply us with the
                             products now sold in the Harry's In A Hurry stores for a
                             period of up to three years.  Under the License Agreement,
                             Whole Foods Market Group will license intellectual property to us, including the right to use the "Harry's In A Hurry"
                             name.

                             See "Proposal 1:  The Asset Purchase Agreement and Asset
                             Sale-- Ongoing Operations of Harry's Farmers Market" on page
                             22.

Closing Conditions:          The Asset Purchase Agreement contains closing conditions
                             that are customary to transactions similar to the asset
                             sale, including approval of the transaction by our
                             shareholders, the accuracy of our representations and
                             warranties, the absence of a material adverse change and the receipt of material third-party consents.

                             See "Proposal 1:  The Asset Purchase Agreement and Asset
                             Sale--The Asset Purchase Agreement--Conditions to Closing
                             the Asset Sale" on page 17.

The Closing:                 The closing of the asset sale will occur within five business days following the satisfaction or waiver of the conditions set forth in the Asset Purchase Agreement, unless we and Whole
                             Foods Market Group agree to a different date.  We currently expect the closing to occur on or about November __, 2001.


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Termination:                 The Asset Purchase Agreement may be terminated in specific instances by the parties.

                             For a discussion of these circumstances, see "Proposal 1:
                             The Asset Purchase Agreement and Asset Sale--The Asset
                             Purchase Agreement--Termination of the Asset Purchase
                             Agreement" on page 18.

Termination Fee:             If the Asset Purchase Agreement is terminated because we
                             receive what our board of directors believes to be a
                             superior proposal from another party to purchase some or all of our business, we must pay Whole Foods Market Group a
                             termination fee of $950,000.

                             See "Proposal 1:  The Asset Purchase Agreement and Asset
                             Sale--The Asset Purchase Agreement--Termination Fee" on page 18.

Certain Federal Income       We will recognize a gain or loss for federal income tax
Tax Consequences:            purposes on the sale of the assets.  Our gain or loss will be determined based on the allocation of the total amount of the purchase price plus the value of the liabilities of our corporation assumed by Whole Foods Market Group to each asset sold.  To the extent that the purchase price allocated to an asset
                             exceeds its tax basis, we will recognize gain.  To the
                             extent that the purchase price allocated to an asset is less than our tax basis in that asset, we will recognize a loss.
                             The asset sale may also result in state or local income,
                             franchise, sales, use or other tax liabilities in state or local tax jurisdictions in which we file tax returns.

                             We should be able to offset taxable gain arising from the
                             asset sale with operating losses, expenses and net operating loss carry-forwards.  In addition, we do not anticipate that the asset sale will create an alternative minimum tax
                             liability.  However, we cannot be sure that our estimates of gain and loss are correct, and actual taxes may be
                             significantly higher.

                             Holders of our common stock will not recognize any gain or loss solely as a result of the asset sale.  Our shareholders may be taxed on subsequent distributions of the proceeds of the asset sale, depending on each shareholder's tax basis in
                             their shares of our common stock.   We encourage our
                             shareholders to contact their own tax advisors.

                             See "Proposal 1:  The Asset Purchase Agreement and Asset
                             Sale--Certain U.S. Federal Income Tax Consequences" on page
                             20.

Accounting Treatment
of the Asset Sale:           The asset sale will be accounted for as a sale of assets
                             transaction.

Interests of Certain Persons All of our executive officers and directors own
in the Asset Sale:           shares of our common stock and/or options to purchase shares of our common stock.
                             They will receive the same per share distribution as any
                             other of our shareholders.

                             In connection with the closing of the asset sale, Harry A.
                             Blazer, our president, chief executive officer and chairman of our board of directors, will enter into a Consulting and
                             Noncompetition Agreement.  Mr. Blazer will act as a
                             consultant to Whole Foods Market Group for a specified
                             number of hours for five years and has agreed not to compete with Whole Foods Market Group during this period.  In
                              exchange for his consulting services and agreement not to
                              compete, Mr. Blazer will receive $250,000 during each of the five years.

                              See "Proposal 1:  The Asset Purchase Agreement and Asset
                              Sale--Interests of our Directors and Executive Officer in
                              the Asset Sale" on page 12.

Voting Agreement:             Harry A. Blazer, the sole record and beneficial holder of our
                              Class B common stock, has entered into a Voting Agreement
                              with Whole Foods Market Group.  Pursuant to the Voting
                              Agreement, Mr. Blazer has agreed to vote all of the shares beneficially owned by him and over which he has voting
                              control in favor of the Asset Purchase Agreement and the
                              asset sale, except in limited circumstances.  A copy of the
                              Voting Agreement is attached to this proxy statement as
                              Annex C.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE ASSET PURCHASE AGREEMENT AND RELATED ASSET SALE.

                   QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

Q:  Who is soliciting my proxy?

A:  Our board of directors is soliciting proxies from each of our shareholders.

Q:  When and where is the annual meeting?

A: The annual meeting will be held November __, 2001 at 10:00 a.m. Eastern time, at ___________ located at ______________.

Q: What will Harry's Farmers Market receive for the assets it is selling to Whole Foods Market Group?

A: Whole Foods Market Group has agreed to purchase substantially all of our assets for a cash purchase price of $35.0 million, subject to a net working capital adjustment. Whole Foods Market Group also will assume related liabilities that are designated in the Asset Purchase Agreement.

Q:  How and when will this money be paid to our corporation?

A: At the closing of the asset sale, Whole Foods Market Group will pay $34.0 million of the purchase price to us by wire transfer. In addition, Whole Foods Market Group will pay $1.0 million of the purchase price in escrow pursuant to an Escrow Agreement among the parties. The escrowed amount will be used to cover our obligations pursuant to the net working capital adjustment, possible prorations and breaches of representations, warranties and covenants.

Q:  What will our business be following the asset sale?

A: Whole Foods Market Group is not purchasing our six Harry's In A Hurry stores. We are continuing to explore strategic alternatives for these stores. These alternatives include the possibility that we will continue to operate or expand some or all of the stores, that we will sell some or all of the stores or that we will close some or all of the stores. In addition to retaining the assets and liabilities of the Harry's In A Hurry stores, we also are retaining some corporate liabilities that we will have to satisfy.

Q:  What will we do if the asset sale is not approved by the shareholders?

A: If the asset sale is not approved, our board of directors will evaluate other strategic alternatives available to us in accordance with its fiduciary obligations to our shareholders.

Q:  When do you expect the asset sale to be completed?

A: We expect to complete the asset sale within five business days following the satisfaction of the conditions specified in the Asset Purchase Agreement, including the receipt of shareholder approval at the annual meeting. We expect that the asset sale will be completed in November, 2001, but we cannot predict the exact timing of the closing.

Q:  Will I receive any payment as a result of the asset sale?

A: You will not receive any payment directly from Whole Foods Market Group as a result of the asset sale. We currently intend to distribute a substantial portion of the cash proceeds as soon as possible after the closing of the asset sale, less the $1.0 million that will be deposited in escrow and less the approximate $23 million necessary to pay expenses related to this transaction and to pay off our lender. We also intend to distribute any funds remaining in the escrow account as soon as practicable following the termination of the escrow on the first anniversary of the closing date. However, any distribution could be delayed if disputes under the escrow agreement remain unresolved on the anniversary date. In addition, our board of directors intends to withhold from both distributions amounts believed to be necessary to fund our ongoing operating expenses. We currently estimate that the aggregate distribution to all holders of our Class A and Class B common stock will be between $1.00 and $1.50 per share, although the actual total distribution could be higher or lower.

Q:  Can I still sell my shares of the corporation's common stock?

A: Yes. Neither the Asset Purchase Agreement nor the asset sale will affect your right to sell or otherwise transfer your shares of our Class A common stock. However, if you sell all of your shares prior to the closing of the asset sale, you will not receive a distribution. If you sell all of your shares between the closing date and the first anniversary of the closing date, you will not receive the second distribution.

Q:  What is the required shareholder vote to approve the asset sale?

A: Our articles of incorporation and Georgia law require the affirmative vote of a majority of our Class A common stock and our Class B common stock, voting as a single voting group, to approve the Asset Purchase Agreement and related transactions.

Q:  Are there risks I should consider before deciding on the proposal?

A: Yes, you should carefully consider the factors discussed in the section entitled "Risk Factors" beginning on page 31.

Q:  What do I need to do now?

A: We urge you to read this proxy statement carefully, including each of the annexes, and consider how the asset sale affects you as a shareholder. You may also want to review the documents referenced under "Where You Can Find More Information" on page 45. You then should follow the procedures explained in this proxy statement to vote your shares with respect to the asset sale as well as the other proposals.

Q: If my shares are held in a brokerage account, will my broker vote my shares for me?

A: No, your broker will not vote your shares for you unless you provide instructions on how to vote. It is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  May I change my vote?

A: Yes, you may change your vote at any time before your proxy is voted at the annual meeting. To change your vote, simply send a written revocation or a later-dated, completed and signed proxy card before the annual meeting, or attend the annual meeting and vote in person.

Q:  Will I owe any federal income tax as a result of the asset sale?

A: No, you will not owe any federal income tax solely as a result of the asset sale. However, you may owe tax on the distributions to be made to shareholders depending on how long you have owned our common stock, how much you paid for your shares and other factors. We recommend that you consult with your tax advisor about this potential liability.

Q:  Will I have dissenters' rights?

A: Yes, under Georgia law, you are entitled to exercise dissenters' rights. If you decide to exercise this right, you must follow specific steps in order to receive the fair value of your shares. These steps are described under "Dissenters' Rights Under Georgia Law" on page 21 and a complete copy of the Georgia statutes governing dissenters' rights are attached as Annex D to this proxy statement. If shareholders holding more than 10% of our outstanding shares exercise dissenters' rights, the board of directors may, in its sole discretion, elect to terminate the Asset Purchase Agreement.

Q:  Whom should I call with questions?

A:  If you have questions about the asset sale, please call ___________ at
_____________.

                              THE ANNUAL MEETING

General

     This proxy statement is being furnished to provide you with information regarding the solicitation of proxies by our board of directors for use at the annual meeting.

     At the annual meeting, our shareholders will be asked to consider and vote upon:

     1. A proposal to approve and adopt the Asset Purchase Agreement, pursuant to which Whole Foods Market Group will purchase substantially all of our assets and will assume specified liabilities.

     2. The election of five directors to serve until our 2002 annual meeting of shareholders or until their successors are elected and qualified.

     3. Any other business that is properly bought before the meeting or any adjournments.

     The annual meeting will be held on November ___, 2001 at 10:00 a.m. Eastern time at __________ located at ____________________________________.

Record Date; Quorum; Required Vote; Shares Outstanding and Entitled to Vote

     The securities that can be voted at the annual meeting consist of Class A common stock and Class B common stock. Holders of Class A common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the meeting. Holders of Class B common stock are entitled to cast ten votes for each share held on the record date on each matter submitted to the shareholders at the meeting.

     Upon authority from our full board of directors, the special committee of our board of directors has fixed ________, 2001 as the record date for the annual meeting. Accordingly, only holders of shares of our Class A and Class B common stock at the close of business on _______, 2001 are entitled to notice of and to vote at the annual meeting. As of the record date, [4,139,375] shares of our Class A common stock and 2,050,701 shares of our Class B common stock were outstanding and entitled to vote.

     Under our bylaws, the holders of a majority of the votes entitled to be cast will constitute a quorum and will be sufficient for transacting business at the annual meeting. If a quorum is not present or represented at the annual meeting, the shareholders that are entitled to vote at the meeting may adjourn the meeting until the amount of shares required to constitute a quorum is present.

     Shares entitled to vote that are represented in person or by proxy will be counted for purposes of determining whether a quorum is present. In addition, shares held of record by a broker that are present in person or represented by proxy will be counted for purposes of determining a quorum. If, however, under rules applicable to brokers, a broker does not have discretionary voting authority to vote on any matter at the annual meeting in the absence of instructions from the beneficial owners, then shares as to which no voting instructions have been furnished will be considered "broker non-votes" and will not be counted with regard to the matter for which no instructions have been provided.

Voting of Proxies

     Properly executed proxies that have not been revoked will be voted at the annual meeting in accordance with the instructions indicated in the proxies. If a proxy card is returned without instructions indicating how to vote the proxy for a proposal, proxies will be voted as follows:

     .  FOR approval of the Asset Purchase Agreement and related asset sale; and

     .  FOR the election of each of the five nominees for director.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

     If any other matters are properly presented at the annual meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment. We are not aware of any matters that will be presented at the annual meeting other than those proposals on the proxy card.

     To vote a proxy using the enclosed proxy card, you must sign, date and mail your proxy card and return it in the enclosed, prepaid envelope prior to the annual meeting.

How to Revoke Your Proxy

     Any proxy may be revoked by the person giving it at any time before it is voted. Written proxies may be revoked by:

     . filing with our secretary (including by facsimile) a written notice of revocation bearing a later date than the date of the proxy or giving notice of revocation at the annual meeting;

     .  submitting a later-dated proxy relating to the same shares; or

     .  attending the annual meeting and voting in person.

Any written notice of revocation of a proxy either must be delivered at the annual meeting or must be sent, in time to be received before the day of the annual meeting to:

          Harry's Farmers Market, Inc.
          1180 Upper Hembree Road
          Roswell, Georgia 30076
          Facsimile:  (770) 772-9055
          Attention:  Barbara Worrell, Corporate Secretary

Security Ownership of Management

          The following table sets forth information as of August 15, 2001, unless otherwise indicated, regarding the beneficial ownership of our equity securities by each person known by us to own more than 5% of any class of our voting securities, each director and nominee for director, and all directors and executive officers as a group.

          Pursuant to Securities and Exchange Commission rules, the number of shares of common stock beneficially owned by a specific person or group includes shares issuable pursuant to convertible securities, warrants and options held by such person or group that may be converted or exercised within 60 days after August 15, 2001. These shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

          The persons named in the table gave us the stock ownership information about themselves. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them. Harry A. Blazer is the beneficial holder of all of the shares of our Class B common stock. Holders of Class B shares are entitled to ten votes per share. If at any time any shares of Class B common stock are beneficially owned by any person other than Mr. Blazer (or entities controlled by him) or upon his death, these shares of Class B common stock automatically convert to an equal number of shares of our Class A common stock.

                                   Shares Beneficially Owned
                                   -------------------------              Percent     Percent of Total
Beneficial Owner             Class                          Shares        of Class      Voting Power
----------------           --------------------------------------------   --------    ----------------
Harry A. Blazer              Class A Common Stock           38,000(1)          *
                             Class B Common Stock        2,050,701(2)     100.00%
                             Total                                                         83.36%

Charles W. Sapp              Class A Common Stock          150,799(3)       3.63%              *

Robert C. Glustrom           Class A Common Stock          179,999(4)       4.22%              *

Donald C. Pamenter           Class A Common Stock           19,999(5)          *               *

Peter Barr                   Class A Common Stock            3,333(6)          *               *

All directors and
executive officers as a      Class A Common Stock          692,130(7)      15.04%
 group                       Class B Common Stock        2,050,701        100.00%
                                                         ---------
(7 persons)                  Total                       2,742,831                         84.43%

---------------
*Represents beneficial ownership of less than 1%.

1 Shares owned by Mr. Blazer's wife, with respect to which Mr. Blazer disclaims beneficial ownership.
2 Includes 2,049,400 shares owned by Harry Blazer, Inc., an entity of which Mr. Blazer is sole director and sole shareholder. Mr. Blazer's address is 1180 Upper Hembree Road, Roswell, Georgia 30076.
3 Includes 19,999 shares subject to presently exercisable stock options or stock options exercisable within 60 days of August 15, 2001.
4 Includes 129,999 shares subject to presently exercisable stock options or stock options exercisable within 60 days of August 15, 2001.
5 Includes 9,999 shares subject to presently exercisable stock options or stock options exercisable within 60 days of August 15, 2001.
6 Represents shares subject to presently exercisable stock options or stock options exercisable within 60 days of August 15, 2001.
7 Includes 463,330 shares subject to presently exercisable stock options or stock options exercisable within 60 days of August 15, 2001. Also includes 38,000 shares owned by Mr. Blazer's wife, with respect to which Mr. Blazer disclaims beneficial ownership.

Costs of Solicitation of Proxies

     We will bear the cost of the solicitation of proxies from our shareholders and the cost of printing and mailing this proxy statement. In addition to solicitation by mail, our directors, officers and employees may contact our shareholders to solicit their proxies. Those directors, officers and employees will not be paid any additional compensation for doing so.

           PROPOSAL 1:  THE ASSET PURCHASE AGREEMENT AND ASSET SALE

Background of the Asset Sale

     For the past few years, Harry's Farmers Market has suffered losses in its results of operations due, in management's opinion, to increased competition, shifts in our demographic customer base, increased drive times in the Atlanta metropolitan area, difficulty with implementing new operating initiatives and the costs of servicing our high priced debt facility. As a result, during the third and fourth quarters of our fiscal year ended January 31, 2001, our board of directors continued to be concerned about the high costs of our debt to Back Bay Capital, our declining sales performance and continuing losses, the low trading price of our Class A common stock and the overall need to improve shareholder value. In response to these concerns, the board of directors requested that the investment banking firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. prepare a presentation to the board of directors about possible alternatives the board of directors might pursue. Houlihan Lokey previously had worked with Harry's Farmers Market in connection with the placement of our existing credit facility with Back Bay Capital Funding in December 1999.

     At a board of directors meeting held January 25, 2001, Houlihan Lokey presented the board of directors with the results of their preliminary review and analysis. In particular, Houlihan Lokey described five alternatives for the board to consider pursuing:

     .  continue the business without change;

     .  find a joint venture or other strategic partner;

     . sell the company or some or all of its assets to a strategic or financial buyer;

     .  refinance our outstanding debt; or

     .  liquidate the business.

     After considering the Houlihan Lokey presentation, our board of directors decided to formally engage Houlihan Lokey to further explore strategic alternatives and executed an engagement letter that had previously been negotiated by our board of directors (with assistance of counsel) and representatives of Houlihan Lokey.

     In order to facilitate the pursuit of alternatives to maximize shareholder value, our board of directors appointed Donald Pamenter and Charles Sapp, two of our independent directors, to serve as a special committee of the board for the purposes of (i) considering, negotiating and evaluating potential transactions and alternatives for us in an effort to enhance shareholder value and (ii) recommending to the full board of directors for its consideration the advisability of entering into any transaction. Mr. Pamenter was appointed as chairman of the special committee.

     To supplement Houlihan Lokey's efforts, on February 13, 2001, the board of directors also entered into an agreement with Mirzaco (USA), Inc., an independent consulting firm, to identify additional alternatives for Harry's Farmers Market. Mirzaco was directed to work with Houlihan Lokey using its separate and distinct contacts to generate additional leads.

     In February, March and April of 2001, Houlihan Lokey contacted approximately 87 entities that Houlihan Lokey or Mirzaco had identified as having a potential interest in acquiring some or all of our business. The entities ranged in size from large supermarket chains and retail companies to small format groceries and also included financial investors with similar companies in their portfolios. Houlihan Lokey sent these entities written materials and contacted them by telephone to determine if they would be interested in further discussions regarding a possible transaction with us. Of the entities contacted, 16 executed confidentiality agreements and received a copy of a confidential offering memorandum that had been prepared by Houlihan Lokey in consultation with the special committee and management.

     Throughout this time, the special committee held weekly conference calls to discuss the progress being made by Houlihan Lokey and Mirzaco, the interest of third parties in possible transactions and other options available to us. The special committee usually invited Mr. Blazer and representatives of Houlihan Lokey and Mirzaco to participate in the meetings as well as representatives of Alston & Bird, counsel to Harry's Farmers Market.

     Whole Foods Market, Inc. was one of the entities identified by Houlihan Lokey as possibly being interested in further expanding in the Atlanta market. On February 8, 2001, Houlihan Lokey contacted Glenda Flanagan of Whole Foods to discuss potential strategic alternatives. On February 16, 2001, Whole Foods entered into a confidentiality agreement with us, and we began providing them information about our business.

     On March 14, 2001, Whole Foods Market sent a non-binding indication of interest to Houlihan Lokey expressing its interest in acquiring our business. The indication of interest stated that Whole Foods Market would like to conduct detailed management interviews and due diligence before making a formal purchase offer.

     On April 4 and 5, 2001, officers and other management employees of Whole Foods met with Mr. Blazer and other of our officers in Atlanta and visited our stores. The representatives of Whole Foods also performed other due diligence tasks, including the review of our books and records and inspections of our facilities.

     On April 28, 2001, Whole Foods submitted a non-binding letter of intent to us, offering to purchase our three megastores, distribution center, commissary kitchen, bakery and office facilities as well as our intellectual property. Pursuant to the letter of intent, Whole Foods would assume liabilities related to the purchased assets and would require that Mr. Blazer enter into a noncompetition agreement. In order to take advantage of our net operating losses, or NOLs, Whole Foods Market proposed that it buy all of our issued and outstanding capital stock for $35.0 million in cash, subject to a post-closing net working capital adjustment. However, because Whole Foods Market did not want to purchase the assets of our Harry's In A Hurry stores, or to assume the related liabilities, the letter of intent required us to use our best efforts to sell, liquidate or otherwise dispose of those stores prior to the closing or continue operating such stores on a stand-alone basis.

     The letter of intent included customary provisions regarding exclusivity, non-disclosure and non-solicitation of employees. By its terms, the letter of intent was non-binding. In the letter of intent, Whole Foods Market agreed to use its best efforts to complete its due diligence by June 15, 2001.

     After receiving the offer from Whole Foods, the special committee decided that it was in the best interests of our public shareholders that the special committee engage its own legal counsel to advise it in connection with the Whole Foods proposal and the evaluation of strategic alternatives. On May 7, 2001, the special committee, after receiving recommendations of several law firms, met with and engaged Rogers & Hardin as its counsel.

     On May 8, 2001, the special committee had a meeting with its legal counsel and Houlihan Lokey to consider the Whole Foods proposal. After review of the proposal and the other available alternatives, the special committee recommended negotiating with Whole Foods to attempt to have Whole Foods agree to purchase the entire business, including the Harry's In A Hurry stores and to obtain certain other modifications to the proposal.

     At the request of the special committee, Houlihan Lokey and the special committee's counsel, along with the Company's counsel, met with representatives of Whole Foods in Austin, Texas to negotiate certain provisions of the Whole Foods offer and to propose that Whole Foods agree to acquire the Harry's In A Hurry's stores as part of the acquisition. Whole Foods agreed to consider this proposal. However, after considering this request for several days, Whole Foods concluded that the Harry's In A Hurry stores were inconsistent with Whole Foods operations and continued to insist that we sell, liquidate or spin-off the Harry's In A Hurry stores as a condition to the Whole Foods offer.

     The special committee, the committee's legal counsel, Harry Blazer, our legal counsel and representatives of Houlihan Lokey held several conference calls on May 14 and 15, 2001 to discuss the proposed letter of intent. The special committee recommended that we enter into the letter of intent, which we did on May 15, 2001. By its terms, the letter of intent was non-binding and the transaction remained contingent on Whole Foods completing its due diligence and mutual agreement to the terms of definitive transaction documents. In addition to entering into the letter of intent, the special committee directed Houlihan Lokey and Mirzaco to pursue alternatives with respect to the Harry's In A Hurry's stores and retained a commercial real estate broker with expertise in the Atlanta shopping center market to identify and recommend alternatives for the Harry's In A Hurry's stores. In addition, Houlihan Lokey and Mirzaco were directed to continue to pursue refinancing alternatives in the event the Whole Foods transaction did not close.

     Throughout all of the foregoing, the special committee considered the impact of our relationship with Back Bay on the financial and strategic alternatives available to us. As we finalized our financial statements for fiscal year 2001, we anticipated being in default under the terms of the covenant regarding our earnings before interest, taxes, depreciation and amortization, or EBITDA, in our loan agreement with Back Bay. Houlihan Lokey had continuously reported that Back Bay would not consider discussing waivers, amendments or extensions until a resolution was reached in our efforts with potential strategic alternatives. However, after updating representatives of Back Bay on the progress with Whole Foods, on May 16, 2001, we entered into the Third Amendment to Loan and Security Agreement with Back Bay. Although the Third Amendment lessens the operating and financial covenants imposed on us, it subjects us to substantial additional monthly fees beginning on October 1, 2001 until all outstanding borrowings are repaid in full. In addition to all other amounts owed, a fee of $125,000 is due on the date all obligations are fulfilled. An additional fee of $50,000 will be incurred if the credit facility is not terminated before October 1, 2001. Beginning on November 1, 2001, and each following month, a fee of (i) $50,000 plus (ii) an additional $25,000 for each month subsequent to October, 2001, will be incurred if the credit facility is not terminated and all outstanding borrowings repaid as of the first business day of each month.

     On May 29, 2001, Whole Foods Market officers and managers returned to Atlanta for three days to conduct information sessions with our store and department managers as well as our controller, and to conduct further due diligence.

     During its financial due diligence, Whole Foods concluded that it would be able to take very limited advantage of our NOLs under U.S. tax laws. Whole Foods subsequently withdrew its offer to buy our stock and instead offered to purchase only the assets of our megastores, distribution center, commissary kitchen, bakery and office facilities as well as our intellectual property.

     On or about June 18, 2001, Houlihan Lokey discussed with the special committee possible alternative financing options if Back Bay was unwilling to give us the flexibility we needed to pursue strategic alternatives. Houlihan Lokey explained that any subordinated debt was likely to include high interest rates and require us to issue warrants to the subordinated lender, which would dilute our existing shareholders. However, despite the general slowdown in lending activity, Houlihan Lokey reported that one potential new lender had expressed interest in negotiating a lending transaction with us to replace the Back Bay credit facility. During continued investigation by the special committee and management, it was determined that such alternative was very similar in cost to our existing facility with Back Bay, that such offer would provide only limited additional liquidity for our ongoing operations and, as a result, would only provide a short-term solution to our needs. However, the special committee decided to continue to pursue the possibility of the financing so as to have an alternative if the Whole Foods offer was withdrawn or the parties could not reach agreement on the transaction documents.

     On June 4, 2001, Mirzaco presented the special committee with an additional offer from a financial partner to provide a financial guarantee bond that could support a new debt facility. After extensive discussions, the committee determined that this opportunity was limited due to long-term constraints imposed on management's flexibility to operate the business, high initial costs and a high degree of uncertainess regarding the interested party's ability to consummate any transaction.

     On July 3, 2001, legal counsel to Whole Foods sent drafts of an asset purchase agreement, guaranty, voting agreement, escrow agreement and noncompetition agreement to our attorneys at Alston & Bird. After visiting our megastores, distribution center, commissary kitchen and bakery on July 9, 2001, the board of directors of Whole Foods met in Atlanta on July 10, 2001 and approved the asset purchase and assumption of liabilities for $35.0 million, subject to agreement on the final terms contained in the transaction documents. Because the exclusivity provision of the May letter of intent expired on July 15, 2001, we and Whole Foods Market entered into a letter agreement on July 12, 2001 to extend the exclusivity to August 15, 2001.

     During the remainder of the month of July and the first week of August, our counsel (with input from counsel to the special committee) and Whole Foods' attorneys negotiated the terms of the Asset Purchase Agreement, the Guaranty, the Voting Agreement, the Escrow Agreement and related documents. Separately, and after reaching agreement on the principle terms of the Asset Purchase Agreement, Mr. Blazer and Whole Foods Market Group negotiated the terms of his noncompetition agreement. During those negotiations and at Whole Foods' request, Mr. Blazer agreed to expand his noncompetition agreement to include consulting services to be provided to Whole Foods Market Group. Whole Foods also continued its due diligence review of our business during this time.

     Because Whole Foods did not intend to purchase the Harry's In A Hurry stores but did want to purchase our distribution center, commissary kitchen and bakery, a supply agreement was essential for the continued operation of the Harry's In A Hurry stores. Similarly, because Whole Foods Market wanted to purchase all of our intellectual property, it was necessary to negotiate a license to use the intellectual property related to the Harry's In A Hurry stores. The terms of those agreements were negotiated as part of the negotiation of the Asset Purchase Agreement.

     While negotiating with Whole Foods, the special committee, Mr. Blazer and Houlihan Lokey continued to explore strategic alternatives for our six Harry's In A Hurry stores, including working with the real estate broker and Mirzaco to identify potential purchasers of this business. They also continued to explore the possibility of refinancing our outstanding debt. Throughout this period, the special committee continued to hold weekly conference calls with its and our counsel. Mr. Blazer, Houlihan Lokey and other advisors and members of management were invited to participate in the calls from time to time.

     On August 6, 2001, the special committee held a telephonic conference call with representatives of Houlihan Lokey, Rogers & Hardin, Alston & Bird and management. During this meeting there was a detailed review of the Asset Purchase Agreement and related transaction documents.

     On August 9, 2001, the special committee met at the offices of Alston & Bird with representatives of Houlihan Lokey and Rogers & Hardin. At this meeting, Houlihan Lokey made a detailed financial presentation to the special committee including an analysis of the terms of the Whole Foods offer, a review of the process followed by Houlihan Lokey since it was retained in January to seek alternatives for the company, an analysis of the refinancing alternative currently available, and a discussion of the value of the Whole Foods offer. Houlihan Lokey also provided the special committee with an analysis of current trends and valuations in the retail grocery market segment and of comparable transactions in that market segment and an analysis of the liquidation value of the company. Houlihan Lokey delivered its opinion to the special committee that, as of that date, the $35.0 million consideration to be paid by Whole Foods for the purchased assets was fair from a financial point of view to our public shareholders. After further comments and discussion by the special committee, including a review by counsel to the special committee of their fiduciary duties, the special committee determined that the asset sale was in the best interests of our public shareholders and unanimously agreed to recommend the approval of the Whole Foods transaction and the asset purchase agreement and related transaction documents to the full board of directors. The special committee also agreed to recommend that it continue to consider alternatives for the Harry in a Hurry's stores.

     Immediately after the special committee meeting, our board of directors conducted a meeting, also at the offices at Alston & Bird, with all board members in attendance. Representatives of Alston & Bird and Houlihan Lokey gave a further detailed review of the Asset Purchase Agreement and overall transaction. After final negotiations with officers of Whole Foods, who were present at Alston & Bird's offices, receipt of the special committee's report and recommendation, a short presentation by Houlihan Lokey and discussion, our board of directors unanimously voted to approve, and to recommend approval to our shareholders of, the Asset Purchase Agreement and related asset sale. Our board of directors also voted to continue exploring strategic alternatives concerning the Harry's In A Hurry stores.

     Harry's Farmers Market and Whole Foods Market Group then signed the Asset Purchase Agreement, Whole Foods executed the Guaranty and Mr. Blazer signed the Voting Agreement. Immediately thereafter, each company issued a press release concerning the transaction.


Reasons for the Asset Sale; Recommendation of the Special Committee; Recommendation of Our Board of Directors

     At the meeting of our board of directors on August 9, 2001, the board of directors, based on the unanimous recommendation of the special committee, voted unanimously to approve the Asset Purchase Agreement and related transactions and to recommend that our shareholders vote to approve the Asset Purchase Agreement and related asset sale.

     In the course of reaching their decisions, the special committee and the board of directors each consulted with our management, their respective legal advisors and representatives of Houlihan Lokey. The special committee and our board of directors each considered many factors when making their decisions, including:

     . Our business, financial condition, earnings and prospects, as well as the competition facing us in the Atlanta market;

     .  The need to pay off our existing high-cost debt;

     . Other contacts made by Houlihan Lokey and our officers and directors over a period of time in a process designed to gauge interest in acquiring or establishing a strategic alliance with us;

     . The risks inherent in other identified alternatives, including the likelihood and risk that we would continue to sustain operating losses if we refinanced our existing debt and continued to operate all of our stores;

     . The likelihood of a distribution of a portion of the proceeds of the asset sale to our shareholders in the relatively near future and the likelihood that such a distribution may be treated as a return of capital to the shareholders and taxed at the capital gains tax rate;

     . The premium inherent in the current per share value of the asset sale, assuming distribution of a substantial portion of the proceeds of the asset sale to shareholders, compared to the last reported sales price of our common stock on the Over-the-Counter Bulletin Board prior to announcement of the asset sale;

     . The opinion of Houlihan Lokey that the consideration to be received by us in the asset sale is fair to Harry's Farmers Market from a financial point of view;

     . The requirements under the most recent amendment to the Back Bay credit facility that we pay substantial additional monthly fees beginning October 1, 2001 until all outstanding borrowings are repaid in full and that if Back Bay imposes additional restrictions or costs under the facility, we may be forced to find other sources of capital that may require substantial costs or may not be available;

     . The provisions of the Asset Purchase Agreement that permit the board of directors to consider alternative proposals and to terminate the Asset Purchase Agreement in order to pursue a superior alternative offer;

     . The high cost of the only source of refinancing identified by Houlihan Lokey and the short term nature of this financing;

     . The significant reduction in the value of our real estate since the beginning of the year and the possibility that such values will continue to fall or not increase in the near future; and

     . The continuing nature of our operating losses and the likelihood that such losses would continue in the future.

     The special committee and the full board of directors also identified and considered potentially negative factors in their deliberations concerning the asset purchase agreement and the asset sale, including:

     . A possible reduction in the purchase price based on the net working capital adjustment and the escrow;

     . The resulting inability to determine the exact amount of the proceeds from the asset sale that will be available for distribution to our shareholders;

     . The retention by us, pursuant to the Asset Purchase Agreement, of the Harry's In A Hurry stores, which contain an uncertainty as to the ability to operate such stores without the support of the megastores, and the liabilities associated with these stores, including the liabilities that would be incurred in connection with closing some or all of the Harry's In A Hurry stores; and

     . The retention by us, pursuant to the Asset Purchase Agreement, of other liabilities after the asset sale is closed.

     The discussion above of the factors considered and the reasons given for the asset sale, while not exhaustive, addresses all of the material factors our board considered. In view of the wide variety of factors considered, neither the special committee nor the board of directors quantified or assigned relative weights to the factors above. Rather each based its recommendation on the totality of the information presented to and considered by it.

     After carefully evaluating each of these factors, both positive and negative, the special committee and the full board of directors each unanimously determined that the Asset Purchase Agreement and the asset sale are in the best interests of Harry's Farmers Market and its shareholders.

THE SPECIAL COMMITTEE AND THE FULL BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE ASSET SALE.


Fairness Opinion of Financial Advisor

     We formally engaged Houlihan Lokey Howard & Zukin Financial Advisors,
Inc. on January 26, 2001 to act as our financial advisor in connection with the investigation of strategic alternatives. On August 9, 2001, at a meeting of the special committee of our board of directors held to evaluate the Asset Purchase Agreement and the asset sale, Houlihan Lokey reviewed with the special committee its financial analysis of the consideration to be received by Harry's Farmers Market in the asset sale. Houlihan Lokey delivered to the special committee its opinion that, as of the date of the opinion and based on and subject to the matters described in the opinion, including various assumptions we directed Houlihan Lokey to make, the consideration to be received by us in the asset sale was fair from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methods used by Houlihan Lokey. This summary does not purport to be a complete description of the analyses and procedures applied, the judgements made or the conclusions reached by Houlihan Lokey or a complete description of its presentation to the special committee. Houlihan Lokey believes, and advised the special committee and our board of directors, that selecting portions of its analysis and some of the factors considered by it, without considering the complete analysis and all factors, could create an incomplete or misleading view of the process underlying its analysis and opinion.

     Houlihan Lokey's opinion is based on the terms of the Asset Purchase Agreement and related asset sale as contemplated on August 9, 2001. If the terms of the Asset Purchase Agreement and related asset sale change between the date of the opinion and the closing of the asset sale, the conclusions reached by Houlihan Lokey may no longer be accurate. Houlihan Lokey's opinion only addresses the fairness of the asset sale to Harry's Farmers Market from a financial point of view and does not constitute a recommendation to our shareholders or an opinion on the value to be received by our shareholders as a result of the asset sale. Houlihan Lokey's opinion also does not address any underlying business reasons we might have for pursuing the asset sale.

     THE FULL TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND IS INCORPORATED BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL OPINION. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

     In connection with the preparation of its opinion, Houlihan Lokey reviewed and analyzed a variety of documents and made those inquiries that it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey took the following actions:

     . reviewed our most recent filings made with the Securities and Exchange Commission, including our Form 10-K and audited financial statements for the fiscal year ended January 31, 2001, our Form 10-Q and unaudited interim financial statements for the period ending May 2, 2001, and our unaudited interim financial statements for the period ending July 4, 2001, which our managers identified as the most recent financial information available;

     . reviewed copies of the Asset Purchase Agreement, Escrow Agreement, Guaranty Agreement, Voting Agreement and Consulting and Non-Competition Agreement;

     . met with members of our senior management team to discuss our operations and financial condition as well as the asset sale;

     .  visited our business offices;

     . reviewed publicly available financial data for companies that Houlihan Lokey deemed comparable to us, including prices and premiums paid in other transactions that Houlihan Lokey considered similar to the asset sale;

     . reviewed management's forecasts for our current fiscal year, which ends January 30, 2002;

     . solicited third party indications of interest for a sale of all or part of our business;

     . reviewed the historical trading price of our Class A common stock and trading volumes;

     . conducted industry research, market research, company research, economic research, control premium research and stock float analyses, each as Houlihan Lokey deemed appropriate.

     . independently valued our Class A common stock on a pre-transaction basis using widely accepted valuation methodologies; and

     . reviewed the valuation implications of alternatives to the asset sale to our public shareholders.

     Independent Valuation of Our Class A Common Stock. When reviewing the fairness of the consideration to be received in exchange for the purchased assets, Houlihan Lokey independently analyzed our Class A common stock on a fully diluted basis using three widely-accepted valuation methodologies: (1) the comparable publicly traded company approach; (2) the comparable transaction approach; and (3) the cost approach, which estimates the value of a company on a liquidation basis.

     . Comparable Publicly Traded Company Approach. This approach compares the value of a subject company to companies involved in the same or similar lines of business using market values and arm's-length pricing information. The valuation process involves the determination of market ratios (pricing multiples) and performance fundamentals. For purposes of this analysis, Houlihan Lokey reviewed pricing information from a group of approximately 14 publicly traded companies in the grocery retail industry, separated into a regional group and a national group. Revenue, assets, earnings and cash flow multiples were calculated for the comparable companies based on daily trading prices. Houlihan Lokey created a comparative risk analysis between us and the comparable companies using quantitative and qualitative risk factors that relate to, among other things, the nature of the grocery retail industry.

     Houlihan Lokey concluded that we lag behind the comparable companies in almost all operational categories, which implies a greater inherent investment risk. However, Houlihan Lokey noted that the enterprise value implied in the asset sale is at a premium to the median of the regional group, our closest comparables.

     . Comparable Transaction Approach. This approach also involves an analysis of acquisitions of controlling interests in companies with operations deemed to be reasonably comparable to our business. For purposes of this analysis, Houlihan Lokey analyzed 17 transactions completed between January 1998 and June 2001 in which financial information was publicly disclosed.

     As a result of its analysis, Houlihan Lokey determined that the implied enterprise value in the asset sale indicated a control premium of approximately 150% over our recent public trading price compared to the average control premium paid in the retail industry of approximately 50%. Furthermore, Houlihan Lokey concluded that the implied EBITDA multiple in the asset sale indicated a substantial premium over the comparable transactions during 2000 and 2001.

     . Cost Approach. This approach involves estimating the value of a company on a liquidation basis. Houlihan Lokey analyzed the inherent value of the underlying assets of our company, primarily real estate, by gathering information from several recent appraisals. Houlihan Lokey evaluated the information and concluded that the value of our real estate had deteriorated significantly during the last several months due to market fluctuations and, therefore, materially affected the overall value conclusions from this approach. Ultimately Houlihan Lokey determined that the implied enterprise value in the asset sale is in excess of our estimated liquidation value.

     Fairness of Transaction. Houlihan Lokey analyzed the fairness of the asset sale to our public shareholders from a financial point of view on the basis of our current market capitalization as indicated by the current trading price of our Class A common stock. Based on its analysis, Houlihan Lokey decided that the consideration to be received by us was a fair exchange for the purchased assets and that the transaction was fair to our shareholders from a financial point of view as of the date of its opinion.

     Assumptions and Limiting Conditions. Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to them, and as adjusted based on their discussions with management, were reasonably prepared and reflected the best currently available estimates of our future financial results. They also relied on management's statements that there had been no material change in our assets, financial condition, business or prospects since the date of the most recent financial statements made available to them.

     Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to them about our company and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of our properties or assets, and its opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated as of August 9, 2001.

     Our board of directors is continuing to explore strategic alternatives for our Harry's In A Hurry stores, including possibly selling or closing one or more of the stores. When rendering its opinion as to the fairness of the asset sale to our public shareholders from a financial point of view, Houlihan Lokey did not consider any potential transactions that may take place after the closing of the asset sale. Houlihan Lokey does not have any obligation to update or revise its opinion based on any strategic alternatives our board of directors may decide to pursue in the future.

Information Concerning Our Financial Advisor

     Houlihan Lokey is a nationally recognized investment banking firm with special expertise in valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is often engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. Our board of directors selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis as well as its familiarity with our business gained during the transaction with Back Bay. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in us.

     Fees and Expenses. Pursuant to an agreement dated January 26, 2001, we retained Houlihan Lokey to analyze the fairness of the asset sale to us from a financial point of view. We have agreed to pay Houlihan Lokey a fee of $75,000 plus reasonable out-of-pocket expenses incurred in connection with the rendering of its fairness opinion. We also have agreed to indemnify Houlihan Lokey against specific liabilities and expenses in connection with its services. If the asset sale is closed, we will pay Houlihan Lokey an additional fee of 1.5% of the aggregate consideration paid for our assets, including assumed liabilities, by Whole Foods Market Group in the transaction, subject to a minimum fee of $600,000.

Interests of Our Directors and Executive Officers in the Asset Sale

     All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock. They will receive the same per share distribution as any other of our shareholders.

     Robert Glustrom, one of our directors, is the sole shareholder of RCG Management LLC, the management company for the Harry's Crossing Shopping Center in Cobb county, Georgia, where our Cobb county megastore store is located. RCG is responsible for the daily management of the stores in the shopping center, and we pay RCG a fee of $2,500 per month for the management services. During fiscal 2001, we paid RCG a total of $30,000. RCG has managed the shopping center for the same monthly management fee to date in fiscal 2002. Immediately prior to the closing of the asset sale, we intend to terminate the consulting agreement between us and RCG.

     As a condition to Whole Foods Market Group entering into the Asset
Purchase Agreement, Harry A. Blazer, our President, Chief Executive Officer and Chairman of the Board of Directors, agreed to enter into a Consulting and Non-Competition Agreement. Mr. Blazer will act as a consultant to Whole Foods Market Group for a period of five years. During the five year period, Mr. Blazer must be available to assist Whole Foods Market Group regarding the integration of the assets acquired pursuant to the Asset Purchase Agreement for no more than ten hours per week and no more than a cumulative amount of 500 hours in the first year, 400 hours in the second year, 300 hours in the third year, 200 hours in the fourth year and 100 hours in the fifth year. In addition, during the five year period, Mr. Blazer will agree to not compete directly or indirectly against the interests of Whole Foods Market Group in the ownership or operation of similar retail entities within 30 miles of any existing Whole Foods Market store and in metropolitan areas that Whole Foods Market currently has locations or currently intends to enter. In addition to other exceptions, Mr. Blazer is entitled to continue managing the operations of the Harry's In A Hurry stores. As compensation for these agreements, Mr. Blazer will be paid $250,000 per year during the course of the Consulting and Non-Competition Agreement by Whole Foods Market Group.

The Asset Purchase Agreement

Purchase Price

     Subject to certain adjustments described below, Whole Foods Market Group will pay us $35.0 million for the assets it will purchase. In addition to payment of the purchase price, Whole Foods Market Group also has agreed to assume specific obligations and liabilities related to the assets it is buying.

Payment of the Purchase Price

     At the closing of the asset sale, Whole Foods Market Group will pay us the purchase price of $35.0 million by wire transfer, less the $1.0 million that will be paid into the escrow account. The escrow amount will be held and disbursed in accordance with the terms of the Asset Purchase Agreement and the Escrow Agreement and is intended to cover amounts owed by us as a result of any working capital adjustments, prorated expenses and for claims by Whole Foods Market Group for indemnification arising out of any breaches of the representations, warranties and covenants made by us in the Asset Purchase Agreement.

Adjustments to the Purchase Price

     The purchase price will be adjusted after the closing to reflect changes in the working capital of the purchased assets between August 9, 2001, the date of the Asset Purchase Agreement, and the closing of the asset sale. This adjustment is designed to reflect changes in the relative cash position of the purchased assets on an operating basis. If the net working capital of the purchased assets is greater than $1.3 million, Whole Foods Market Group is required to pay the excess directly to us. If the net working capital is less than $1.3 million, the shortfall will be paid to Whole Foods Market Group from the escrow funds. The net working capital adjustment is scheduled to be completed within 180 days after the closing under the terms of the Asset Purchase Agreement.

Assets Purchased by, and Liabilities Assumed by, Whole Foods Market Group

     Under the terms of the Asset Purchase Agreement, Whole Foods Market Group will purchase substantially all of our assets, including our three megastores, distribution center, commissary kitchen, bakery and office facilities as well as our intellectual property. These assets include:

     . the real estate that we own and on which our three megastores are located;

     . our lease for the distribution center and all leases of the Cobb Crossing shopping center;

     .  all inventory of the megastores and other facilities;

     . all fixed assets and tangible personal property of the megastores and purchased facilities, except for specific equipment we are permitted to sell;

     . licenses, permits, approvals, qualifications, easements and similar items that may be transferred;

     .  our name and all tradenames, trademarks, logos and copyrights;

     . all receivables relating to the contracts assumed by Whole Foods Market Group;

     . all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by us to the extent related to the purchased assets;

     . all rights in express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of us to the extent related to the purchased assets;

     . all information, correspondence and records relating to the purchased assets; and

     .  all cash and accounts receivable related to the purchased assets.

     Under the terms of the Asset Purchase Agreement, Whole Foods Market Group will assume specific liabilities and obligations relating to the purchased assets. Among these liabilities are obligations under the contracts assumed by Whole Foods Market Group that relate to the operation of the megastores and other purchased assets after the closing of the asset sale; obligations related to or arising from transferred employees; and trade payables and other current liabilities that pertain to the purchased assets and arise out of the ordinary course of business.

     Other than those obligations and liabilities specifically assumed by it in the Asset Purchase Agreement, Whole Foods Market Group will not assume any of our liabilities or obligations. We will retain responsibility for all liabilities accrued as of the closing of the asset sale and all liabilities arising from our operations prior to the closing and the operation of the Harry's In A Hurry stores after the closing. Prior to the closing of the asset sale, we are required by the terms of the Asset Purchase Agreement to notify each of the landlords of our Harry's In A Hurry stores that Whole Foods Market Group is not assuming any liabilities related to our leases for the store locations.

Assets Not Purchased, and Liabilities Not Assumed, by Whole Foods Market Group

     Whole Foods Market Group is not purchasing any of the assets relating to our six Harry's In A Hurry stores. It also is not purchasing:

     . our employee benefit plans or contracts with our current or former employees;

     . any permit, approval, license, qualification, registration, certification, authorization or similar right that by its terms is not transferable to Whole Foods Market Group;

     . the charter documents, minute books, stock ledgers, tax returns, books of account and other records relating to our corporate organization and the corporate organization of our subsidiaries;

     . the rights that accrue to us and our subsidiaries under the Asset Purchase Agreement and related documents or agreements or any of the transactions contemplated in writing by such documents;

     .  the rights to any of our claims for federal, state or local tax refunds;

     . the rights to any of our claims relating to pending or future suits, actions, investigations or other legal governmental or administrative proceedings, as well as cash proceeds from the settlement or resolution of any claims; and

     .  the stock or equity interests of any of our subsidiaries.

     Under the terms of the Asset Purchase Agreement, Whole Foods Market Group will not assume any liability and obligation of ours that is not specifically listed, including those liabilities or obligations:

     . relating to breaches by us before the closing of the asset sale of contracts assumed by Whole Foods Market Group;

     .  relating to any liability or obligation owed to any of our affiliates;

     . for taxes with respect to any period, except for taxes (other than sales taxes) related to the assets and liabilities assumed by Whole Foods Market Group that accrue for any period after the closing of the asset sale;

     . for any indebtedness, except with respect to those leases assumed by Whole Foods Market Group;

     . relating to (i) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings or
(ii) claims based on violations of law as in effect on or prior to the closing of the asset sale, breach of contract, employment practices, or environmental, health and safety matters, in each case arising out of or relating to events that occurred, or services performed, or the operation of our business, prior to the closing, except as otherwise provided for in the Asset Purchase Agreement; or

     . pertaining to any asset not assumed by Whole Foods Market Group under the terms of the Asset Purchase Agreement.

The Closing Of The Asset Sale

     The closing is expected to occur five (5) business days following the satisfaction or waiver of all of the conditions to each party's obligations under the Asset Purchase Agreement, or on another date as the parties mutually agree. It is currently anticipated that the closing will occur in November, 2001.

Representations And Warranties

     Article 3 of the Asset Purchase Agreement contains various representations and warranties we made to Whole Foods Market Group related to, among other things:

     .  corporate organization and similar corporate matters;

     . authorization to execute and perform, and the enforceability of, the Asset Purchase Agreement;

     . the absence of any conflict caused by the execution and performance of the Asset Purchase Agreement;

     .  third party consents and government approvals and filings;

     .  compliance with all laws applicable to us and our business;

     .  our financial statements;

     .  filings made by us with the Securities and Exchange Commission;

     .  the absence of material changes since May 2, 2001;

     .  tax matters;

     .  our owned real property and the leased real property being assigned;

     .  title to and condition of the purchased assets;

     .  litigation that is material to our business;

     . the contracts to be assumed by Whole Foods Market Group, that are material to the operation of our business, including certain oral modifications to the terms of such contracts;

     .  employee benefit plans;

     .  labor and employment matters;

     .  environmental matters and compliance;

     .  our intellectual property;

     .  our retention of any brokers;

     .  insurance policies;

     .  transactions with affiliates; and

     .  licenses and permits material to our business.

     Article 4 of the Asset Purchase Agreement contains representations and warranties made to us by Whole Foods Market Group related to, among other things:

     .  corporate organization and similar corporate matters;

     . authorization to execute and perform, and the enforceability of, the Asset Purchase Agreement;

     . the absence of any conflict caused by the execution and performance of the Asset Purchase Agreement;

     .  third party consents and government approvals and filings;

     . knowledge of any misrepresentation or omissions in our representations and warranties; and

     .  the absence of any brokers.

Indemnification

     Under Article 8 of the Asset Purchase Agreement, we have agreed to indemnify Whole Foods Market Group and its affiliates against all losses incurred in connection with:

     . Any breach or inaccuracy of any representation or warranty made by us in the Asset Purchase Agreement or any related agreements or documents;

     . Any breach of any covenant or agreement made by us in the Asset Purchase Agreement or any related agreements or documents;

     . Any liability relating to periods at or prior to closing, other than assumed liabilities; and

     . Reasonable costs and expenses, including attorneys' fees, incurred in connection with any claims for indemnification.

     Whole Foods Market Group has agreed to indemnify us and our affiliates against all losses incurred in connection with:

     . Any liability or responsibility related to the purchased assets or assumed liabilities to the extent relating to periods from and after the closing;

     . Any breach or inaccuracy of any representation or warranty made by Whole Foods Market Group in the Asset Purchase Agreement or in any of the related agreements or documents;

     . Any breach of any covenant or agreement made by Whole Foods Market Group in the Asset Purchase Agreement or in any related agreements or documents; and

     . Reasonable costs and expenses, including attorneys' fees, incurred in connection with any claims for indemnification.

     All claims for indemnification must be made prior to the one year anniversary of the closing. In addition, neither party may make a claim for indemnification until the aggregate amount of all losses of that party exceeds $50,000. Except in the case of fraud, the aggregate indemnification sought by Whole Foods Market Group against us cannot exceed the $1.0 million placed in escrow.

Conditions To Closing The Asset Sale

     Our obligation to close the asset sale is subject to the satisfaction or waiver of specific conditions, including:

     . No material inaccuracies in the representations and warranties of Whole Foods Market Group;

     . Whole Foods Market Group having performed in all material respects all covenants and agreements required to be performed by it prior to or on the closing;

     . Our shareholders having approved the Asset Purchase Agreement and asset sale;

     . Whole Foods Market Group having executed the Supply Agreement and License Agreement; and

     . Holders of not more than 10% of our outstanding shares of common stock having exercised dissenters' rights.

     Whole Foods Market Group's obligation to close the asset sale also is subject to the satisfaction or the waiver of specific conditions, including:

     . No material inaccuracies or omissions in our representations and warranties;

     . Our having performed and satisfied in all material respects all covenants and agreements required to be performed by us prior to or on the closing;

     . Receipt of all required third party consents with respect to contracts to be assumed by Whole Foods Market Group;

     . Receipt of tenant estoppel certificates from most of the tenants of Cobb Crossing shopping center;

     . Receipt of an executed Consulting and Noncompetition Agreement from Mr. Blazer; and

     . The delivery of documents transferring to Whole Foods Market Group all right, title, and interest in the assets to be purchased by it under the Asset Purchase Agreement.

Termination Of The Asset Purchase Agreement

     The Asset Purchase Agreement may be terminated at any time at or prior to the closing of the asset sale:

     .  By mutual written consent;

     . By Whole Foods Market Group or us, if the asset sale has not closed by December 31, 2001;

     . By us, if our board of directors authorizes us to enter into a transaction that is deemed a superior proposal to the transaction with Whole Foods Market Group, and Whole Foods Market Group has not timely modified its offer to be at least as favorable as the superior proposal in our board of directors' opinion;

     . By Whole Foods Market Group, if our board of directors (i) notifies it that we intend to enter into a superior transaction or (ii) withdraws or modifies, in a manner adverse to Whole Foods Market Group, its approval or recommendation of the Asset Purchase Agreement or the asset sale to our shareholders;

     . By Whole Foods Market Group, if we breach any of our representations or warranties in a material way, and we have not adequately cured the breach within 10 days of receiving notice of the breach from Whole Foods Market Group;

     . By us, if Whole Foods Market Group breaches any of its representations or warranties in a material way and has not adequately cured the breach within 10 days of receiving notice of the breach from us;

     . By Whole Foods Market Group or us, if the asset sale would violate any order, decree or judgment of a court or governmental agency; or

     . By us, if our shareholders fail to approve the asset sale or if more than 10% of our shareholders exercise dissenters' rights.

Termination Fee

      We will be required to pay Whole Foods Market Group a termination fee of $950,000 plus its out-of-pocket costs (up to a maximum of $250,000) if we or Whole Foods Market Group terminate the Asset Purchase Agreement because we receive and intend to accept a superior proposal that Whole Foods Market Group does not match.

Covenants

     Pursuant to the Asset Purchase Agreement, we have agreed to take or refrain from taking specific actions prior to the closing of the asset sale without the prior consent of Whole Foods Market Group or as otherwise provided in the Asset Purchase Agreement, including that we will not:

     . Enter into a transaction relating to the purchased assets outside the ordinary course of business;

     .  Further encumber, mortgage, pledge or lease any of the purchased assets;

     . Dispose of any material purchased assets, excluding the sale of inventory in the ordinary course;

     . Amend, renew, modify or terminate any of the contracts or leases to be assumed by Whole Foods Market Group; or

     . Enter into any employee contract or change employees' compensation or benefits, except in the ordinary course.

     We also have agreed to maintain insurance on our assets, to provide access to our stores to Whole Foods Market Group prior to the closing and to change our corporate name immediately after the closing.

No Solicitation

     The Asset Purchase Agreement prohibits us from soliciting, initiating or encouraging any third party to submit any inquiries or proposals related to the acquisition of our stock or assets. The Asset Purchase Agreement permits us to furnish information about our business to a third party that makes an unsolicited proposal if:

     . Our board of directors, after consultation with legal counsel, determines in good faith that our failure to do so would be reasonably likely to be inconsistent with our board of directors' fiduciary obligations to our shareholders under applicable law; and

     . Our board of directors concludes in good faith that the third party is reasonably capable of closing a transaction and that the third party's proposed transaction could reasonably be considered to be superior to the offer of Whole Foods Market Group.

     We must promptly provide written notice to Whole Foods Market Group of the receipt of any unsolicited proposal or any inquiry which may lead to such a proposal, and the material terms and conditions of the proposal.

Fees And Expenses

     We and Whole Foods Market Group are required to pay our own legal, accounting, out-of-pocket and other expenses incurred in connection with the Asset Purchase Agreement.

Use of Proceeds

     We plan to use a portion of the proceeds from the asset sale to:

     . pay off indebtedness of approximately $22 million under our existing loan agreement with Back Bay;

     .  fund transaction expenses related to the asset sale;

     . provide working capital for the Harry's In A Hurry stores and our continued operations;

     . make a distribution to our shareholders, which we now estimate will be $1.00 to $1.50 per share but which may be higher or lower; and

     .  satisfy retained liabilities.

Accounting Treatment of the Asset Sale

     The asset sale will be accounted for as a sale of assets transaction.

Guaranty Agreement

     As a condition to us agreeing to sign the Asset Purchase Agreement, Whole Foods Market, Inc., the parent company of Whole Foods Market Group, entered into a Guaranty Agreement. Pursuant to this agreement, Whole Foods Market agreed to unconditionally guarantee all of the obligations of Whole Foods Market Group as described in the Asset Purchase Agreement and related documents, including all payments that Whole Foods Market Group must make to us or others.

Voting Agreement

     As a condition to Whole Foods Market Group signing the Asset Purchase Agreement, Harry A. Blazer, our president, chief executive officer and chairman of our board of directors, executed a Voting Agreement pursuant to which he agreed to vote all shares of our common stock over which he has voting control in favor of the Asset Purchase Agreement and related asset sale. Because Mr. Blazer is the sole beneficial owner of all of our Class B common stock and our Class B common stock is entitled to 10 votes per share, this ensures that the Asset Purchase Agreement and the related asset sale will be approved by our shareholders. However, if the Asset Purchase Agreement is terminated, Mr. Blazer is no longer obligated under the Voting Agreement to vote in favor of the transaction with Whole Foods Market Group

Supply Agreement

     On the date of closing, Whole Foods Market Group will enter into a Supply Agreement with us to provide the existing food, beverage, floral and other retail products now sold at the Harry's In A Hurry stores. This Supply Agreement is for a one year period, and we have two one-year options for extension. During the first year of the Supply Agreement, Whole Foods has agreed to maintain existing supply and inventory systems and schedules currently in place for supplying the Harry's In A Hurry stores.

License Agreement

     In accordance with the terms of the Asset Purchase Agreement, Whole Foods Market Group is purchasing all of our intellectual property, including the names, trademarks, tradenames and operational materials. On the date of closing, Whole Foods Market Group will enter into a License Agreement granting us a fully paid, royalty free license to use the intellectual property now used and necessary for the operations of the Harry's In A Hurry stores, including the name and related trademarks and all manuals, handbooks, vendor lists, databases and software utilized in the operations of these stores. This license will continue unless it is terminated by both of the parties due to a default that is not timely cured by either of the parties or upon the closing of all the Harry's In A Hurry stores.

Certain U.S. Federal Income Tax Consequences

     The following discussion summarizes certain material U.S. federal income tax consequences that may result from the asset sale and the distribution of a portion of the cash proceeds from the asset sale. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, judicial decisions, and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences nor any state, local or foreign tax consequences of the asset sale and the distribution.. Shareholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. shareholders, banks, thrifts, insurance companies, persons that hold our common stock as part of a "straddle", a "hedge", a "constructive sale" transaction or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences on our shareholders that do not hold stock as a capital asset. For purposes of this discussion, a U.S. shareholder is: a citizen or resident of the U.S.; a corporation, partnership or other entity organized under the laws of the U.S. or any political subdivision thereof; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust. A non-U.S. shareholder is any holder that is not a U.S. shareholder.

     This U.S. Federal Income Tax Consequences discussion is for general information only and may not address all tax considerations that may be significant to you. Shareholders are urged to consult their own tax advisors as to their particular tax consequences, including the applicability and effect of any state, local or foreign laws.

     Tax Consequences to Us. We will generally recognize taxable gain or loss on the sales of our property pursuant to the asset sale. The amount of such gain or loss will be the difference between (i) our adjusted tax basis in each asset and (ii) the amount of the purchase price (including any liabilities assumed by Whole Foods Market Group or to which the transferred asset is subject) allocated to that asset in the sale. It is currently anticipated that the asset sale will not create a current regular federal income tax liability or alternative minimum tax liability to our corporation because of our anticipated level of operating losses and expenses for the year in which the asset sale takes place.

     Tax Consequences to U.S. Shareholders. Our shareholders will not recognize any gain or loss as a result of the asset sale by us. However, our shareholders may owe taxes on the distribution of cash proceeds we intend to make as soon as possible after the closing of the asset sale.

     The portion of a distribution which is a dividend for federal income tax purposes is taxable as ordinary income. For this purpose, a dividend means a distribution by a corporation to its shareholders out of its accumulated earnings and profits, or out of its earnings and profits for the taxable year, computed as of the close of the taxable year. Amounts distributed in excess of the amount treated as a dividend is applied against and reduces the adjusted basis of the stock, and, to the extent it exceeds the adjusted basis of the stock, is treated as gain from the sale or exchange of the stock. Any such gain would be long-term capital gain if the stock was a capital asset held for more than one year.

     A corporate shareholder is generally allowed to deduct 70% of the amount received as a dividend with respect to stock in another corporation held for at least 45 days. However, if the dividend exceeds 10% or, in certain cases, another percentage, of the shareholder's adjusted basis in the stock, and has been held, generally, for less than two years, the nontaxed portion of the dividend is applied against and reduces the adjusted basis of such stock, and, to the extent it exceeds the adjusted basis of the stock, is treated as gain from the sale or exchange of the stock.

     We do not anticipate that any portion of the intended distribution of a substantial portion of the cash proceeds of the asset sale will constitute a dividend for federal income tax purposes because we do not have any accumulated earnings and profits and do not anticipate having earnings and profits for the current taxable year, computed as of the close of the current taxable year. Instead, we anticipate that the entire amount received by a shareholder in the distribution should be applied against and reduces the adjusted basis of the stock, and, to the extent it exceeds the adjusted basis of the stock, should be treated as gain from the sale or exchange of the stock, which would be long-term capital gain if the stock was a capital asset held for more than one year. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THEIR PARTICULAR TAX CONSEQUENCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.


Dissenters' Rights Under Georgia Law

     Under Georgia law, our shareholders have the right to dissent from the asset sale and to receive instead the fair value of their shares if the asset sale is completed. Shareholders who dissent, however, will not receive the amount distributed to our shareholders in connection with the asset sale. To exercise their dissenters' rights, shareholders must strictly adhere to the provisions of Georgia law governing dissenters' rights. The following is a summary of the procedures, but shareholders considering exercising dissenters' rights should understand that they will forfeit their shares of our Class A common stock for a value that may be higher or lower than the aggregate per share amount to be distributed in connection with the asset sale. Prior to exercising dissenters' rights, we encourage all shareholders to read the full text of the relevant Georgia statutes, which are attached to this proxy statement as Annex D.

     To exercise dissenters' rights, shareholders must deliver to us, before the vote on the asset sale is taken, a written notice of their intent to demand payment for their shares if the asset sale closes. In addition, shareholders exercising their dissenters' rights may not vote their shares in person or by proxy in favor of the Asset Purchase Agreement and the related asset sale. If the Asset Purchase Agreement is approved at the annual meeting, we will send a written notice to all shareholders who exercised their dissenters' rights, which will include information on where shareholders must send their demands for payment and by when the demands must be received. After receiving this notice, dissenting shareholders must send timely written notice to us demanding payment and their share certificates. Any dissenting shareholders who do not timely send a demand to us will not be entitled to receive the fair value of their shares.

     Within 10 days of the closing of the asset sale, we will send an offer to pay each dissenting shareholder who properly submitted a demand notice and his or her share certificates the amount we estimate to be the fair value of his or her shares, plus accrued interest from the date of the closing of the asset sale. Shareholders who accept our written offers or who fail to respond to our offers will receive payment for their shares as set forth in our written offer within 60 days of our offer letter. Shareholders who believe that our payment offers do not represent the fair value of their shares or that the interest is incorrectly calculated may, within 30 days of receiving our offers, send us written notice of their own estimates of the fair value of their shares and the amount of interest due. If we are not able to reach agreement with any dissenting shareholder as to the fair value of his or her shares or the interest due, we will file a proceeding in the Fulton County Superior Court, and the court will decide the fair value of those shares and the interest due. Shareholders who elect to exercise their dissenters' rights and who receive the fair value of their shares will no longer be shareholders of our company after payment is made.

     The fair value that a dissenting shareholder receives for each of his or her shares may be higher or lower than the aggregate per share amount distributed in connection with the asset sale.


Ongoing Operations of Harry's Farmers Market

     The Asset Purchase Agreement provides that the assets and liabilities of our six Harry's In A Hurry stores will not be sold to Whole Foods Market Group and instead will be retained by us. In addition, we will retain liabilities relating to our corporate activities and outstanding liabilities of the three megastores that are not specifically assumed by Whole Foods Market Group. At this time, our board of directors is evaluating our alternatives with respect to the six Harry's In A Hurry stores in an effort to maximize shareholder value. These alternatives include the possibility that we will continue to operate or expand some or all of the stores, that we will sell some or all of the stores or that we will close some or all of the stores.

     To maintain our ability and flexibility in continuing to operate the Harry's In A Hurry stores, we will enter into a Supply Agreement and a License Agreement with Whole Foods Market Group at the time of the closing of the asset sale. Pursuant to the Supply Agreement, Whole Foods Market Group generally will supply us with the products now sold in the Harry's In A Hurry stores for a period of up to three years. Under the License Agreement, Whole Foods Market Group will license intellectual property to us, including the right to use the "Harry's In A Hurry" name.

                       SELECTED HISTORICAL FINANCIAL DATA


     The selected historical financial data presented below has been derived from our audited historical consolidated financial statements and related notes for each of the years in the five year period ended January 31, 2001 and the unaudited consolidated financial statements for the thirteen weeks ended May 2, 2001 and May 3, 2000. The selected historical data set forth below is only a summary, and you should read it in conjunction with the historical financial statements and related notes contained in our annual and quarterly reports filed with the Securities and Exchange Commission.

                                                                Fiscal Year Ended                             Thirteen Weeks Ended
                                      January 31,    February 2,   February 3,   January 28,   January 29,      May 2,     May 3,
                                         2001           2000          1999          1998          1997           2001       2000
                                      --------------------------------------------------------------------------------------------
                                                         (in thousands, except per share data)
Statement of Operations
Information:
-----------------------
Net sales...........................   $135,953       $138,695      $136,146      $136,999      $140,162        $31,167    $34,912
Cost of goods sold..................     97,965         98,726        99,974       102,320       104,363         21,654     24,932
                                       -------------------------------------------------------------------------------------------
Gross profits.......................     37,988         39,969        36,172        34,679        35,799          9,513      9,980
Operating expenses..................     40,289         40,958        41,417        42,318        36,002          9,596     10,174
                                       -------------------------------------------------------------------------------------------
Operating profit (loss).............     (2,301)          (989)       (5,245)       (7,639)         (203)           (83)      (194)
Interest expense....................     (3,686)        (2,663)       (2,407)       (2,254)       (2,600)          (969)      (992)
Other income........................      1,024          1,827         1,233         4,026         1,321            208        313
                                       -------------------------------------------------------------------------------------------
Loss before provision
 for accretion of warrants,
 income taxes and
 extraordinary items................     (4,963)        (1,825)       (6,419)       (5,867)       (1,482)          (844)      (873)
Provision for accretion
 of warrants........................          -           (123)         (148)         (148)         (229)             -          -
                                       -------------------------------------------------------------------------------------------
Loss applicable to
 common shareholders
 before income taxes
 and extraordinary items............     (4,963)        (1,948)       (6,567)       (6,015)       (1,711)          (844)      (873)

Income tax benefit..................          -            740             -             -             -              -          -
                                       -------------------------------------------------------------------------------------------
Loss applicable to
 common shareholders
 before extraordinary
 gains (loss).......................     (4,963)        (1,208)       (6,567)       (6,015)       (1,711)          (844)      (873)

Extraordinary gain (loss)
 (net of applicable
 income Taxes of $0 and
 $990 for years 2001
 and 2000)..........................       (288)        16,845             -             -             -              -       (288)
                                       -------------------------------------------------------------------------------------------
Net earnings (loss)
 applicable to common
 shareholders after
 extraordinary gains................   $ (5,251)      $ 15,637      $ (6,567)     $ (6,015)     $ (1,711)       $  (844)   $(1,161)
                                       ===========================================================================================
Net earnings (loss)
 per share..........................   $  (0.85)      $   2.53      $  (1.06)     $  (0.97)     $  (0.28)       $ (0.14)   $ (0.19)

Weighted average
 shares outstanding.................      6,190          6,190         6,184         6,183         6,168          6,190      6,190

                                                                Fiscal Year Ended                             Thirteen Weeks Ended
                                      January 31,    February 2,   February 3,   January 28,   January 29,      May 2,     May 3,
                                         2001           2000          1999          1998          1997           2001       2000
                                      --------------------------------------------------------------------------------------------
                                                         (in thousands, except per share data)
Balance Sheet Information:
-------------------------------
Working capital (deficit)*.....       $  (555)        $ 3,388       $(1,447)       $ 3,102       $ 4,009        $  (645)
Property and equipment, net....        34,469          37,789        41,320         38,046        45,817         33,985
Total assets...................        45,552          56,251        56,987         57,247        60,428         45,302
Long-term obligations,
 net of current maturities.....        19,312          21,783        14,161         13,359        26,225         19,535
Convertible debt...............             -               -        15,160         13,042             -              -
Redeemable convertible
 preferred stock...............             -               -        10,582         10,434        10,352              -
Stockholders' equity...........        15,355          20,606         4,969         11,528        16,330         14,511

*The Company had $2.1 million available under its line of credit at January 31, 2001


                    COMPARATIVE PER SHARE DATA (UNAUDITED)

     The following table compares historical and pro forma earnings (loss) per share and book value per share for our Class A common stock. The pro forma earnings (loss) and book value per share are presented to illustrate the effects of the asset sale on our historical earnings (loss) and book value per share as if the asset sale had occurred on February 3, 2000. The information presented below is derived from our historical financial statements and the related notes, each of which are incorporated by reference, and the unaudited pro forma condensed financial statements and related notes included in this proxy statement. The information presented below should be read together with these historical and pro forma financial statements. The per share data set forth below is not necessarily indicative of the results of our future operations after the asset sale or the actual results that would have been achieved if the asset sale had been completed on February 3, 2000.

                                                                                                Thirteen Weeks
                                                                Year Ended                           Ended
                                                             January 31, 2001                     May 2, 2001
                                                             ----------------                   --------------
HISTORICAL-PER COMMON SHARE
Net loss per share-basic and diluted
     Loss applicable to common shareholders
      before extraordinary items                                  $(0.80)                           $(0.14)
     Extraordinary loss                                            (0.05)                                -
                                                             ----------------                   --------------
           Net loss applicable to common
            shareholders                                          $(0.85)                           $(0.14)
                                                             ================                   ==============

Book value per share                                              $ 2.48                            $ 2.34

PRO FORMA-PER COMMON SHARE
Net loss per share-basic and diluted
     Loss applicable to common shareholders
      before extraordinary items                                  $(0.69)                           $(0.04)
     Extraordinary loss                                                -                                 -
                                                             ----------------                   --------------
            Net loss applicable to common
             shareholders                                         $(0.69)                           $(0.04)
                                                             ================                   ==============

Book value per share                                              $ 2.64                            $ 2.60

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed financial statements are presented to illustrate the effects of the asset sale on our historical financial statements. The unaudited pro forma condensed financial statements are based on our historical financial statements and related notes, each of which are incorporated by reference in this proxy statement or have been provided to you in our Annual Report. The unaudited pro forma condensed balance sheet has been prepared to reflect the balance sheet of Harry's Farmers Market as if the asset sale had occurred on May 2, 2001. The unaudited pro forma condensed statements of operations reflect the results of operations of Harry's Farmers Market for the year ended January 31, 2001 and the thirteen weeks ended May 2, 2001 as if the asset sale had occurred on February 3, 2000. These unaudited pro forma condensed financial statements should be read together with our historical financial statements and related notes that are provided to you in the Annual Report or incorporated by reference into this proxy statement.
Our historical financial statements are not necessarily indicative of our future financial condition or results of operations.

     The unaudited pro forma condensed financial statements are based on the estimates and assumptions set forth in the notes to these statements, which are preliminary and have been made solely for the purpose of developing these pro forma condensed financial statements. The unaudited pro forma condensed financial statements are presented to illustrate the effect of the asset sale on our historical financial statements. They are not necessarily indicative of our future financial condition or results of operations after the asset sale or the financial condition or results of operations that would have resulted if the asset sale had been completed on the dates indicated.


                 Harry's Farmers Market, Inc. and Subsidiaries
                       Pro Forma Condensed Balance Sheet
                                  May 2, 2001
                                  (Unaudited)

                                                              Less:
                                                             Assets            Pro Forma
                                         Harry's            Sold (a)          Adjustments            Pro Forma
                                    --------------       ------------      ---------------       --------------
                                                                 Amounts in thousands
CURRENT ASSETS
  Cash                                    $    123           $     42              $12,293 (b)          $12,374
  Accounts receivable, net of
   allowance                                   244                220                    -                   24
  Inventories                                9,038              7,538                    -                1,500
  Prepaid expenses                             671                248                    -                  423
  Other current asset                           50                  -                    -                   50
                                          --------           --------              -------              -------
     Total current assets                   10,126              8,048               12,293               14,371
                                          --------           --------              -------              -------

PROPERTY AND EQUIPMENT
  Buildings                                 32,012             27,127                    -                4,885
  Equipment                                 31,860             28,820                    -                3,040
  Vehicles                                     185                185                    -                    -
                                          --------           --------              -------              -------
                                            64,057             56,132                    -                7,925
Accumulated depreciation                   (37,296)           (33,423)                   -               (3,873)
                                          --------           --------              -------              -------
                                            26,761             22,709                    -                4,052
Land                                         7,224              7,224                    -                    -
                                          --------           --------              -------              -------
     Total property and equipment           33,985             29,933                    -                4,052
                                          --------           --------              -------              -------

OTHER ASSETS
  Deposits on equipment                        275                 45                    -                  230
  Loan costs                                   680                  -                 (680) (c)               -
  Other                                        236                 72                    -                  164
                                          --------           --------              -------              -------
                                             1,191                117                 (680)                 394
                                          --------           --------              -------              -------
     Total assets                         $ 45,302           $ 38,098              $11,613              $18,817
                                          ========           ========              =======              =======

                 Harry's Farmers Market, Inc. and Subsidiaries
                 Pro Forma Condensed Balance Sheet - continued
                                  May 2, 2001
                                  (Unaudited)

                                                                    Less:
                                                                   Assets                Pro Forma
                                               Harry's            Sold (a)              Adjustments                Pro Forma
                                          --------------        --------------       -------------------        ---------------
                                                                            Amounts in Thousands
LIABILITIES AND STOCKHOLDERS'
      EQUITY

CURRENT LIABILITIES
  Current maturities of long-term
      obligations                               $  2,396                $    -                  $ (2,050) (d)          $    346
  Accounts payable - trade                         6,915                 5,768                         -                  1,147
  Workers' compensation and general
     liability insurance                             204                     -                         -                    204
  Accrued payroll and payroll taxes
      payable                                        600                   490                         -                    110
  Sales taxes payable                                243                   168                         -                     75
  Other accrued liabilities                          413                   350                         -                     63
                                               ---------                ------                  --------               --------
      Total current liabilities                   10,771                 6,776                    (2,050)                 1,945
                                               ---------                ------                  --------               --------

LONG-TERM OBLIGATIONS, NET OF CURRENT
 MATURITIES                                       19,535                     -                   (19,532)                     3

OTHER NON-CURRENT LIABILITIES                        485                     9                         -                    476

STOCKHOLDERS' EQUITY
  Common Stock - Class A                          34,681                     -                         -                 34,681
  Common Stock - Class B                           3,936                     -                         -                  3,936
  Additional paid-in capital                       1,257                     -                         -                  1,257
  Accumulated deficit                            (25,363)                    -                     1,882 (e)            (23,481)
                                               ---------                ------                  --------               --------
     Total stockholders' equity                   14,511                     -                     1,882                 16,393
                                               ---------                ------                  --------               --------

     Total liabilities and stockholders'
      equity                                    $ 45,302                $6,785                  $(19,700)              $ 18,817
                                                ========                ======                  ========               ========

                 Harry's Farmers Market, Inc. and Subsidiaries
           Pro Forma Condensed Consolidated Statements of Operations
                      For the Year Ended January 31, 2001
                                  (Unaudited)



                                                           Less:
                                                         Disposed      Pro Forma
                                            Harry's     Assets (f)    Adjustments      Pro Forma
                                           --------     ----------    -----------      ---------
Net sales                                  $135,953      $103,279       $     -         $32,674
Cost of goods sold                           97,965        74,356             -          23,609
                                           --------      --------       -------         -------

Gross profit                                 37,988        28,923             -           9,065
                                           --------      --------       -------         -------

Operating expenses
     Direct store expenses                   22,772        15,241             -           7,531
     Selling, general & administrative
      expenses                               13,570        12,043             -           1,527
     Depreciation and other amortization      3,947         2,703           892 (g)       2,136
                                           --------      --------       -------         -------
Total operating expenses                     40,289        29,987           892          11,194
                                           --------      --------       -------         -------

Operating income (loss)                      (2,301)       (1,064)         (892)        (12,129)

Interest expense                              3,685             -        (3,685) (h)          -
Interest income                                   -             -           328  (i)        328
Loss on sale of assets                            -             -        (2,158) (j)     (2,158)
Other income                                  1,023         1,023             -               -
                                           --------      --------       -------         -------

Loss applicable to common shareholders
 before income taxes and extraordinary
 items                                       (4,963)          (41)          963          (3,959)
Income tax expense                                -             -             -               -
                                           --------      --------       -------         -------

Loss applicable to common shareholders
 before extraordinary items
                                             (4,963)          (41)          963          (3,959)

Extraordinary loss (net of applicable
 income taxes of $0)                           (288)            -             -            (288)
                                           --------      --------       -------         -------

Net loss applicable to common shareholders
                                           $ (5,251)     $    (41)      $   963         $(4,247)
                                           ========      ========       =======         =======

Net loss per common share - basic and
 diluted:

    Loss applicable to common
     shareholders before extraordinary
     items                                 $  (0.80)                                    $ (0.69)



    Extraordinary loss                        (0.05)                                          -
                                           --------                                     -------


    Net loss applicable to common
     shareholders                          $  (0.85)                                    $(0.69)
                                           ========                                     ======

                 Harry's Farmers Market, Inc. and Subsidiaries
           Pro Forma Condensed Consolidated Statements of Operations
                    For the Thirteen Weeks Ended May 2, 2001
                                  (Unaudited)



                                                                    Less:
                                                                  Disposed             Pro Forma
                                              Harry's              Assets             Adjustments             Pro Forma
                                        -----------------     ----------------    -------------------    ------------------
                                                             Amounts in Thousands, Except Per Share Data

Net sales                                    $31,167               $23,326               $    -                  $7,841
Cost of goods sold                            21,654                16,170                    -                   5,484
                                             -------               -------               ------                  ------
Gross profit                                   9,513                 7,156                    -                   2,357
                                             -------               -------               ------                  ------

Operating expenses
     Direct store expenses                     5,538                 3,521                    -                   2,017
     Selling, general & administrative
      expenses                                 3,177                 2,759                    -                     418
     Depreciation and other amortization         881                   549                  (97) (k)                235
                                             -------               -------               ------                  ------
Total operating expenses                       9,596                 6,829                  (97)                  2,670
                                             -------               -------               ------                  ------

Operating income (loss)                          (83)                  327                   97                    (313)

Interest expense                                 969                     -                 (964) (h)                  5
Interest income                                    -                     -                   82  (i)                 82
Other income                                     208                   208                    -                       -
                                             -------               -------               ------                  ------

Loss applicable to common shareholders
 before income taxes
                                                (844)                  535                1,143                    (236)
Income tax expense                                 -                     -                    -                       -
                                             -------               -------               ------                  ------

Net loss applicable to common
 shareholders                                $  (844)              $   535               $1,143                  $ (236)
                                             =======               =======               ======                  ======

Net loss per common share - basic and
 diluted:

    Net loss applicable to common
     shareholders                            $ (0.14)                                                            $(0.04)
                                             =======                                                             ======

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1.   Basis of Presentation

     The unaudited pro forma condensed financial statements present financial information for Harry's Farmers Market giving effect to the sale of specific assets, which is expected to be completed in November 2001. This sale includes Harry's Farmers Market's three megastores, its distribution center, commissary kitchen, bakery, office facilities and intellectual property. The unaudited pro forma condensed statements of operations for the year ended January 31, 2001 and the thirteen weeks ended May 2, 2001 are presented as if the asset sale had occurred on February 3, 2000. The unaudited pro forma condensed balance sheet as of May 2, 2001 is presented as if the asset sale had occurred as of that date.

2.   Unaudited Pro Forma Financial Adjustments


     a) Reflects the assets purchased and liabilities assumed by Whole Foods Market Group, Inc.

     b) Represents net proceeds from the asset sale after the pay off of bank debt.

     c)  Represents write off of loan costs previously capitalized.

     d)  Represents disposition of debt through proceeds from the asset sale.

     e) Represents gain on sale of assets of $2,562 and the write off of loan cost previously capitalized of $680. There would be no income tax on the asset sale as the gain on the sale of assets is offset by operating losses and by net operating loss carryforwards.

     f)  Reflects the revenues and expenses generated from those assets sold.

     g) Reflects reduction of amortization of $373 related to loan costs written off in conjunction with the pay off of bank debt and the write off of the balance of those loan costs as of February 3, 2000 of $1,265.

     h) Represents reduction of interest expense for the bank debt paid off with the cash proceeds form the asset sale.

     i) Represents interest earned at 3% on the net cash proceeds remaining after the pay off of bank debt.

     j) Represents loss on the asset sale. There would be no income tax effect on this loss.

     k) Reflects reduction of amortization related to loan costs written off in conjunction with the pay off of bank debt as of February 3, 2000.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this proxy statement and include all statements that are not historical statements of fact regarding our current intent, beliefs, assumptions and expectations with respect to, among other things:

     . the asset sale and related transactions contemplated by the Asset Purchase Agreement;

     . the amount of cash expected to be distributed to the shareholders and the timing of such distributions; and

     .   the ongoing operation of our business.

     The words "may," "would," "could," "continue," "will," "expect," "estimate," "anticipate," "goal," "strategy," "believe," "hope," "intend," "plan," "approximate" and similar expressions are intended to identify forward-looking statements.

     We believe that the expectations reflected in our forward-looking statements are reasonable. However, forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which we cannot control. Our actual results may differ materially from those projected in our forward-looking statements. In evaluating forward-looking statements, you should carefully consider various factors, including the risks outlined in "Risk Factors" beginning on the following page.

                                  RISK FACTORS

     You should carefully consider the following risk factors, together with the other information in this proxy statement, before you decide whether to vote to approve the Asset Purchase Agreement and the asset sale. In addition, you should keep in mind that the risks described below are not the only risks that are relevant to your voting decision. The risks described below are the risks that we believe are the material risks of which you should be aware at this time. However, additional risks that we do not know about now, or that we believe are not material at this time, may also prove to be important.

Risks Related to the Asset Sale

Because of the closing conditions in the Asset Purchase Agreement and the possibility that Whole Foods Market Group may terminate the Asset Purchase Agreement in specific instances, we cannot be sure when or even if the transaction will be completed.

     The closing of the asset sale is subject to the satisfaction of a number of closing conditions, some of which may be difficult to fulfill, including the following:

     . We must obtain the consent of the landlord of our distribution center to assign our lease to Whole Foods Market Group;

     . Some lessors of leased equipment used in the megastores must consent to the transfer of the equipment leases;

     . Some of our equipment leases and service contracts cover the megastores and one or more of the Harry's In A Hurry stores, and those leases and contracts must be split;

     . Our business must be materially the same at the time of closing as it was on the day we signed the Asset Purchase Agreement; and

     . Most of the tenants of the Cobb Shopping Center, which we own, must provide written estoppel certifications to Whole Foods Market Group.

     In addition, Whole Foods Market Group may terminate the Asset Purchase Agreement if:

     . We do not cure any breach of a representation, warranty or covenant of the Asset Purchase Agreement after Whole Foods Market Group requests that we do so;

     . Our board of directors withdraws its recommendation that our shareholders vote for the Asset Purchase Agreement and asset sale;

     . The asset sale is determined to violate any order, decree or judgment of any court or governmental agency; or

     .  The asset sale is not completed before December 31, 2001.

     We cannot be sure when or if we will be able to meet the closing conditions of the Asset Purchase Agreement. If we are unable to meet the conditions, Whole Foods Market Group does not have to purchase the megastores or the other assets. We also cannot be sure that other circumstances will not arise that give Whole Foods Market Group the right to terminate the Asset Purchase Agreement prior to closing. Our inability to close the asset sale for any reason could have a material adverse impact on our business condition, market perception and financial results. See "Proposal 1: The Purchase Agreement and Asset Sale--The Asset Purchase Agreement--Conditions to Closing the Asset Sale" and "--Termination of the Asset Purchase Agreement."

The net proceeds from the asset sale and the amount to be distributed to our shareholders are uncertain.

     We cannot know for certain the amount of the net proceeds we will receive from the asset sale or the total distributions that our shareholders will receive. We intend to make a distribution to our all holders of our Class A and Class B common stock immediately after the closing of the asset sale. In addition, we intend to make a second distribution when the escrow period expires of at least part of any money remaining in the escrow. Although we expect to make an aggregate distribution of $1.00 to $1.50 per share, we have no way of knowing exactly how much the distribution will be. Prior to making the first distribution, we will have to determine how much is needed to pay expenses and liabilities that are then due or soon to become due. We also cannot know how much will be available from the escrow because we cannot know what payments we will have to make to Whole Foods Market Group out of the escrow. Under its terms, the escrow expires on the first anniversary of the closing. However, if claims remain unresolved at the end of the escrow period, it will be longer before we know how much money is left in the escrow and distributions will be delayed as a result. In addition, to the extent we have liabilities that need to be paid at that time, some or all of the money from the escrow may be used to pay those liabilities.

If the asset sale is not approved or does not close, our board of directors will be forced to evaluate other alternatives, which may be less favorable to us than the asset sale.

     In the event that the shareholders fail to approve the asset sale or if the asset sale fails to close, our board of directors will continue to evaluate all appropriate alternatives to maximize shareholder value. Our board of directors probably would consider the following alternatives:

     . Evaluate other sale alternatives, including attempts to identify other potential purchasers of our corporation or its assets;

     .  Seek to refinance our existing indebtedness;

     . Continue to operate our business but consider closing one or more stores; or

     . Commence an orderly process of winding up our business operations in contemplation of a liquidation.

     Our board of directors believes that the proposed asset sale is the best way to maximize shareholder value. Accordingly, at this time, our board of directors believes that any of the other alternatives would not be as favorable to our shareholders and probably would result in less value for our shareholders. If our shareholders fail to approve the asset sale, we would be forced to consider the other alternatives.

If the asset sale is not completed, our loans with Back Bay Capital Funding LLC will remain outstanding, and we will continue to incur high interests costs and penalties.

     Approximately $22.0 million of the proceeds of the asset sale will be used to pay off our lender, Back Bay Capital Funding LLC. Our loan agreements with Back Bay require us to pay a high interest rate on the money borrowed and to incur substantial bank fees. Management believes that the high interest payments and fees owed to Back Bay have limited the availability of cash for operations and hampered implementation of business plans and initiatives. If we do not receive the proceeds from the sale to Whole Foods Market Group, we will be unable to pay off Back Bay and our available cash will continue to be severely limited. In addition, we will incur an additional fee of $50,000 if the credit facility is not terminated before October 1, 2001. Beginning on November 1, 2001, and each following month, we will incur a fee of (i) $50,000 plus (ii) an additional $25,000 for each month subsequent to October, 2001, if the credit facility is not terminated and all outstanding borrowings repaid as of the first business day of each month.

Risks Of Our Business After The Asset Sale

The Harry's In A Hurry Stores have never been run as a stand-alone business, and we may not be able to successfully operate them.

     After the closing of the asset sale, we will continue to own the six Harry's In A Hurry Stores. Because the megastores were opened prior to the Harry's In A Hurry Stores, we have never run these stores on a stand-alone basis. We may be unable to operate these stores profitably without the support of the megastores and other assets being sold. In addition, we may not be able to reduce our overhead costs in proportion to the amount of assets being sold, which may have a negative impact on our financial results.

     Furthermore, we may not be able to supply the Harry's In A Hurry Stores in a cost efficient way. We intend to enter into a Supply Agreement with Whole Foods Market Group, but the term of this agreement is only one year, with two one-year renewal options. If we are unable to set up alternative supply arrangements, the quality and variety of products we offer could decrease, causing us to loose customers and revenue.

We will continue exploring strategic alternatives for the remaining company.

     Our board of directors and the special committee of the board of directors intend to continue exploring strategic alternatives for our business. Possible alternatives include selling all of our stock or remaining assets, closing one or more Harry's In A Hurry stores, changing the format and business strategy of our remaining stores, expanding our business in terms of the number of stores and geographic location, or liquidating the company. At this time, neither the board of directors nor the special committee knows which alternatives might be considered or tried, or what impact any alternative might have on shareholder value. Any alternative we select may have unanticipated negative consequences.

Closing any of our Harry's In A Hurry stores could be expensive and decrease our available cash.

     If our board of directors decides to close any of the Harry's In A Hurry stores, we may have to make significant cash payments to landlords and equipment lessors. Each of the Harry's In A Hurry locations is leased pursuant to a long-term, non-cancellable lease. If our board of directors decided to close a store, we would have to negotiate with the landlord of that store to terminate the lease, which probably would require us to pay at least a portion of the future rent to the landlord. Alternatively, we could try to find a third party to assume the lease with the landlord's consent. However, any third party probably would require that we pay them an amount equal to a specific number of month's rent in exchange for assuming an already negotiated contract. In addition, much of the equipment in the Harry's In A Hurry stores is leased, and we would have to negotiate terminations of equipment leases with the lessors, including possibly having to pay early termination penalties. If we decided to close one or more of the Harry's In A Hurry stores, any payments that we had to make probably would decrease the cash available for ongoing operations.

We have a history of significant operating losses and we may not be profitable in the future.

     As of January 31, 2001, we had an accumulated deficit of $24.5 million.
We incurred a net loss, before extraordinary items, of approximately $5.0 million, $1.2 million and $6.6 million in the fiscal years ended January 31, 2001, February 2, 2000 and February 3, 1999. There can be no assurance that we will be profitable in the fiscal year ending January 31, 2002 and beyond. In addition to the present uncertainties, future events that could adversely effect the Company's operating margins and results of operations include:

     .  unanticipated expenses;

     .  increased competition; or

     .  changes in the supply of our products.

The supermarket industry is a highly competitive industry, which affects our continued penetration in the market.

     The supermarket industry is highly competitive and generally characterized by narrow profit margins. We compete in the Atlanta market area with:

     .  numerous traditional grocery stores and supermarkets;

     .  specialty food shops and warehouse club stores;

     .  other farmers market format retailers; and

     .  restaurants and other providers of prepared meals.

     Competition for the consumer's food dollar in Atlanta and in most market areas is intense and is expected to remain so. Many of our competitors have substantially greater financial resources than we do and may be able to compete more successfully.

Confusion over our stores and Whole Foods Market Group's purchased stores could cause us to loose customers.

     During a 12 to 18 month transition period, Whole Foods Market Group intends to operate the megastores under the name "Harry's Farmers Market." Pursuant to the terms of a License Agreement, we have the right, which we intend to use, to continue to operate the Harry's In A Hurry Stores without changing their names. If consumers have negative experiences at the megastores after the asset sale, they may confuse the Harry's In A Hurry stores with the sold megastores. If so, we could loose customers and our financial results could be harmed.

Our ability to borrow money may be limited because we are selling substantially all of our assets.

     We are selling substantially all of our assets, including our owned real estate, to Whole Foods Market Group. If we need to raise money in the future through borrowings, we may not be able to do so, or to borrow enough, because of a lack of collateral. In the past, our owned real estate has been especially attractive as collateral to lenders. After the asset sale closes, we will not own any real estate or as much personal property. If we are unable to borrow needed money, our business operations and financial results could deteriorate.

We may experience substantial price volatility with our products.

     Prices of fresh produce and, to a lesser extent, fresh meat, poultry and seafood items, are highly volatile and based upon available supply. Factors that can significantly affect supply in all types of agricultural production generally include weather, disease and crop failure.

     Wide fluctuations in the prices of fresh produce and other perishable items can adversely impact our revenues and overall profitability. We generally maintain standard profit margins on fresh products regardless of price fluctuations, except at the highest levels where profit margin decreases may occur. However, exceptionally high prices of produce or other fresh products more markedly affect consumer demand than exceptionally low prices. Periods of abnormally high or low product prices could negatively affect both revenues and overall profitability.

Due to the current market conditions of our Class A common stock, our Class A common stock is not very liquid and its market price may be volatile.

     Our Class A common stock, which is quoted on the Over-The-Counter
Bulletin Board, currently has a relatively low market capitalization and trading volume. As a result, holders of our Class A common stock may have difficulty selling their shares for cash. In addition, any change in our financial results or conditions may cause significant volatility in the market price of our Class A common stock. While the general performance of the stock market may cause our stock price to fluctuate in ways unrelated to our operating performance, other factors that may effect the market price of our Class A common stock from period to period, include:

     .  actual or anticipated operating results;

     .  growth rates;

     .  market conditions in the industry; and

     .  announcements by competitors and general economic conditions.

     As a result of the foregoing, our operating results and prospects may be below the expectations of investors from time to time. Perceived lower operating results and prospects would likely materially and adversely affect the price of the Class A common stock.

Our principal shareholder generally controls the voting outcome of all matters brought before shareholders.

     Harry A. Blazer, our President and Chief Executive Officer, beneficially owns 2,050,701 shares of our Class B common stock. Each share of Class B common stock is entitled to 10 votes, as compared to one vote for each share of Class A common stock. Except as law otherwise requires or our Articles of Incorporation expressly provide, the Class A common stock and Class B common stock vote together as a single class. The shares of Class B common stock owned by Mr. Blazer represent all of the Class B common stock outstanding and approximately 83.2% of the total voting power of all of our classes of voting stock. As a result, Mr. Blazer is able to:

     .  elect all of the Company's directors;

     .  amend our Articles of Incorporation;

     . effect or prevent a merger, sale of assets or other business acquisition or disposition; and

     .  otherwise control the outcome of actions requiring shareholder approval.

We have a high level of dependence on senior management.

     Our operational success depends largely upon the skills, experience and efforts of our senior management, especially our founder, President and Chief Executive Officer, Harry A. Blazer. The loss of the services of Mr. Blazer or other members of our senior management could materially and adversely affect our business and prospects. In the event the asset sale to Whole Foods Market Group is approved, Mr. Blazer will be obligated to perform consulting services for Whole Foods Market Group during the next five years. Mr. Blazer's time commitment to Whole Foods Market Group may have a negative impact on our operations.

We have not historically paid dividends and have no current plans to do so.

     We have not paid any dividends on our Class A common stock. We do not intend now to pay dividends on these shares in the future.

                       PROPOSAL 2:  ELECTION OF DIRECTORS

     Pursuant to our bylaws, our board of directors has set the number of directors to serve for the next year at five, all of whom are to be elected at the annual meeting. Shareholders elect directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Shareholders elect directors by a plurality of the votes cast, which means that if a quorum is present, votes withheld from any nominee will have no effect on the outcome of the election of directors. Proxies received will be voted for all the nominees named below, unless authority to do so is withheld. If any nominee is unable or declines to serve as a director at the time of the meeting, which is not anticipated, the board of directors may designate a substitute nominee, in which case the persons named as proxies will vote the shares represented by all valid proxies for the election of the substitute nominees.

     The board of directors has nominated the following persons for election to the board of directors:

     Harry A. Blazer, age 50, is the founder of Harry's Farmers Market and served as the sole General Partner and as Chief Executive Officer of our predecessor from its inception in 1987. Upon our incorporation in 1993, Mr. Blazer was named a director and President and Chief Executive Officer and was elected to the additional office of chairman in June 1994. From 1979 to 1987, Mr. Blazer was employed at DeKalb Farmers Market in Atlanta, Georgia and served as its General Manager from 1983 until 1987, when he left to form Harry's Farmers Market.

     Robert C. Glustrom, age 49, serves as President of Broadstreet, Inc., a bank holding company, and as Chairman of AmTrade International Bank based in Atlanta, Georgia and Miami, Florida. Mr. Glustrom has extensive management experience. In 1985 he became President of a Hyatt Development Corporation affiliated company, founding and opening an international retail, water sports and boating company, and in 1986 he headed Caribbean development for Hyatt Development Corp. In 1987, Mr. Glustrom helped Mr. Colgate Holmes, who at that time was president of the Ritz-Carlton Hotel Company, organize and develop the Holmes Hotel Company. Mr. Glustrom has been a practicing attorney since 1976. Mr. Glustrom was first elected to our board of directors in September 1995.

     Donald M. Pamenter, age 63, is an independent management consultant.
Since 1984 he has served a wide variety of medium to large manufacturing, marketing and service companies. His practice focuses on improving business strategy, operations and competitor management for companies throughout North America and Europe. Mr. Pamenter was an executive with General Foods Corporation from 1978 to 1984. Prior to this, he served as a management consultant with McKinsey & Company in its Toronto and Amsterdam offices. Mr. Pamenter was the co-founder, director and Executive Vice President of Consolidated Computer, Inc., a publicly traded international computer manufacturing and software company established in 1968. Mr. Pamenter was first elected to our board of directors in July 1999.

     Charles W. Sapp, age 66, was first elected to our board of directors in February 1999. Prior to his retirement in 1999, he served as Senior Vice President of Distribution and Manufacturing of H.E. Butt Grocery Company, where he worked from 1981 through 1998. From 1989 until 1993, Mr. Sapp served as Group Vice President, Marketing and Store Operations for H.E. Butt Grocery Company. Prior to his employment with H.E. Butt Grocery Company, Mr. Sapp served as the Vice President of Distribution and Manufacturing with the Alpha Beta Company in California, a subsidiary of American Stores Incorporated, a national grocery store chain. Mr. Sapp has over 40 years experience in the food manufacturing and retailing industry.

     Peter Barr, age 60, was elected to our board of directors in June 2000.
Mr. Barr presently serves as the chairman of the United Kingdom's Meat and Livestock Commission. He previously served as the chairman of Hazlewood Foods plc, a publicly traded company on the London Stock Exchange that is one of the largest distributors of fresh food in Europe and one of the largest manufacturers of pre-made sandwiches in the world. Mr. Barr serves on the Prime Minister's special committee on agriculture and formerly served as chairman of IGD Food Group, an industry-sponsored group that works to improve supply-chain management. In 1997, Mr. Barr was honored by the Queen of England for his services to the food industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.


Officers

    Jim Drummond, age 42, was appointed our Chief Operating Officer in January 2001. Prior to that time, Mr. Drummond served as a consultant to Harry's Farmers Market since July 2000. Mr. Drummond previously worked with Safeway Stores plc in the United Kingdom for 25 years. His last position with Safeway was Retail Operations Director.

    Stephen Whitesmith, age 48, was appointed our Chief Information Officer in January 2001. He previously served as an information technology consultant to Harry's Farmers Market since July 2000. Prior to working with the Company, Mr. Whitesmith was the Director of Information Technology for Safeway Stores plc in the United Kingdom. Mr. Whitesmith has more than 21 years of experience in the supermarket and convenience store industry, most of it spent with Safeway.

Meetings of the Board of Directors and Committees

    Our board of directors conducts its business through meetings of the full board and through committees of the board. During the fiscal year ended
January 31, 2001, our board of directors held five meetings and acted by unanimous written consent on four occasions. Each director attended at least 75% of the meetings held by our board of directors and by committees of the board on which such director served during the past fiscal year.

    Our board of directors has the following standing committees:

    Harry Blazer, Donald Pamenter and Charles Sapp serve on the executive compensation committee. The committee establishes salaries, bonuses and other compensation for officers. The executive compensation committee held two meetings during the last fiscal year, and had informal discussions from time to time.

    Peter Barr, Donald Pamenter and Charles Sapp are members of the audit committee. The audit committee, pursuant to its charter, reviews and makes recommendations to the board of directors on our audit procedures and independent auditor's report to management, recommends the appointment of independent auditors to the board of directors, and establishes and monitors our financial policies and control procedures. The audit committee held four meetings during the last fiscal year, and had informal discussions with management and our auditors from time to time.

    Harry Blazer and Robert Glustrom serve on the stock option committee.
The stock option committee administers our 1993 Management Incentive Plan and 1996 Employee Stock Purchase Plan. During the last fiscal year, the stock option committee acted by unanimous written consent on one occasion.

    The board of directors as a whole functions as a nominating committee to select management's nominees for election to the board. The board of directors will also consider nominees recommended by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

    The United States securities laws require our directors, executive officers and any persons who beneficially own more than 10% of our common stock to file initial reports of ownership and subsequent reports of changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during fiscal 2001 all directors, executive officers and beneficial owners of more than 10% of our common stock made all required filings.

Executive Compensation

     The following table sets forth certain summary information concerning compensation paid or accrued by us for services rendered in all capacities during fiscal 2001, fiscal 2000 and fiscal 1999 for our chief executive officer, and our other executive officers whose annual salary and bonus for fiscal 2001 exceeded $100,000.

                           Summary Compensation Table

                                                        Annual Compensation            Long-Term Compensation
                                               ------------------------------------  ----------------------------
Name and                                                                                      Securities
Principal Position             Fiscal Year           Salary              Bonus            Underlying Options
----------------------       ----------------  -------------------  ---------------  ----------------------------
Harry A. Blazer                    2001             $250,000                  --                        --
 Chairman of the Board,            2000              250,000                  --                        --
 President, Chief                  1999              254,808(1)               --                        --
 Executive Officer

John D. Branch                     2001             $112,327             $20,000                    10,000
 Former Senior Vice                2000              123,750                  --                   235,000
 President, Chief
 Financial Officer and
 Director(2)

----------
(1) Due to our accounting policies, fiscal 1999 was a 53-week period, and Mr. Blazer received additional compensation of $4,808 for such week.
(2) Mr. Branch became our chief financial officer in May 1999 and senior vice president in June 1999. Mr. Branch resigned all his positions with us and our subsidiaries in October 2000. Pursuant to the terms of a Severance Agreement and General Release, at the time of his resignation Mr. Branch received a payment of $20,000 representing previously earned bonus.

Employment Agreements

     We have entered into an Employment and Confidentiality Agreement with Jim Drummond, our chief operating officer. In exchange for Mr. Drummond's services under his Employment Agreement, he (a) receives an annual base salary of $250,000, which may be increased by our board of directors; (b) is entitled to participate in the same incentive, savings, retirement and welfare benefit plans as our other senior executives; (c) receives a car allowance and payment for travel expenses commensurate with other senior executives; (d) receives payment for all expenses relating to his work visa; and (e) received, upon entering into the Employment Agreement, a nonqualified stock option to purchase 200,000 shares of our Class A common stock at the then fair market price.

     If, during the employment period, Mr. Drummond's employment is terminated for any reason by us or by Mr. Drummond, Mr. Drummond will receive a lump sum equal to his annual base salary through the date of termination that has not previously been paid and any compensation previously deferred by him. If, during the employment period, we terminate Mr. Drummond's employment for any reason other than cause, Mr. Drummond also will receive a lump sum payment of 50% of his base salary then in effect. However, any severance payment will be reduced by the aggregate fair value of the shares of our Class A common stock underlying Mr. Drummond's option less the aggregate exercise price of the option. In addition, the Employment Agreement provides that for a two-year period following the termination of his employment for any reason, Mr. Drummond may not disclose or otherwise use any of our confidential information and may not solicit or induce any of our employees to terminate their employment with us.

     We also have entered into an Employment and Confidentiality Agreement with Stephen Whitesmith, our chief information officer. In exchange for Mr. Whitesmith's services under his Employment Agreement, he (a) receives an annual base salary of $150,000, which may be increased by our board of directors; (b) is entitled to participate in the same incentive, savings, retirement and welfare benefit plans as our other senior executives; (c) receives payment for his lodging and meals while in the United States; (d) receives payment for travel expenses for himself and expenses for his spouse's visits to the United States; (e) receives payment for all expenses relating to his work visa; and (f) received, upon entering into the Employment Agreement, a nonqualified stock option to purchase 100,000 shares of our Class A common stock at the then fair market price.

     If, during the employment period, Mr. Whitesmith's employment is terminated for any reason by us or by Mr. Whitesmith, Mr. Whitesmith will receive a lump sum equal to his annual base salary through the date of termination that has not previously been paid and any compensation previously deferred by him. If, during the employment period, we terminate Mr. Whitesmith's employment for any reason other than cause, Mr. Whitesmith also will receive a lump sum payment of 25% of his base salary then in effect. However, any severance payment will be reduced by the aggregate fair value of the shares of our Class A common stock underlying Mr. Whitesmith's option less the aggregate exercise price of the option. In addition, the Employment Agreement provides that for a two-year period following the termination of his employment for any reason, Mr. Whitesmith may not disclose or otherwise use any of our confidential information and may not solicit or induce any of our employees to terminate their employment with us.

     Pursuant to an Employment and Non-Competition Agreement previously entered into by us and John D. Branch, our former senior vice president and chief financial officer, Mr. Branch is prohibited from soliciting or inducing any of our employees to terminate their employment with us for a period of two years following termination of Mr. Branch's employment with us. In addition, under the terms of a Severance Agreement and General Release entered into by us and Mr. Branch, Mr. Branch is prohibited from disclosing any trade secrets or confidential information of the Company.

Option Grants


                       Option Grants In Last Fiscal Year

                                                                                            Potential Realizable
                                                                                              Value at Assumed
                        Number of                                                          Annual Rates of Stock
                        Securities     Percent of Total                                    Price Appreciation for
                        Underlying      Options Granted                                         Option Term
                          Options       to Employees in   Exercise or Base  Expiration     -----------------------
Name                      Granted         Fiscal Year     Price Per Share      Date          5%              10%
----                   ------------    -----------------  ----------------  ----------     ------           ------
Harry A. Blazer               --                --                  --           --           --               --
John D. Branch(1)          10,000              3.10            $1.06250       6/27/05         $0(1)            $0(1)

----------
(1) Mr. Branch resigned all his positions with us and our subsidiaries in October 2000. At the time of his resignation, we entered into a Severance Agreement and General Release with Mr. Branch pursuant to which he agreed to forfeit his right to this option.


                         Fiscal Year-End Option Values

                                        Number of Securities Underlying
                                            Unexercised Options at                Value of Unexercised In-The-Money
                                               January 31, 2001                      Options at January 31, 2001
Name                                       Exercisable/Unexercisable                  Exercisable/Unexercisable
----                                   --------------------------------          ----------------------------------
Harry A. Blazer                                       --                                          --
John D. Branch(1)                                235,000 / 0                                      $0(2)

----------
(1) Mr. Branch resigned all his positions with us and our subsidiaries in October 2000. At the time of his resignation, we entered into a Severance Agreement and General Release with Mr. Branch pursuant to which previously-granted options to purchase an aggregate of 235,000 shares of our Class A common stock vested immediately to the extent they had not previously vested and pursuant to which Mr. Branch agreed to forfeit any rights he might have to any other options.
(2)  None of Mr. Branch's options were in-the-money as of January 31, 2001.

Directors' Compensation

     We pay each of our non-employee directors a quarterly retainer of $5,000, as well as reimbursing directors for any travel and related expenses incurred in connection with their attendance in person at each meeting of our Board of Directors.

     Members of the special committee of our board of directors are paid $2,500 plus expenses for each day during which they perform substantive services as special committee members, including attending committee members, subject to a maximum of $50,000 each.

     Our 1996 Director Stock Option Plan provides that each director who does not hold more than 5% of our stock will be granted five-year options to purchase 10,000 shares of our Class A common stock upon (i) his initial election as a director and (ii) the day immediately following the day of each of our annual shareholders meetings, provided that such director was not granted an option under clause (i) during that same calendar year. The exercise price of the options is equal to the fair market value of the Class A common stock on the date of grant, and the options vest in one-third increments on each of the first three anniversaries of the date of grant. In addition to the automatic grants, upon the initial adoption of the Director Stock Option Plan, each eligible director received an option to purchase 30,000 shares of our Class A common stock. These options vested as to 20,000 of the shares on the date of grant and the remaining 10,000 shares vested on the day prior to the 1997 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

     Harry Blazer, Donald Pamenter and Charles Sapp serve on the executive compensation committee of our board of directors. Mr. Blazer serves as our President and Chief Executive Officer, but neither Mr. Pamenter nor Mr. Sapp are our employees. None of the committee members served as a member of a compensation committee, or other board committees performing similar functions, of any other entity during fiscal 2001. Mr. Blazer routinely excludes himself when the committee discusses and makes determinations regarding his salary and compensation.

Certain Relationships and Related Transactions

     Robert Glustrom is the sole shareholder of RCG Management LLC, the management company for the Harry's Crossing Shopping Center in Cobb county, Georgia, where our Cobb county megastore store is located. RCG is responsible for the daily management of the stores in the shopping center, and we pay RCG a fee of $2,500 per month for the management services. During fiscal 2001, we paid RCG a total of $30,000. RCG has managed the shopping center for the same monthly management fee to date in fiscal 2002. Immediately prior to the closing of the asset sale, we intend to terminate the consulting agreement between us and RCG.

     Mr. Glustrom also serves as a consultant to us in all of our real estate matters and other corporate endeavors. As a consultant, Mr. Glustrom's duties include assisting us with site selection and negotiation for new facilities and supervision and organization for the sales and leases of the distribution center, outparcels and other storage spaces we own. During fiscal 2001, Mr. Glustrom received approximately $88,000 for his services as a consultant. To date, we have not paid Mr. Glustrom any consulting fees in fiscal 2002.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the audit committee shall not be incorporated by reference into any such filings.

                      REPORT OF THE EXECUTIVE COMPENSATION
                      COMMITTEE OF THE BOARD OF DIRECTORS

     The compensation committee is responsible for developing our executive compensation policies and advising the board of directors with respect to these policies. This report by the compensation committee reviews our policies generally with respect to the compensation of all executive officers as a group for the fiscal year ended January 31, 2001 and specifically reviews the compensation established for our Chief Executive Officer for the fiscal year ended January 31, 2001.

     Our policy with regard to executive compensation has consistently been designed to:

     . Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions and to do so in a manner that is commensurate with compensation paid by companies of comparable size within our industry;

     . Reward executive officers for the achievement of short-term operating goals and for the enhancement of our long-term shareholder value; and

     . Align the interests of executive officers with those of our shareholders with respect to short-term operating results and long-term shareholder value.

     The primary components of our compensation to our executive officers, and the relationship of these components to our performance, are discussed below.

Base Salary

     Each year the executive compensation committee members review and approve the base salaries to be paid during the following year to members of our senior management, except for the salary of Harry Blazer, who, as a member of the executive compensation committee, abstains from discussions and determinations regarding his compensation. Annual adjustments to base salaries are determined based on the individual's performance and contributions to our results.

     The executive compensation committee (with Mr. Blazer abstaining) set Mr. Blazer's salary at $250,000 for fiscal 1998 and his salary has remained at that
level since then.   The compensation committee believes that Mr. Blazer's salary is in-line with the average for comparable industry positions. In determining Mr. Blazer's salary, the compensation committee noted that Mr. Blazer is not eligible to receive stock options pursuant to certain of our existing stock option plans and has never received any stock options outside of such plans.
Mr. Blazer also does not receive any additional compensation as a member of our board of directors.

Stock Options

     From the date of our initial public offering, we have used stock option grants as an incentive for executive performance, except for Mr. Blazer who is not eligible to receive stock options pursuant to the terms of our 1993 Management Incentive Stock Option Plan or through our 1996 Director Stock Option Plan. We believe that stock option grants provide executives with the opportunity to buy and maintain an equity interest in us and to share in the rewards of stock appreciation. Stock option grants have value only if the stock appreciates in value from the date the options are granted. Officers are encouraged to hold shares upon the exercise of the options, linking their interests to those of other shareholders.

     While Mr. Blazer has never been granted stock options, the compensation committee has noted Mr. Blazer's majority ownership of our outstanding common stock and recognized the relationship between our performance and stock value to Mr. Blazer's potential compensation.

Bonuses

     In light of our performance during fiscal 2001, the compensation committee decided not to grant any bonuses for the past fiscal year. While in the past the compensation committee has used bonuses to provide officers with the support to continue their efforts towards our overall success, the compensation committee felt that our current financial performance did not justify such awards for fiscal 2001. However, the compensation committee may decide to grant bonuses in fiscal 2002 and in the future, as such bonuses contribute to our ability to attract and retain talented executives who seek to be rewarded for performance.

     The sole exception to the lack of bonuses during fiscal 2001 related to a payment to John Branch, our former Chief Financial Officer. In October 2000, Mr. Branch resigned from all his positions with us and our subsidiaries. Pursuant to the terms of a Severance Agreement and General Release, which was approved by the compensation committee, at the time of his resignation Mr. Branch received a payment of $20,000 representing a previously earned bonus in connection with his efforts in our 1999 refinancing.

Summary

     We remain committed to the implementation of compensation practices that are increasingly linked to our performance. We believe that our current compensation policies and practices are appropriate considering our disappointing performance during the last fiscal year. As our performance improves, we anticipate that additional performance-based compensation practices will be implemented.

COMMITTEE MEMBERS:

Harry A. Blazer
Donald M. Pamenter
Charles W. Sapp

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the audit committee shall not be incorporated by reference into any such filings.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes. The audit committee is composed of three independent directors, each of whom is financially literate and has financial management expertise. The audit committee operates under a written charter adopted by the board of directors on June 9, 2000.

     The audit committee reviews with our independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any. Members also consult with the independent accountants and management with regard to our accounting methods and the adequacy of our internal accounting controls as well as review the range of the independent accountants' audit and nonaudit fees. The audit committee also discusses annually with the independent accountants (1) the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended, and (2) the independent accountants' independence from the Company and its management, including the matters in the written disclosures the independent accountants provide to the audit committee as required by Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees.

     The audit committee has reviewed our audited year-end financial statements and discussed them and the audit with our management and the auditors. Based on the review and discussions referenced above, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001 as filed with the SEC on May 16, 2001.

Committee Members
Donald M. Pamenter (Chairman)
Peter Barr
Charles W. Sapp

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total shareholder return on our Class A common stock against the cumulative total return of the Nasdaq Stock Market Index and a composite index for corporations in our industry (i.e., classified under the same Standard Industrial Classification Code ("SIC"), 541--Grocery Stores) for the period commencing February 1, 1996 and ending January 31, 2001. The graph assumes that the value of the investment in our Class A Common Stock and each index was $100 on February 1, 1996. The change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for the period, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the period, by (ii) the share price at the beginning of the period. We have not paid any dividends during the period covered by the graph.

                              [PERFORMANCE GRAPH]

                                      Total Returns for Years Ending
                                      ------------------------------
                           1/31/96   1/29/97   1/28/98   2/3/99   2/2/000   1/31/01
                          --------  --------  --------  -------  --------  --------
Harry's Farmers Market    $ 100.00  $ 126.09  $  60.87  $ 39.13  $  42.39  $  18.47
Industry Index            $ 100.00  $ 131.43  $ 168.49  $226.49  $ 159.36  $ 183.55
NASDAQ Market Index       $ 100.00  $ 131.60  $ 155.01  $241.93  $ 361.89  $ 259.11


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Grant Thornton LLP, our independent auditors since 1990, to be our independent auditors for fiscal 2002. A representative of Grant Thornton is expected to be present at the shareholders meeting, to be available to answer appropriate questions and to make a statement, if desired.

     Audit Fees. Grant Thornton has billed us an aggregate of $139,000 for its audit of our financial statements for the fiscal year ended January 31, 2001 and its review of our financial statements included in our Form 10-Q filing made for the first quarter of the fiscal year ended January 30, 2002.

     Other Fees. In addition, Grant Thornton has billed us an aggregate of $24,120 for its audit of our 401(k) plan and Section 125 plan, preparation of our local, state and federal tax returns for the calendar year 2000 and tax consulting advice. The audit committee of our board of directors has determined that Grant Thornton's preparation of our tax returns and tax consulting advice are compatible with Grant Thornton maintaining its independence as our auditors.

       SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS

     To be considered for inclusion in our proxy statement for the 2002 annual meeting, director nominations and other proposals of shareholders must be submitted in writing to us on or before ___________, 2002. For any director nomination or other proposal that is not submitted for inclusion in next year's proxy statement but is instead sought to be presented directly to the shareholders at the 2002 annual meeting, management will be able to vote proxies in its discretion if we:

     . receive notice of the proposal before the close of business on __________, 2002 and advise shareholders in the proxy statement for the 2002 annual meeting about the nature of the proposal and how management intends to vote on the proposal, or

     . do not receive notice of the proposal before the close of business on _________, 2002.

     All director nominations and other proposals of shareholders with regard to the 2002 annual meeting should be submitted by certified mail, return receipt requested, to Harry's Farmers Market, Inc., 1180 Upper Hembree Road, Roswell, Georgia 30076, Attention: Barbara Worrell, Corporate Secretary.

                                 ANNUAL REPORT

     Our 2001 annual report is being mailed to shareholders with this proxy statement. The annual report contains our consolidated financial statements and the report on the financial statements of Grant Thornton LLP, our independent public accountants.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Anything we file with the SEC may be read and copied at the following locations of the SEC:

Public Reference Room         New York Regional Office     Chicago Regional Office
Room 1024, Judiciary Plaza    Suite 1300                   Citicorp Center, Suite 1400
450 Fifth Street, N.W.        7 World Trade Center         500 West Madison Street
Washington, D.C.  20549       New York, New York  10048    Chicago, Illinois 60661

     Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings also should be available to the public from commercial document retrieval services and at the web site the SEC maintains at http://www.sec.gov.
----------

     The SEC allows us to incorporate by reference information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in, or incorporated by reference in, this proxy statement. This proxy statement incorporate by reference the documents set forth below that we previously filed with the SEC (SEC File No. 0-21486)and that contain important information about us:

     .  Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2001.

     We may be required to file other documents with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the time this proxy statement is mailed and the date of the annual meeting. Those other documents will be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date they are filed with the SEC.

     You may obtain any of the documents incorporated by reference through us, the SEC or the SEC's web site as previously described. Document incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing. If you would like to request documents from us, please send a request to us promptly at the following address in order to receive them before the annual meeting:

                 Harry's Farmers Market, Inc.
                 1180 Upper Hembree Road
                 Roswell, Georgia  30076
                 Attn.:  Barbara Worrell, Corporate Secretary

     You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated ____________, 2001. You should not assume that the information contained in this proxy statement accurate as of any date other than this date. Neither the mailing of this proxy statement to our shareholders nor the completion of the asset sale will create any implication to the contrary

                                    ANNEXES

Annex A - Asset Purchase Agreement

Annex B - Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors,
          Inc.

Annex C - Voting Agreement

Annex D - Article 13 of the Georgia Business Corporation Code

                                                                         ANNEX A

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of August 9, 2001 ("Agreement"), is by and among Harry's Farmers Market, Inc., a Georgia corporation ("Parent"), Karalea, Inc., a Georgia corporation ("Karalea"), Marthasville Trading Company, a Georgia corporation ("Marthasville, and together with Parent and Karalea, the "Seller"), and Whole Foods Market Group, Inc., a Delaware corporation ("Purchaser").

     WHEREAS, Seller is engaged in the ownership and operation of three mega-format "Harry's Farmers Market" supermarkets and related real estate assets (including certain real estate operated as a shopping center and leased by Seller to third parties), a distribution center, a commissary and other support facilities (collectively the "Stores") and six small format "Harry's In A Hurry" food stores (the "Excluded Stores"); and

     WHEREAS, Purchaser desires to purchase certain assets and assume certain liabilities of Seller, and Seller desires that Purchaser engage in such transactions; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, the majority stockholder of Seller has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, indicating the intent of such person to support the transactions contemplated hereby;

     In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF ASSETS.
     ---------------------------

     1.1.  Purchase and Sale.  At the Closing (as hereinafter defined) and
           -----------------
subject to the terms and conditions of this Agreement, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all of Seller's right, title and interest in and to the following assets (the "Purchased Assets"):

           (a) Seller's fee interest in the real property identified on Schedule 1.1(a) as "Owned Real Estate," together with all buildings and improvements located thereon (the "Owned Improvements") and together with all fixtures, plants, vehicles, equipment, machinery, spare parts, tools, instruments, furniture and other items of personal property owned by Seller, used in the operation of Seller's business and located thereon or attached thereto (collectively, the "Personal Property - Owned Real Estate"), and, to the extent assignable, Seller's leasehold interests in the real property identified on Schedule 1.1(a) as "Leased Real Estate," together with all vehicles, equipment, computer hardware and software, machinery, spare parts, tools, instruments, furniture, fixtures and other tangible personal property owned by Seller, used in the operation of Seller's business and located thereon or attached thereto (collectively, the "Personal Property - Leased Real Estate"; the Personal Property - Owned Real Estate and the Personal Property - Leased Real Estate shall be collectively referred to herein as the "Personal Property") (the Owned Real Estate, Owned Improvements and Leased Real Estate shall be collectively referred to herein as the "Real Estate");

          (b) All of Seller's right, title and interest as lessor in all leases covering the Owned Real Estate (said leases, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the "Cobb Leases" and are identified on Schedule 1.1(b) hereto), as the same may be further amended, modified, supplemented or terminated through the Closing Date with the mutual consent of Seller and Purchaser, which consent may not be unreasonably withheld, conditioned or delayed by Purchaser;

          (c) All of Seller's right, title and interest in and to the management contracts, service contracts and agreements affecting the Owned Real Estate and Leased Real Estate (said contracts and agreements, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the "Assumed Contracts" and are identified on Schedule 1.1(c) attached hereto), as the same may be amended, modified, supplemented or terminated through the Closing Date with the mutual consent of Seller and Purchaser, which consent may not be unreasonably withheld, conditioned or delayed by Purchaser;

          (d) All of Seller's rights, privileges, easements and appurtenances, if any, to the Real Estate and to the improvements located thereon, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Real Estate;

          (e) To the extent assignable, all right, title and interest of Seller (if any) in and to all site plans, surveys, soil and substratus studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, and other plans and studies of any kind if existing and in Seller's possession or control that relate to the Real Estate or the Personal Property; provided, however, that the following items (herein collectively, the "Excluded Materials") shall be specifically excluded: (i) such items in Seller's off-site facilities that are duplicates of such items available at the Real Estate; (ii) such items to the extent pertaining to Seller's organization, entity record books, financial statements and tax returns; and (iii) such items to the extent related to any property, agreements, assets or liabilities relating to properties, interests or other pursuits other than the Purchased Assets (collectively, but specifically excluding the Excluded Materials, the "Property Documents");

          (f) All of Seller's right, title and interest, to the extent assignable, in and to any guarantees, licenses, approvals, certificates, permits, and machinery and equipment warranties relating to the Real Estate or necessary to the operation of the Stores;

          (g) All inventory of the Stores, whether on location or in transit as of the Closing Date, to the extent Purchaser may legally purchase such inventory;

          (h) All cash on hand at the Stores and accounts receivable related to the Stores to the extent not collected by Seller prior to the Closing Date;

          (i) As set forth on Schedule 1.1(i), all (i) proprietary information, trade secrets and confidential information, technical information and data, trademarks, trade names, internet domain names and service marks relating to the operation of the Stores; (ii) all causes of action not pending as of the Closing Date related to or in connection with the Purchased Assets; and
     (iii) all licenses and permits necessary or related to the operation of the Stores (collectively, the "Intangible Personal Property"); and

          (j) All books and records related to the Purchased Assets and operation of the Stores, including all financial, accounting and property tax records, computer data and programs, market data, and records and all correspondence with and documents pertaining to transactions with suppliers, governmental authorities and other third parties (provided, however, that copies of the same may be retained by Seller) to the extent in the possession of Seller and prepared or produced in connection with the Purchased Assets but specifically excluding any Excluded Materials (collectively, the "Books and Records").

     1.2  Assumption of Liabilities.   At the Closing, the Purchaser shall
          -------------------------
assume, perform and discharge all of the following obligations of Seller (collectively the "Assumed Liabilities"):

          (a) The current trade accounts payable and other current liabilities incurred in the ordinary course of operation of the Stores, as set forth in the "Accounts Payable" and "Accrued Liabilities" categories on the Current Balance Sheet (as defined herein), to the extent (i) the same have been properly recorded in the general ledger of Seller through the Closing Date and (ii) Seller at the Closing shall have provided a complete listing of the same as recorded on the general ledger through the Closing Date; provided, however, that in no event shall any of the indebtedness of Seller for borrowed money, even to the extent classified as a current liability, be included as one of the Assumed Liabilities;

          (b) To the extent relating to periods on and after the Closing, the liabilities of Seller under the Cobb Leases and the Assumed Contracts;

          (c) Obligations to Transferred Employees as provided in Section 5.5 hereof; and

          (d) All liabilities, obligations and responsibilities (whether contingent or otherwise) arising out of or any way related to the Purchased Assets to the extent relating to periods on or after the Closing, whether known or unknown, contingent or absolute or otherwise.

Except as specifically set forth above, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility, liability or contingent liability of Seller, or any affiliate or successor of Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise. The scheduling of, or representations relating to, liabilities of Seller pursuant to Section 3 of this Agreement shall in no way imply that Purchaser intends to assume any such liability.

     1.3. Excluded Assets.  In no event shall the Purchased Assets include any
          ---------------
of the Excluded Stores, Excluded Materials and other assets listed on Schedule
1.3 hereto (collectively the "Excluded Assets"). In order that Seller may continue to operate and to expand, sale, transfer or otherwise dispose of the Excluded Stores, Purchaser and Seller will, on the Closing Date, enter into the Supply Agreement, substantially in the form of Exhibit B hereto ("Supply Agreement"), and the License Agreement, substantially in the form of Exhibit C hereto (the "License Agreement").

     1.4. Purchase Price.  The consideration to be received by Seller hereunder
          --------------
at the Closing for the Purchased Assets ("Purchase Price") shall be $35,000,000, payable in cash at the Closing, as subsequently adjusted in accordance with the provisions of Section 1.5 and 2.2; provided, however, that the sum of $1,000,000 (as such sum is adjusted pursuant to the Escrow Agreement (as hereinafter defined) from time to time, the "Escrowed Funds") shall be deducted from the Purchase Price. The Escrowed Funds shall be paid to a mutually acceptable escrow agent (the "Escrow Agent") to hold pursuant to the Escrow Agreement, substantially in the form of Exhibit D hereto, subject to such changes as requested by the Escrow Agent as reasonably agreed to by Purchaser and Seller (the "Escrow Agreement"). The foregoing Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and as set forth on a schedule to be mutually prepared by Seller and Purchaser at the Closing. Seller and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein in a manner consistent with such allocation.

     1.5  Prorations.  Except as elsewhere set forth herein, all items of income
          ----------
and expense arising from the operation of the Stores and ownership of the Purchased Assets on or before the Closing Date shall be for the account of Seller and thereafter shall be for the account of Purchaser, with such items being prorated accordingly. Proration of the items described below between Seller and Purchaser, as well as any and all other items as may be typically prorated between the parties, shall be effective as of 12:01 a.m., local time, on the day immediately following the Closing Date and shall occur as follows with respect to those rights, liabilities and obligations of Seller transferred to and assumed by Purchaser hereunder:

          (i) Liability for state and local real estate and personal property taxes and any water and sewer use charges assessed on the Purchased Assets payable with respect to the year 2001 shall be prorated as between Seller and Purchaser on the basis of the number of days of the tax year elapsed to and including such date.

          (ii) Prepaid items, deposits, credits, payables and accruals such as utilities, other service charges, rental and other payments or advances under any Assumed Contracts (but specifically excluding the rents and other items covered under subsection (iii) below) shall be prorated between Seller and Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

          (iii) All rent received by Seller or Purchaser after Closing with respect to the Cobb Leases shall be applied first to current rentals and then to delinquent rentals, if any, in the order of their maturity. In the event that there shall be any rents or other charges under any of the Cobb Leases that, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year-end common area expenses), then any rent or charges of such type shall, to the extent applicable to a period prior to or extending through the Closing, be prorated between Seller and Purchaser as of the Closing Date upon collection by either Seller or Purchaser and paid to the party owed pursuant to the last grammatical paragraph of this Section 1.5.

          (iv) Purchaser shall be responsible for the payment of (i) all "Tenant Inducement Costs" (as hereinafter defined) and those leasing commissions, which leasing commissions are described on Schedule 1.5(iv), as potentially modified as set forth below, whether (A) a result of any renewals or expansions of existing Cobb Leases approved by Purchaser between the date hereof and the date of Closing or (B) under any new Cobb Leases, approved by Purchaser and entered into between the date hereof and the date of Closing, and (ii) all Tenant Inducement Costs and leasing commissions entered into by Purchaser that become due and payable from and after the date of Closing. Any Tenant Inducement Costs due and payable prior to Closing or not set forth on Schedule 1.5(iv) (as potentially modified as set forth below) shall be the sole responsibility of Seller. Purchaser's approval (which approval may not be unreasonably withheld, conditioned or delayed) of any leasing commissions under either clauses (A) or (B) above will be so indicated by an amendment to Schedule 1.5(iv). If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller for such Tenant Inducement Costs or leasing commissions at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any payments required under a Cobb Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing.

All such prorations shall be made as of the Closing Date to the extent practicable and the Purchase Price adjusted therefor, with any additional prorations to be agreed upon from time to time as promptly as practicable during the nine month period following the Closing Date. Notwithstanding the foregoing, if Seller collects any rent or charges described in subsection (iii) above, Seller shall, within 15 days after the receipt thereof, deliver to Purchaser any such rent that Purchaser is entitled to pursuant to this Section 1.5, and if Purchaser collects any such amounts, Purchaser shall, within 15 days after the receipt thereof, deliver to Seller any such rent that Seller is entitled to pursuant to this Section 1.5. Further, general real estate and ad valorem taxes and assessments for the current tax year for the Real Estate, although based on the 2001 tax year, will not be final and will be re-prorated between Seller and Purchaser upon receipt of the final real estate and ad valorem tax bill for the time period in which the Closing occurred. Seller and Purchaser agree to pay the other any amounts due based on the re-proration, within 30 days of receipt of such final tax bill.

2.   CLOSING PROCEDURES.
     ------------------

     2.1  Closing.  A closing (the "Closing") to effect the purchase and sale of
          -------
the Purchased Assets shall be held at the offices of Alston & Bird LLP, counsel to Seller, on such date (the "Closing Date") that is the fifth business date after the satisfaction or waiver of all conditions precedent to the Closing, or such other date as may be mutually agreed upon by the parties; provided, however, the parties shall use their reasonable best efforts to close on the last day of a fiscal month of Seller to the extent practicable. At the Closing, Purchaser and Seller shall deliver or cause to be delivered the documents and instruments described in Sections 6 and 7 herein. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     2.2. Post-Closing Adjustment Procedure.
          ---------------------------------

          (a) Purchaser, at its sole cost and expense, shall prepare and deliver to Seller within 90 days after the Closing Date an unaudited balance sheet of the Purchased Assets and the Assumed Liabilities as of the Closing Date ("Closing Balance Sheet"), prepared in accordance with generally accepted accounting principles ("GAAP") consistent with past practices used by Seller. Purchaser shall permit Seller, at its sole cost and expense, and its accountants to participate in the preparation thereof (including the right to observe any physical inventory) and shall promptly make available to Seller and its accountants all work papers and other pertinent information used in connection therewith. Seller shall have full access to the books, records, properties and personnel of Purchaser for purposes of verifying the Closing Balance Sheet.

          (b) Within 30 days after the Closing Balance Sheet is delivered to Seller pursuant to Section 2.2(a) above, Seller shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgement accepting the Closing Balance Sheet or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Closing Balance Sheet ("Adjustment Report"). A failure by Seller to deliver the Adjustment Report within the required 30-day period shall constitute Seller's acceptance of the Closing Balance Sheet.

          (c) During a period of 15 days following the receipt by Purchaser of the Adjustment Report, Seller and Purchaser shall attempt to resolve any difference they may have with respect to the matters raised in the Adjustment Report. In the event the Purchaser and Seller fail to agree on any of Seller's proposed adjustments contained in the Adjustment Report within such 15 day period, then Seller and Purchaser mutually agree that the Atlanta, Georgia office of the firm of PriceWaterhouseCoopers, certified public accountants ("Independent Auditors"), shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. Purchaser and Seller each represent that it and its affiliates have no current relationship with the Independent Auditor nor had any relationship within the past three years. When making its decision, the Independent Auditors shall follow GAAP consistent with past practices used by Seller. The decision of the Independent Auditors shall be final and binding on Seller and Purchaser, and may be used in a court of law by either Seller or Purchaser for the purpose of enforcing such decision. The costs and expenses of the Independent Auditors and their services rendered pursuant to this Section 2.2(c) shall be borne equally by Seller and Purchaser.

          (d) In the event that after finalization (which shall be deemed to mean either the failure of Seller to deliver an Adjustment Report within the 30-day period referred to Section 2.2(b) or, if Seller delivers such an Adjustment Report, promptly upon the resolution of the matters raised in such Adjustment Report pursuant to Section 2.2(c)) of the Closing Balance Sheet, the "Net Working Capital" (as defined) of Seller is less than $1,300,000 (which amount has been calculated as shown on Schedule 2.2(d)), then Seller shall promptly pay to Purchaser the amount of such deficiency below $1,300,000; provided, however, the total amount paid by Seller pursuant to this Section 2.2(d) shall be paid only from the Escrowed Funds and shall not exceed the amount of the Escrowed Funds. In the event that after finalization of the Closing Balance Sheet, the "Net Working Capital" (as defined) of Seller is greater than $1,300,000, then Purchaser shall promptly pay to Seller the amount of such surplus above $1,300,000. As used herein, "Net Working Capital" shall mean the current assets of Seller less the current liabilities of Seller, prepared in accordance with
     Schedule 2.2(d);

     provided, however, that all Excluded Assets and all liabilities which are not Assumed Liabilities shall be excluded from the computation of Net Working Capital.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.  Except as qualified by the
     ----------------------------------------
schedules attached hereto, numbered to correspond with the representations so qualified (the "Disclosure Schedules"), Seller hereby represents and warrants to Purchaser as follows:

     3.1. Organization and Good Standing.  Each of Parent, Marthasville and
          ------------------------------
Karalea is a corporation duly incorporated and validly existing under the laws of the State of Georgia.

     3.2. Binding Effect.  This Agreement has been duly authorized, executed and
          --------------
delivered by Seller and, subject to the approval of this Agreement and the transactions contemplated hereby by the requisite holders of common stock of Seller, is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other similar laws affecting the enforcement of creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.3. Consents; Compliance with Other Instruments.
          -------------------------------------------

          (a) Except as set forth on Schedule 3.3, neither the execution and delivery by Seller of this Agreement nor the consummation by it of the transactions contemplated hereby will materially violate, breach, be in conflict with, or constitute a material default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of Seller pursuant to (i) the articles of incorporation or bylaws of Parent, Marthasville or Karalea or (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other material agreement or instrument, judgment, order, injunction, or decree by which Seller is bound, to which it is a party, or to which any of its material assets are subject.

          (b) Except as contemplated elsewhere herein and except as set forth in Schedule 3.3, Seller is not required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (c) Except as contemplated elsewhere herein and except as set forth in Schedule 3.3, no waiver, consent, approval or authorization of any governmental or regulatory authority or instrumentality or any other person is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (d) The only consents from any non-governmental person or entity which are required to be obtained by Seller in connection with the execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby are set forth on Schedule 3.3, and, except as set forth on Schedule 3.3, all such third party consents have been so obtained.

     3.4. Financial Statements and Records of Seller; SEC Reports.
          -------------------------------------------------------

          (a) Seller has made available to Purchaser the following financial statements of Seller (the "Seller Financial Statements"): (i) the balance sheet as of January 31, 2001 and statements of operations, cash flows and stockholders' equity for the fiscal year then ended, accompanied by the report of Seller's independent public accountants thereon, and (ii) the unaudited balance sheet as of May 2, 2001 (the "Current Balance Sheet") and statements of operations and cash flows for the 13 weeks then ended.
     Except as described on Schedule 3.4, the Seller Financial Statements present fairly the assets, liabilities and financial position of Seller as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with GAAP. The books and records of Seller have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of Seller set forth in the Seller Financial Statements.

          (b) All inventory used in the conduct of the operations of the Stores reflected on the Current Balance Sheet, or acquired since the date thereof, was acquired and has been maintained in the ordinary course of business, consists substantially of good and merchantable quality and, other than after acquired inventory, has been recorded on the Current Balance Sheet in accordance with GAAP. Inventory acquired since the date of the Current Balance Sheet consists of good and merchantable quality and has been properly recorded in the general ledger of Seller according to GAAP.

          (c) Except as described on Schedule 3.4, the accounts payable and accrued expenses reflected on the Current Balance Sheet include all trade liabilities and accrued expenses incurred in the ordinary course of business as of that date, and have been recorded on the Current Balance Sheet in accordance with GAAP. All trade accounts payable and accrued expenses incurred since the date of the Current Balance Sheet have been recorded in the general ledger of Seller according to GAAP. As of the Closing Date, none of the trade accounts payable included in the Assumed Liabilities will relate to invoices incurred for purposes other than the operation of the Stores.

          (d) Seller has made available to Purchaser (i) Seller's Annual Report on Form 10-K for the year ended January 31, 2001, including all exhibits filed thereto and items incorporated therein by reference, (ii) Seller's Quarterly Report on Form 10-Q, including all exhibits thereto and items incorporated therein by reference, for the 13 weeks ended May 2, 2001 and (iii) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by Seller with the Securities and Exchange Commission (the "SEC") since January 1, 1999, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "Seller SEC Reports"). As of their respective dates, the Seller SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.5. Absence of Certain Changes.  Except as set forth on Schedule 3.5,
          --------------------------
since May 2, 2001, Seller has not (except as may result from the transactions contemplated by this Agreement or as set forth on the Seller Financial Statements):

          (i) suffered any material adverse change in its results of operations or financial condition related to the Stores;

          (ii) suffered any damage or destruction to or loss of the Purchased Assets not covered by insurance, excluding normal wear and tear; or

          (iii) entered into or terminated any material agreement, commitment or transaction (other than the Assumed Contracts, the Permitted Encumbrances and/or the Cobb Leases, each as scheduled and attached hereto), or agreed or made any changes in the Assumed Contracts.

     3.6. No Material Undisclosed Liabilities.  There are no material
          -----------------------------------
liabilities or obligations of Seller related to the Purchased Assets or Assumed Liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than (i) the liabilities and obligations that are fully reflected, accrued, or reserved against on the Seller Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since May 2, 2001; or (ii) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with GAAP.

     3.7. Real Estate.
          -----------

          (a) With respect to the Owned Real Estate, Seller has not granted any mortgages, pledges, liens, security interests or encumbrances of any kind other than the mortgages that will be satisfied in connection with the Closing and the permitted exceptions set forth on Schedule 3.7 hereto (the "Permitted Exceptions"), and Seller holds fee simple title and/or leasehold title free and clear of all encumbrances other than such mortgages and the Permitted Exceptions.

          (b) A true, complete and correct copy of the lease evidencing Seller's interest in the Leased Real Estate has been made available to Purchaser.

          (c) Seller has not received written notice of any violation of law, municipal or county ordinances or other legal requirements with respect to the Stores (or any part thereof) or with respect to the use, occupancy or construction thereof. Seller has not received any written notice of any pending or threatened termination or impairment of access to the Real Estate or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

          (d) Seller has not received any written notice (i) that either the whole or any portion of the Real Estate is to be condemned, requisitioned or otherwise taken by any public authority, (ii) of violation of restrictive covenants, deed restrictions or governmental requirements on the Real Estate which have not been remedied, (iii) of any proceedings which would cause the change, redefinition or other modification of the zoning classification or (iv) any proceedings to widen or realign any street or highway adjacent to the Real Estate. Seller has received no written notice of any pending public improvements that may result in special assessments against any of the Real Estate.

          (e) Except as set forth on Schedule 3.7 and 3.7(e) and in each case solely in respect of the Real Estate:

              (i) Seller has not received any written notice from any governmental authority that Seller is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter "Environmental Laws");

              (ii) Seller has not received written notice from any third party, including without limitation any federal, state or local governmental authority, (A) that Seller has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. (S)6903(5), any hazardous substance as defined by 42 U.S.C. (S)9601(33) or any toxic substance, oil or hazardous material or other hazardous chemical or hazardous substance regulated by any Environmental Laws ("Hazardous Substances") which Seller has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Seller conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that Seller is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise), legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

               (iii) (A) no portion of any of the Real Estate has been used by Seller for the handling, manufacturing, processing, storage or disposal of Hazardous Substances in material violation of applicable Environmental Laws, and to the knowledge of Seller, no underground storage tank for Hazardous Substances is located on such properties;
          (B) in the course of any activities conducted by Seller on the Real Estate, no Hazardous Substances have been generated by Seller or are being used by Seller on such properties in material violation of applicable Environmental Laws; and (C) to the knowledge of Seller, there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) by Seller or threatened releases by Seller of Hazardous Substances on, upon, into or from any of the Real Estate in material violation of applicable Environmental Laws.

          (f) Except as set forth on Schedule 3.7(f), Seller has not received written notice and has no knowledge that any of the sites constituting the Owned Real Estate are not in compliance in all material respects with the Americans with Disabilities Act, as amended, and all applicable state statutes and local ordinances and regulations promulgated pursuant thereto related to persons with disabilities, handicaps and special needs, all to the extent the foregoing is presently applicable to the Owned Real Estate and to the extent the Owned Real Estate is not grandfathered as legal nonconforming.

          (g) To Seller's knowledge, there are no pending legal proceedings or administrative actions of any kind or character pending against any of the Real Estate that, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Real Estate or any portion thereof or that could in any material way interfere with the consummation of the transactions contemplated herein by Seller.

          (h) Seller has received no written notice from any city, county, state, federal or other government authority of any material violation of any law, statute, ordinance, regulation, or administrative or judicial order or holding, whether or not appearing in public records, with respect to the Real Estate, which violation has not been corrected or otherwise addressed.

          (i) Seller has received no written notice from any city, county, state, federal or other government authority relating to noncompliance with any applicable building code or restriction that has not been corrected or otherwise addressed.

          (j) To Seller's knowledge and subject to the terms and conditions thereof, the Cobb Leases are in full force and effect and have not been modified except as disclosed on Schedule 3.7(j). There are no outstanding assignments by Seller of Seller's interest in the Cobb Leases except for those that will be satisfied at Closing or are set forth on Schedule 3.7(j). To Seller's knowledge, there are no other leases, service contracts, maintenance agreements or other agreements to which Seller is a party with respect to the Real Estate that will survive the Closing other than the Cobb Leases, the Permitted Exceptions or the Assumed Contracts.

     3.8. Title to Properties. Seller has, and will convey to Purchaser at
          -------------------
Closing, good and insurable fee or leasehold title, as applicable, to the Owned Real Estate and the Personal Property, free and clear of any lien, claim or encumbrance, except for (i) liens for taxes, assessments or other governmental charges not yet due and payable, (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable and (iii) the Permitted Exceptions.

     3.9. Condition of Personal Property. All of the Personal Property is in
          ------------------------------
good condition and working order, ordinary wear and tear excepted, and is reasonably suitable for the uses for which intended, free from any defects known to Seller, except such minor defects as do not substantially interfere with the continued use thereof.

     3.10 Litigation and Government Claims. Except as set forth on Schedule
          --------------------------------
3.10, there is no pending suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which Seller is a party or to which its assets are subject which would, if decided against Seller, individually or in the aggregate, have a material adverse effect on the Purchased Assets (excluding the Real Estate, which representations are embodied in Sections 3.7 and 3.8 hereof) or in any material way interfere with the consummation by Seller of the transactions contemplated by this Agreement. To Seller's knowledge, there are no such proceedings threatened, contemplated, or any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) which would, if decided against Seller, individually or in the aggregate, have a material adverse effect on the Purchased Assets (excluding the Real Estate, which representations are embodied in Sections 3.7 and 3.8 hereof) of Seller or in any material way interfere with the consummation by Seller of the transactions contemplated by this Agreement.

     3.11.  No Violations or Defaults. To Seller's knowledge, Seller is not in
            -------------------------
violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a material violation of or material default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon the Purchased Assets (excluding the Real Estate, which representations are embodied in Sections 3.7 and 3.8 hereof) pursuant to, any agreement, instrument, judgment, order, injunction, or decree to which Seller is a party, by which Seller is bound, or to which any of its assets is subject, except where such violation or default would not have a material adverse effect on the Purchased Assets (excluding the Real Estate, which representations are embodied in Sections 3.7 and 3.8 hereof) or in any material way interfere with the consummation by Seller of the transactions contemplated by this Agreement.

     3.12.  Labor Matters. Seller is not party to any collective bargaining
            -------------
agreements with any union, and no collective bargaining agreement is currently being negotiated by Seller. There is no labor strike or similar material dispute pending or, to Seller's knowledge, threatened against or involving Seller.

     3.13.  Assumed Contracts. Seller has furnished or made available accurate
            -----------------
and complete copies of the Assumed Contracts to Purchaser. All of the Assumed Contracts are valid, binding and enforceable obligations of Seller subject to the terms and conditions thereof.

     3.14.  Transaction with Affiliates. As of the Closing, Seller and its
            ---------------------------
Affiliates shall have transferred to Seller good and valid title to any equipment, fixtures or other assets (other than Excluded Assets) owned by Seller and its Affiliates which are primarily used in the operation of the Stores. Upon the occurrence of the Closing, neither Seller nor any Affiliate of Seller will have any material interest in or will own any material property or material right used principally in the operation of the Stores. The term "Affiliate" shall mean Seller and any of its subsidiaries, officers or directors. Seller and the wholly-owned subsidiaries listed on Schedule 3.14 constitute the sole legal entities which conduct the business of Seller, except and to the extent RCG Management, L.L.C. manages the Harry's Crossing Shopping Center for Seller.

     3.15.  Compliance with Laws. Except as set forth on Schedule 3.7(e) and/or
            --------------------
3.7(f), as relates to the Purchased Assets (excluding the Real Estate, which representations are embodied in Sections 3.7 and 3.8 hereof) and Assumed Liabilities, Seller is in material compliance with all material laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to Seller, except for such non-compliance that is not reasonably likely to have, individually or in the aggregate, a materially adverse effect on the Purchased Assets (excluding the Real Estate, which representations are embodied in Sections 3.7 and 3.8 hereof) or in any material way interfere with the consummation by Seller of the transactions contemplated by this Agreement. As it relates to the Purchased Assets (excluding the Real Estate, which representations are embodied in Sections 3.7 and 3.8 hereof) and Assumed Liabilities, Seller has not been charged with, or received notice of investigation with respect to, any material violation of any provision of any federal, state or local law or administrative regulation applicable to Seller.

     3.16.  Intellectual Property. Seller owns or has valid, binding and
            ---------------------
enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use in connection with the operation of the Stores, without any known conflict with the rights of others. Except as set forth in Schedule 3.16, Seller has not received any notice from any other person pertaining to or challenging the right of Seller to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Seller.

     3.17.  Non-Foreign Person. Seller is not a "foreign person" within the
            ------------------
meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (the "Code").

     3.18.  Employee Benefit Plans; ERISA.
            -----------------------------

            (a) Schedule 3.18 sets forth a complete list of each employee pension, profit sharing, stock bonus, stock option, bonus, incentive deferred compensation, hospitalization, medical, insurance, severance or other plan, fund, program or policy providing employee benefits maintained or contributed to by Seller for employees of the Stores (the "Plans").

            (b) Except as set forth in Schedule 3.18, Seller does not contribute, and has not contributed, to any multi-employer plan within the meaning of Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which employees of Seller participate, and no withdrawal liability has been incurred by or asserted against Seller or by any trade or business, whether or not incorporated, which together with the Seller would be deemed a single employer within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") with respect to a multi-employer plan.

            (c) Except as set forth in Schedule 3.18, (i) for each Plan that is intended to satisfy the provisions of Section 401(a) of the Code (the "Code") (A) Seller has obtained a favorable determination letter from the Internal Revenue Service ("IRS") to such effect, (B) to the knowledge of Seller, none of the determination letters has been revoked by the IRS, (C) the IRS has not given any oral or written notice to Seller that it intends to revoke any such determination letter, and (D) to the knowledge of Seller, no event or condition exists that could reasonably be expected to cause such determination to be revoked; (ii) no Plan is subject to Title IV of ERISA or Section 302(a) of ERISA or Section 412 of the Code; (iii) Seller has not sponsored nor maintained a defined benefit plan within the meaning of Section 414(j) of the Code; and (iv) no Plan provides or has provided death or medical benefits (whether or not insured), with respect to current or former employees of Seller beyond their retirement or other termination of service, except as required by Part 6 of Title I of ERISA and Section 4980B of the Code.

            (d) Each of the foregoing plans has been, and is being, operated and administered in accordance with its terms and in compliance with applicable laws, including, but not limited to, ERISA and the Code; provided, however, that this representation and warranty is limited to those failures that could individually or in the aggregate have material adverse effect on the Purchased Assets.

            (e) All contributions that are required to be made with respect to any Plan prior to the Closing have been made.

            (f) In general, there are no facts or circumstances that could, directly or indirectly, subject Purchaser or any of its affiliates to any material liability of any nature with respect to any Plan. It is expressly acknowledged that no liability with respect to any Plan (or predecessor to a Plan), and no multi-employer plan withdrawal liability shall constitute an Assumed Liability within the meaning of Section 1.2 hereof.

     3.19.  Tax Liabilities. Seller has filed all federal, state, county and
            ---------------
local tax returns and reports required to be filed by it with respect to taxes for which successor liability will apply, including payroll, property, withholding, social security, sales and use taxes, to the extent that such taxes relate to the Purchased Assets; has either paid in full all such taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Seller with respect to any such tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been assessed (or, to the knowledge of Seller, claimed or proposed) against Seller, nor has Seller received notice of any such deficiency, delinquency or default.

     3.20.  Brokers and Finders. Except for Houlihan Lokey (the fees of which
            -------------------
shall be borne solely by Seller), Seller has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no other person has, as a result of any agreement or action by Seller, any right or valid claim against Seller, Purchaser or any of Purchaser's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein that would result in any liability to Purchaser.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents
     -------------------------------------------
and warrants to Seller as follows:

     4.1. Organization and Good Standing. Purchaser is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the state of Delaware.

     4.2. Corporate Power and Authority. Purchaser has the corporate power and
          -----------------------------
authority and all licenses and permits required by governmental authorities to execute, deliver and perform its obligations under this Agreement.

     4.3. Binding Effect. This Agreement has been duly authorized, executed and
          ---------------
delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other similar laws affecting the enforcement of creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     4.4. Consents; Compliance with Other Instruments.
          -------------------------------------------

          (a) Neither the execution and delivery by Purchaser of this Agreement nor the consummation by it of the transactions contemplated hereby will materially violate, breach, be in conflict with, or constitute a material default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Purchaser pursuant to (i) its certificate of incorporation or bylaws, or (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other material agreement or instrument, judgment, order, injunction or decree by which Purchaser is bound, to which it is a party, or to which its material assets are subject.

          (b) Except as contemplated elsewhere herein and except as set forth in Schedule 4.4, Purchaser is not required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (c) Except as contemplated elsewhere herein and except as set forth in Schedule 4.4, no waiver, consent, approval or authorization of any governmental or regulatory authority or instrumentality or any other person is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (d) The only consents from any non-governmental person or entity which are required to be obtained by Purchaser in connection with the execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby are set forth on Schedule 4.4, and, except as set forth on Schedule 4.4, all such third party consents have been so obtained.

     4.5. No Knowledge of Misrepresentation or Omission. As of the date of this
          ---------------------------------------------
Agreement, neither Purchaser nor its affiliates has any knowledge that any representation or warranty of Seller is not true and correct in all material respects, nor does Purchaser have knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.

     4.6. DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS OF SELLER CONTAINED
          ----------
ELSEWHERE HEREIN, IT IS EXPRESSLY UNDERSTOOD AND AGREED BY PURCHASER THAT IT IS PURCHASING THE REAL ESTATE "AS IS" AND "WHERE IS," AND WITH ALL FAULTS, AND THAT, EXCEPT AS SET FORTH HEREIN, SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY, PHYSICAL CONDITION OR VALUE OF THE REAL ESTATE, THE INCOME OR EXPENSES FROM OR OF THE REAL ESTATE, OR THE COMPLIANCE OF THE REAL ESTATE WITH APPLICABLE BUILDING OR FIRE CODES, LAWS OR OTHER LAWS, RULES, ORDERS OR REGULATIONS INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT SELLER MAKES NO WARRANTY OF THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ACCORDINGLY, EXCEPT FOR THE PROVISIONS REGARDING SELLER'S REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE HEREIN, PURCHASER IS DEEMED TO BE RELYING ON ITS OWN DILIGENCE AND INVESTIGATIONS WITH RESPECT TO THE REAL ESTATE AND IRREVOCABLY WAIVES ALL CLAIMS AGAINST SELLER WITH RESPECT TO THE REAL ESTATE, OTHER THAN CLAIMS FOR BREACH OF THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT.

     4.7. Brokers and Finders. Neither Purchaser nor any of its affiliates has
          -------------------
engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by Purchaser or its affiliates any right or valid claim against Seller, Purchaser or their respective affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein that would result in any liability to Seller.

5.   CERTAIN COVENANTS.
     -----------------

     5.1. Consents and Approvals.
          ----------------------

          (a) Each of the parties hereto shall, and shall cause each of its affiliates to, use its reasonable efforts in good faith to obtain at the earliest practicable date any approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement and take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and diligently attempt to satisfy, to the extent within its reasonable control, all conditions precedent to its obligations to close the transactions contemplated by this Agreement.

          (b) Seller will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to its fiduciary obligations, the Board of Directors of Seller shall recommend such approval, and Seller shall take all lawful action to solicit such approval.

          (c) Purchaser shall take all necessary action, with the cooperation of Seller, to obtain the consent, to the extent required, of applicable alcoholic beverage agencies to the consummation of the transactions contemplated herein (the "Liquor Consents").

          (d) Purchaser and Seller shall mutually cooperate to obtain the consent, to the extent required, of the lessors of the Leased Real Estate to the assignment of the lease of the Leased Real Estate to Purchaser or one of its subsidiaries (the "Landlord Consents"). In the event the Landlord Consents are not obtained prior to the Closing, the related Leased Real Estate will become an Excluded Asset (without any reduction in the Purchase Price), and the parties will amend Schedule 1.3 accordingly.

          (e) Nothing in this Section 5.1 shall require a party to expend any monies to obtain any approval or consent required hereunder, except for customary attorneys' fees and filing fees incident to the transactions contemplated hereby or as otherwise specifically required under this Agreement.

     5.2. Access to Information and Stores.
          --------------------------------

          (a) Subject to any rights or restrictions under any of the Permitted Title Exceptions or the Cobb Leases, between the date of this Agreement and the Closing Date, Seller will provide to Purchaser and its accountants, counsel and other authorized representatives reasonable access, during normal business hours, to its premises, management, properties, contracts, commitments, books, records and other information and will cause its officers to furnish to Purchaser and its authorized representatives such financial, technical and operating data and other information pertaining to the Stores, as the Purchaser shall from time to time reasonably request.

          (b) Between the date of this Agreement and the Closing Date, Seller will allow the Purchaser, at reasonable times that will not disrupt the operation of the Stores and with the prior consent of Seller (which will not be unreasonably withheld), to meet with, provide hand-out materials about Whole Foods Market, Inc. and its subsidiaries to Store employees and to interview selected Store managers and employees. Further, Purchaser may designate a representative to spend substantially all of his business time on-site at the Stores to observe the operation of the Stores and to assist Seller in the transition of the ownership of the Purchased Assets to Purchaser; and Seller shall provide office space and general office services to such representative (it being understood that Seller shall not be required to incur any out of pocket expense in connection with such activities).

          (c) The Purchaser and its representatives shall maintain the confidentiality of all information (other than information which is generally available to the public) concerning Seller acquired pursuant to the transactions contemplated hereby in the event that the sale of the Purchased Assets is not consummated. All files, records, documents, information, data and similar items relating to the confidential information of Seller shall remain the exclusive property of Seller and shall be promptly delivered to Seller upon termination of this Agreement.

          (d) Notwithstanding any other provision of this Agreement, Purchaser shall not conduct any soil, ground water or other invasive testing of the Owned Real Estate prior to the Closing without the prior written consent of Seller, which consent shall not be unreasonably withheld. Purchaser shall give Seller reasonable advance notice of any examinations, interviews or surveys prior to the Closing, and agrees to conduct all examinations, interviews or surveys during mutually agreed-upon time periods. Seller shall have the right, in its sole discretion, to have a representative present during all such examinations, interviews or surveys conducted by Purchaser or its authorized agents. Purchaser agrees to conduct all examinations, interviews and surveys in a manner that will not cause harm or damage to the Stores and agrees to restore any damage occasioned thereby at its sole cost and expense. Purchaser agrees to indemnify, defend and hold harmless Seller, its directors, officers, employees, agents and assigns from and against any and all claims for injury or death to persons, damage to property or other losses, damages or claims, including in each instance attorneys' fees and litigation costs, arising out of any act or failure to act of Purchaser or any person or firm acting on Purchaser's behalf in connection with the examinations, interviews or surveys conducted pursuant to this subsection (d). This indemnity shall survive the Closing and any termination of this Agreement pursuant to Section 8.1 hereof.

     5.3. No Solicitations.
          ----------------

          (a) From the date hereof until the Closing or until this Agreement is terminated or abandoned as provided in this Agreement, neither Seller nor any of its officers, directors, employees or agents retained by or acting on behalf of Seller, shall directly or indirectly (i) solicit or initiate discussion with or (ii) except as permitted below, enter into negotiations or agreements with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than Purchaser or its authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of any of the Stores, sale of shares of stock or securities or other takeover or business combination transaction (an "Acquisition Proposal") involving Seller, and Seller will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. Seller will notify Purchaser promptly in writing if it becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, Seller with respect to an Acquisition Proposal.

          (b) Notwithstanding the foregoing, in response to any Acquisition Proposal that has not been solicited in violation of Section 5.3(a), Seller may furnish information concerning its business, properties or assets to the person (a "Potential Acquiror") making such unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if (i) Seller's Board of Directors concludes in good faith that such person is reasonably capable of consummating such Acquisition Proposal, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal, and that such Acquisition Proposal could reasonably be expected to result in a Superior Offer (as defined below), and (ii) the Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary obligations to the stockholders of Seller under applicable laws of the State of Georgia. Seller will keep Purchaser fully informed of amendments or proposed amendments to any such Acquisition Proposal.

          (c) The Board of Directors of Seller (i) shall not withdraw or modify or propose to withdraw or modify, in any manner adverse to Purchaser, the approval or recommendation of the Board of Directors of this Agreement or
     (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, unless, in each case, Seller's Board of Directors determines in good faith, based on advice of outside legal counsel, that such Acquisition Proposal is a Superior Offer and the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under applicable laws of the State of Georgia.

          (d) The term "Superior Offer" means an Acquisition Proposal that the Board of Directors determines in good faith (i) is more favorable to Seller's stockholders from a financial point of view than the terms of this Agreement, (ii) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into accounting, legal, financial, regulatory and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal, and (iii) after consultation with its financial advisor and legal counsel and such other matters as the Board of Directors deems relevant, and after considering applicable provisions of state law, that failure to approve such Acquisition Proposal could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

     5.4  Maintenance of the Stores and the Purchased Assets.  Seller covenants
          --------------------------------------------------
that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of Purchaser, it will refrain from doing any of the following in respect of the Stores and the Purchased Assets: (i) entering into any transaction with respect to the Stores other than in the ordinary course of business, (ii) permitting any further encumbrance, mortgage, pledge or lease of or on any Purchased Asset, (iii) disposing of any material Purchased Asset except for (A) the sale of inventory in the ordinary course of business and (B) the liquidation of the assets listed on Schedule 5.4 for amounts above the book value of such assets and in such manner as to preserve the casual sale exemption under Georgia Regulation 560-12-1.07, (iv) amending, renewing, modifying or terminating any of the Assumed Contracts or Cobb Leases without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, that Seller hereby covenants to terminate the property management agreement with RCG Management, L.L.C. effective as of the Closing and Purchaser hereby consents thereto; provided, further, however, that Seller hereby covenants to terminate the lease agreement between Harry's Farmers Market, Inc. and Karalea, Inc. with respect to that portion of the Owned Real Estate located in Cobb County and Purchaser hereby consent thereto), (v) entering into any employment contract or make any change in the compensation or employee benefits payable or to become payable to any of the Transferred Employees, other than anniversary pay increases consistent with past practice, renewals of insurance policies covering Seller's employees and similar actions in the ordinary course of business designed to maintain Seller's current employment practices and policies, or (vi) entering into any agreement, commitment or arrangement with respect to the foregoing. Until the Closing, Seller shall keep the Real Estate insured against fire, vandalism and other loss, damage and destruction; provided, however, that Seller's insurance policies (as Excluded Assets) shall not be assigned to Purchaser at the Closing, and Purchaser shall be obligated to obtain its own insurance coverage from and after the Closing.

     5.5  Employees and Employee Benefits.
          -------------------------------

          (a) Subject to the terms set forth below, Seller will terminate all of its Floor Employees, as described below, at the Stores immediately prior to the Closing and shall assume the following liabilities or obligations to such terminated Floor Employees: (i) all claims for compensation for periods prior to the Closing Date, except to the extent accrued on the Closing Balance Sheet, (ii) claims under all Seller Plans through the Closing Date, except to the extent accrued on the Closing Balance Sheet, and (iii) all liabilities for any failure to provide health continuation coverage, if any, to any Floor Employees who do not accept employment with Purchaser, but only to the extent Seller is required by law to provide such health insurance coverage. All employees of the Excluded Stores or who work on site at any of the Excluded Stores shall remain employees of Seller; provided, however, that Seller will not transfer any of its current employees to the Excluded Stores without the prior consent of Purchaser. "Floor Employees" shall include all hourly wage employees in Seller's corporate, manufacturing and distribution departments and all employees in Seller's Store operations department.

          (b) The Purchaser will offer employment to all Floor Employees as of the Closing Date, at each person's respective existing level of compensation; however, the employment of any persons who accept employment with the Purchaser as of the Closing Date shall be at will.

          (c) Prior to September 15, 2001, Purchaser shall deliver a written statement to Seller setting forth the "Corporate Employees", as described below, that Purchaser will offer employment to ("Transferred Corporate Employees" and, together with the Floor Employees, the "Transferred Employees"). Notwithstanding the aforementioned, Seller has set forth on
     Schedule 5.5 such Corporate Employees that will not be available to Purchaser for employment pursuant to this paragraph or otherwise. Seller will terminate all Transferred Corporate Employees immediately prior to the Closing and shall assume the following liabilities or obligations to such Transferred Corporate Employees: (i) all claims for compensation for periods prior to the Closing Date, except to the extent accrued on the Closing Balance Sheet, (ii) claims under all Seller Plans through the Closing Date, except to the extent accrued on the Closing Balance Sheet, and (iii) all liabilities for any failure to provide health continuation coverage, if any, to any Transferred Corporate Employees who do not accept employment with Purchaser, but only to the extent Seller is required by law to provide such health insurance coverage. "Corporate Employees" shall include all salaried employees in Seller's corporate, manufacturing and distribution departments.

          (d) In connection with the employment of the Transferred Employees, the Purchaser will assume (i) any responsibilities or liabilities owing or allegedly owing by Seller under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq., (ii) all employee liabilities accrued on the Closing Balance Sheet, (iii) severance benefits, if any, to all Transferred Employees whose employment is terminated on and after the Closing Date by the Purchaser, and (iv) health care continuation for Seller's employees and dependents, but only to the extent required by law.

          (e) Effective as of the Closing Date, the Purchaser shall make available to the Transferred Employees the employee benefit plan(s) maintained by the Purchaser generally for its employees (the "Purchaser Plans") in accordance with their terms. To the extent permitted by the terms of the Purchaser Plans and Purchaser's administrative capabilities, the Purchaser will (i) waive all deductibles, waiting periods and limitations with respect to pre-existing conditions that would otherwise be applicable to employees of Seller under the Purchaser Plans in 2001, and
     (ii) grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the Transferred Employees for service with Seller or its subsidiaries or affiliates under any and all of the

     Purchaser Plans. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any employee, including but not limited to, Transferred Employees, to any other severance benefits from Purchaser nor will it accelerate compensation due any such Transferred Employee as of the Closing Date from Purchaser. Subject to the foregoing, the Purchaser shall have the right in the good faith exercise of operations and managerial discretion to make changes or cause changes to be made after the Closing Date in compensation, benefits and other terms of employment and to terminate any such employee.

          (f) For a period of six months following the date of Closing, each party hereto will make available such employees reasonably requested by the other party for up to two days per week, during normal business hours, to consult with, and to assist and support, the other party in connection with the transactions described herein or with the continuing operations of the Excluded Stores, as the case may be. In no event shall such request interfere with the continuing operations of the Purchaser or Seller. The parties hereto agree to enter into a written agreement prior to closing whereby stating the scope of the consulting relationship described by this
     Section 5.5(f), including that the employer of any such employees shall continue to be responsible for all compensation due to such individuals and the other party shall reimburse the respective employer for the daily salary of such employee as utilized.

          (g) In addition to the aforementioned, each party hereto, upon reasonable notice to the other, shall be entitled to seek the consulting services of any employee of the other party during the 12 months following the date of Closing; provided, however that such consulting does not occur during the employee's normal business hours and such employee shall maintain all confidential and proprietary information of his or her primary employer, subject to the terms and conditions of the License Agreement and Supply Agreement.

          (h) Other than set forth herein, Purchaser agrees that, for a period of 12 months following the Closing Date, neither it nor its affiliates will directly or indirectly solicit for employment (whether as an employee, consultant, advisor, independent contractor or otherwise) any employee of, or consultant to, the Excluded Stores without the express prior written permission of Seller, which permission shall be in the sole discretion of Seller; provided, however, that Purchaser shall not be in breach of this provision if the employee or consultant solicited was terminated by Seller for any reason prior to such solicitation or if Purchaser has cured any default hereunder within 15 days after written notice of such default is received by Purchaser.

          (i) Other than as set forth herein, Seller agrees that, for a period of 12 months following the Closing Date, neither it nor its affiliates will directly or indirectly solicit for employment (whether as an employee, consultant, advisor, independent contractor or otherwise) any of the Transferred Employees, without the express prior written permission of Purchaser, which permission shall be in the sole discretion of Purchaser; provided, however, that Seller shall not be in breach of this provision if the employee or consultant solicited was terminated by Purchaser for any reason prior to such solicitation or if Seller has cured any default hereunder within 15 days after written notice of such default is received by Seller.

     5.6  Companies' Legal Names.  Effective as of the Closing, Seller will
          ----------------------
change its legal name to a name which does not include "Harry's Farmers Market" or similar phrases utilized in the operation of the Stores; provided, however, Seller or its successors or assigns may continue to utilize the service mark "Harry's In A Hurry" for use on and in connection with the operation of the Excluded Stores in accordance with the provisions of the License Agreement.

     5.7.  Proxy Statement.
           ---------------

          (a) Seller shall promptly prepare and, no later than 21 days after the date of this Agreement, file with the SEC a proxy statement with respect to a special meeting of the stockholders of Seller in connection with the transactions contemplated hereby (the "Proxy Statement"). Seller will use its best efforts to receive and respond to any comments of the SEC and to promptly mail to its stockholders the Proxy Statement in its definitive form.

          (b) Each of Seller and Purchaser agrees to provide as promptly as practicable to the other such information concerning the background of the Agreement and its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement.

          (c) At the time the Proxy Statement is mailed to Seller's stockholders, such Proxy Statement will (i) not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary and (ii) comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder; provided, however, no representation is made by either Seller or Purchaser with respect to statements made in the Proxy Statement based on information supplied by the other party expressly for inclusion or incorporation by reference in the Proxy Statement or information omitted with respect to the other party.

     5.8.  Title Policies; Satisfaction of Monetary Obligations.  Purchaser has
           ----------------------------------------------------
reviewed and approved certain title commitments issued by Chicago Title Insurance Company (the "Title Company") and various surveys with respect to the Owned Real

Estate. A copy of pro forma markups of such title commitments ("Owner's Title Policies"), which markups indicate all required coverages and endorsements, is attached hereto as Schedule 5.8. The Owner's Title Policies shall be in the amount reasonably acceptable to Purchaser. Seller shall use its reasonable efforts to attempt to eliminate or modify any Monetary Obligations that are not Permitted Exceptions that appear on the title commitments for each of the sites constituting the Owned Real Estate. For purposes of this Section 5.8, "Monetary Obligations" shall mean (i) any deed of trust, mortgage, or other security title encumbering all or any portion of the Owned Real Estate created by, through or under Seller, securing an indebtedness that remains unpaid or held by Seller;
(ii) mechanics, materialmen and other similar liens created by, under or through Seller (and not in connection with this Agreement or Purchaser's inspection) and
(iii) the lien of ad valorem taxes affecting the Property which are past due.

     5.9.  Excluded Stores.  Prior to the Closing Date, Seller shall notify all
           ---------------
lessors of the Excluded Stores in writing (by certified mail) (i) of the transactions contemplated hereby and (ii) that Purchaser is not assuming any obligations or liabilities in respect of the Excluded Stores. Seller shall promptly provide copies of these written notices to Purchaser.

     5.10  Preservation of Records.  At no cost to Seller, Purchaser shall keep
           -----------------------
and preserve the Books and Records related to financial matters and tax records and filings until the fifth anniversary of the Closing Date and all other Books and Records until the third anniversary of the Closing Date. However, following such periods, at least sixty days prior to the destruction, removal or other disposal of any such Books and Records, Purchaser shall notify Seller in writing of its intent and permit Seller, at its sole cost and expense, to reclaim any such materials it deems necessary, in its sole discretion. To the extent necessary for the defense of threatened or actual litigation claims, Purchaser shall afford Seller, its counsel and other representatives reasonable access to the Books and Records and shall provide copies thereof upon Seller's written request. In addition, Purchaser will provide access to such of the Transferred Employees that remain in its employ, including without limitation, making such Transferred Employees available for interviews and depositions.

     5.11  Further Assurances.  From and after the Closing Date, the parties
           ------------------
shall deliver to each other any additional material and documents (other than Excluded Materials) that are necessary or appropriate to further assure, complete and document the consummation of the transactions contemplated herein on the terms and conditions contemplated herein.

     5.12. Cobb Leases.  In the event of any delinquencies in payment under the
           -----------
Cobb Leases in existence as of the Closing Date, Purchaser will permit Seller to collect any delinquencies against the tenants under the Cobb Leases, but Purchaser shall have no obligation to collect same on Seller's behalf (although if any are actually received by Purchaser, the provisions of Section 1.5(iii) shall govern) and Seller shall have no right to evict tenants for non-payment of the same, but Seller shall be entitled to pursue such other remedies available to it at law or in equity.

     5.13. Knowledge of Misrepresentation or Omission.  Purchaser will promptly
           ------------------------------------------
advise Seller in writing if at any time it discovers that (i) any of the representations and warranties of Seller in this Agreement is not true and correct or (ii) any of the Schedules attached hereto contains any errors or omissions, in each case to the extent that the same would materially and adversely affect the value of the Purchased Assets.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to
     ---------------------------------------------
consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     6.1.  Compliance.  Purchaser shall have, or shall have caused to be,
           ----------
satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

     6.2.  Stockholder Approval.  The stockholders of Seller shall have duly
           --------------------
approved this Agreement and the transactions contemplated herein in accordance with Seller's Articles of Incorporation and Bylaws and all applicable state and federal laws.

     6.3.  Representations and Warranties.  All of the representations and
           ------------------------------
warranties made by Purchaser in this Agreement and in all certificates and other documents delivered by Purchaser to Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and provided that representations and warranties that are confined to a specified date shall speak only as of such date.

     6.4.  Closing Deliveries by Purchaser.  Purchaser shall deliver or cause to
           -------------------------------
be delivered to Seller the following:

           (i) the Purchase Price, payable to an account designated by Seller (other than the Escrowed Funds, which will be delivered to the Escrow Agent);

           (ii)  the Escrow Agreement;

           (iii) an Assignment and Assumption Agreement in respect of the Leased Real Estate in the form of Exhibit E-1 to E-3 attached hereto (collectively the "Assignment and Assumption of Leased Real Estate");

           (iv) an Assignment and Assumption Agreement in respect of the Cobb Leases in the form of Exhibit F attached hereto (the "Assignment and Assumption of Cobb Leases");

           (v) an Assignment and Assumption in respect of the Assumed Contracts in the form of Exhibit G attached hereto (the "Assignment and Assumption of Assumed Contracts")

           (vi) an Assignment and Assumption Agreement in respect of the Assumed Liabilities other than the Leased Real Estate, the Cobb Leases and the Assumed Contracts, in the form of Exhibit H attached hereto (the "Assignment and Assumption of Other Assumed Liabilities");

           (vii) a closing statement mutually acceptable to Purchaser and Seller (the "Closing Statement");

           (viii) the Supply Agreement;

           (ix)   the License Agreement; and

           (x) all other documents and instruments reasonably required to be delivered to Seller at or prior to the Closing to evidence the consummation of the transactions contemplated hereby.

     6.5.  Governmental Action or Prohibition. The consummation of the
           ----------------------------------
transactions contemplated by this Agreement shall not have been precluded by any order or injunction of a court of competent jurisdiction, and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the transactions contemplated herein by any governmental entity that makes the consummation of such transactions illegal.

     6.6  Dissenting Stockholders.  Holders of not more than ten percent (10%)
          -----------------------
of the shares of Seller's common stock issued and outstanding immediately prior to the Closing Date shall not have perfected dissenters' rights to the extent such rights are available under the laws of the State of Georgia.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.  Except as may be waived
     ------------------------------------------------
by Purchaser, the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     7.1.  Compliance.  Seller shall have, or shall have caused to be, satisfied
           ----------
or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date.

     7.2.  Representations and Warranties.  All of the representations and
           ------------------------------
warranties made by Seller in this Agreement, the exhibits attached hereto and in all certificates and other documents delivered by Seller pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and provided that representations and warranties that are confined to a specified date shall speak only as of such date.

     7.3.  Consents.  Purchaser shall have received the Liquor Consents, except
           --------
where the failure to obtain such consents would not materially and adversely impact Purchaser's ability to operate the Stores after the Closing Date in the normal course.

     7.4.  Consulting and Non-Competition Agreement.  Harry A. Blazer shall have
           ----------------------------------------
executed and delivered to Purchaser the Consulting and Non-Competition Agreement in the form of Exhibit I hereto.

     7.5.  Closing Deliveries by Seller.  Seller shall deliver or cause to be
           ----------------------------
delivered to Purchaser the following:

           (i) a limited warranty deed for each property constituting the Owned Real Estate in the form of Exhibit J attached hereto;

           (ii) a Bill of Sale with respect to the Purchased Assets consisting of tangible personal property in the form of Exhibit K attached hereto;

           (iii) an assignment of trademarks with respect to such of the Purchased Assets consisting of registered Intellectual Property in the form of Exhibit L attached hereto;

           (iv)   the Assignment and Assumption of Leased Real Estate;

           (v)    the Assignment and Assumption of Cobb Leases;

           (vi)   estoppel certificates, substantially in the form of Schedule
     7.5 or otherwise in form and substance reasonably satisfactory to Purchaser (with the forms of estoppels for CVS and Sports Authority previously delivered to Purchaser being deemed satisfactory to Purchaser), for the tenants of Harry's Crossing Shopping Center listed on Schedule 7.5 hereto;

           (vii)  the Assignment and Assumption of Assumed Contracts;

           (viii) the Assignment and Assumption of Other Assumed Liabilities;

           (ix)   the Escrow Agreement;

           (x)    a FIRPTA certificate duly executed by Seller;

           (xi)   the Owner's Title Policies;

           (xii) all documents necessary to transfer title to the vehicles owned by Seller and used in the operation of the Stores;

           (xiii) the Closing Statement; and

           (xiv)  the Supply Agreement;

           (xv)   the License Agreement; and

           (xvi) all other documents and instruments reasonably required to be delivered to Purchaser at or prior to the Closing to evidence the consummation of the transactions contemplated hereby.

8.   INDEMNIFICATION.
     ---------------

     8.1.  Indemnification of Purchaser.  Subject to the limitations set forth
           ----------------------------
in Sections 8.3 and 8.4, Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser, net of any resulting income tax benefits to Purchaser, (A) because of the breach of any written representation, warranty, agreement or covenant of Seller contained in this Agreement or any of the documents delivered to Purchaser at Closing or (B) in respect of any liability of Seller (other than the Assumed Liabilities) relating to periods at or prior to the Closing; and (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1.

     8.2.  Indemnification of Seller.  Subject to the limitations set forth in
           -------------------------
Sections 8.3 and 8.4, Purchaser shall indemnify and hold Seller harmless from, against, for and in respect of: (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Seller, net of any resulting income tax benefits to Seller, (A) because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement or any of the documents delivered to Seller at Closing, or (B) in respect of any liabilities, obligations and responsibilities (whether contingent or otherwise) arising out of or any way related to the Purchased Assets or Assumed Liabilities (including, without limitation, the Cobb Leases and the Assumed Contracts) to the extent relating to periods from and after the Closing, whether known or unknown, contingent or absolute or otherwise; and (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

     8.3.  Survival of Representations, Warranties and Covenants.  Except as
           -----------------------------------------------------
modified by the operation of Sections 4.5 and/or 9.1(ii), all representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive until the first anniversary of the Closing Date. Notwithstanding the preceding sentence, all representations and warranties made in this Agreement shall speak only as of the Closing Date, except for such representations and warranties that are applicable only as of a specific date shall speak only as of such date. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant, agreement or any other right of indemnification hereunder must be given prior to the one year anniversary of the Closing Date; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made, except to the extent that such claims are based upon facts and circumstances pertaining to such representations and warranties that are identified by Purchaser in writing to Seller pursuant to Section 5.13 and deemed thereunder to have been waived.

     8.4. General Rules Regarding Indemnification. The obligations and
          ---------------------------------------
liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

          (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 8.1 or 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

          (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 8.1 or 8.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses, and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 8.1 and 8.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

          (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

          (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.

          (e) An indemnified party shall not make any claim hereunder with respect to any claim, or series of related claims, unless and until it has incurred damages and expenses of a cumulative aggregate of $50,000 (the "Basket") and shall thereafter be entitled to make a claim only for amounts incurred in excess of such Basket; provided, however, that the Basket shall not be applicable to claims made in respect of the Purchase Price adjustments contemplated by Sections 1.5 and 2.2.

          (f) Except in the case of actual fraud of Seller (as determined by a court of competent jurisdiction), Purchaser's sole recourse in respect of amounts for which it is entitled to indemnity under this Section 8 shall be limited to the Escrowed Funds, and Seller shall not have any liability other than in respect of Purchaser's claim against the Escrowed Funds in accordance with the terms of the Escrow Agreement.

          (g) Seller's recourse in respect of amounts for which it is entitled to indemnity under this Section 8 shall be claimed directly against Purchaser and shall not be made against the Escrowed Funds.

9.   MISCELLANEOUS.
     -------------

     9.1. Termination. This Agreement and the transactions contemplated hereby
          -----------
may be terminated at any time on or before the Closing Date:

          (i)  by mutual consent of Seller and Purchaser;

          (ii) subject to the provisions of Section 4.5, by Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of Seller set forth herein or if there has been any material failure on the part of Seller to comply with its obligations hereunder, and such breach, failure or misrepresentation is not cured to Purchaser's reasonable satisfaction within ten days after Purchaser gives Seller written notice identifying such breach, failure or misrepresentation;

          (iii) by Seller if (A) the Board of Directors of Seller, subject to complying with the terms and conditions of this Agreement, shall have authorized Seller to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies the Purchaser in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, and
     (B) the Purchaser does not make, within five business days after receipt of Seller's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of Seller determines in good faith, after consultation with its financial advisors, is at least as favorable as the Superior Proposal, taking into account, to the extent relevant, the long term prospects and interests of Seller and its stockholders;

          (iv) by Purchaser if (A) the Board of Directors of Seller sends Purchaser the written notice described in subsection (iii) above or (B) the Board of Directors of Seller shall have withdrawn, rescinded or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement or the transactions contemplated hereby, or shall have resolved to do any of the foregoing.

          (v) by Seller if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or if there has been any material failure on the part of Purchaser to comply with its obligations hereunder, and such breach, failure or misrepresentation is not cured to Seller's reasonable satisfaction within ten days after Seller gives Purchaser written notice identifying such breach, failure or misrepresentation;

          (vi) by either of Seller or the Purchaser if the transactions contemplated by this Agreement have not been consummated by December 31, 2001, unless the parties otherwise agree or unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Closing Date; and

          (vii) by either of Seller or Purchaser if the transactions contemplated hereby violate any order, decree, or judgment of any court or governmental body or agency having competent jurisdiction.

Subject to Section 9.2 below, in the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall forthwith become null and void and of no further force or effect; provided, however, that the parties hereto shall remain liable for any breach of this Agreement prior to its termination.

     9.2. Termination Fee. If Seller shall have terminated this Agreement
          ---------------
pursuant to Section 9.1(iii) or Purchaser shall have terminated this Agreement pursuant to Section 9.1(iv), Seller shall promptly, but in no event later than two Business Days after the date of such request, (i) pay Purchaser a fee (the "Termination Fee") equal to the sum of (x) $950,000 and (y) all actual and documented out-of-pocket costs and expenses of Purchaser (up to a maximum of $250,000) incurred in connection with this Agreement and the consummation and negotiation of the Transactions, including, without limitation, legal, professional and service fees and expenses, which amount shall be payable in same day funds. Seller acknowledges that the agreements contained in this
Section 9.2 are an integral part of the transactions contemplated herein, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if Seller fails to comply with this Section 9.2, and, in order to obtain such compliance or damages in lieu thereof, Purchaser commences a suit which results in a judgment against Seller for the Termination Fee, Seller shall pay to Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee, from the date such payment was required to be made under this
Section 9.2 to the date of payment, at the rate of nine percent (9%) per annum.

     9.3. Expenses. Except as otherwise set forth herein, each of the Purchaser
          --------
and Seller shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. Seller shall bear the policy premiums and related search and examination fees and survey charges associated with the Owner's Title Policies.

     9.4. Transfer Taxes and Recording Fees. All sales, use, transfer and all
          ---------------------------------
other non-income taxes and any fees incurred in connection with the purchaser and sale of the Real Estate and the other Purchased Assets (the "Transfer Taxes") shall be borne by Purchaser. Seller shall file all necessary tax returns and other documents required to be filed with respect to all such Transfer Taxes. The parties will cooperate to the extent reasonably necessary to make such filings or returns as may be required.

     9.5. Entire Agreement. This Agreement and the exhibits hereto contain the
          ----------------
complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

     9.6.  Public Announcements.  No party to this Agreement shall issue any
           --------------------
press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party notifies the other party prior to its release of the substance of the proposed disclosure (such as the content of a proposed press release).

     9.7.  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     9.8.  Notices.  All notices, demands, requests or other communications that
           -------
may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service or by hand delivery or facsimile transmission, addressed as follows:

                (i)  If to Seller:

                     1180 Upper Hembree Road
                     Roswell, Georgia 30076
                     Attn: President
                     Fax:  770-664-4920

                     with a copy to:

                     Alston & Bird LLP
                     One Atlantic Center
                     1201 West Peachtree Street
                     Atlanta, Georgia 30309
                     Attn: John L. Latham, Esq.
                     Fax:  404-881-7777

                (ii) If to Purchaser:

                     601 N. Lamar Blvd., Suite 300
                     Austin, Texas 78703
                     Attn: Chief Financial Officer
                     Fax:  512-477-1069

                     with a copy to:

                     Hallett & Perrin
                     717 N. Harwood, 14/th/ Floor
                     Dallas, Texas 75201
                     Attn: Bruce H. Hallett
                     Fax:  214-953-0576

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, fax confirmation sheet or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     9.9. Assignment; Successors and Assigns.  This Agreement may not be
          ----------------------------------
assigned by either of the parties hereto without the written consent of all the other parties; provided, however, that the Purchaser shall be entitled to assign this Agreement to any subsidiary of Whole Foods Market, Inc. so long as the Purchaser remains liable for the obligations of Purchaser hereunder. Subject to the preceding sentence, this Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     9.10.  Waiver and Other Action.  This Agreement may be amended, modified,
            -----------------------
or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     9.11.  Severability.  If any provision of this Agreement is held to be
            ------------
illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     9.12.  Real Estate Reporting Person.  Title Company is hereby designated
            ----------------------------
the "real estate reporting person" for purposes of Section 6045 of title 26 of the United States Code and Treasury Regulation 1.6045-4, as applicable. Any instructions or settlement statement prepared by Title Company shall so indicate that the Title Company is the real estate reporting person. Upon the consummation of the transactions contemplated by this Agreement, Title Company shall file IRS Form 1099-S information return and send the statement to Seller as required under the aforementioned statutes and regulations.

     9.13.  Third-Party Beneficiaries.  This Agreement and the rights,
            -------------------------
obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

     9.14.  Mutual Contribution.  The parties to this Agreement and their
            -------------------
counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     9.15.  Remedies.  No right, remedy or election given by any term of this
            --------
Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity; provided, however, that the sole and exclusive remedy of any party hereto with respect to any action, breach, default or other matter for which a purchase price adjustment is available pursuant to Section 2.2 shall be for such party to proceed in accordance with the provisions of Section 2.2.

     9.16.  Governing Law.  This Agreement shall be governed by, and construed
            -------------
in accordance with, the laws of the State of Delaware.

     9.17.  Jurisdiction; Service of Process.  Any action or proceeding seeking
            --------------------------------
to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, County of New Castle, or in the United States District Courts located in Wilmington, Delaware if they have or can acquire jurisdiction, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     9.18.  Disclosure Generally.  If and to the extent any information required
            --------------------
to be furnished in any Schedule is contained in this Agreement or in any Schedule attached hereto, such information shall be deemed to be included in all the Schedules in which the information is required to be included. The inclusion of any information in any Schedule attached hereto shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material or outside the ordinary course of business of Seller.

     9.19.  Property Documents / Books and Records. By providing copies of the
            ----------------------------------------
Property Document and the Books and Records to Purchaser, Seller is not making any representations or warranties, implied or otherwise, as to the accuracy of the factual information provided or the conclusions formed by the consultants or Seller personnel who prepared such items. Furthermore, Seller is making no representations or warranties as to the skill and care taken by the consultants or Seller personnel in preparing the such items. Seller will not be responsible for conditions or consequences arising from relevant facts that were concealed, withheld or not fully disclosed to or by the consultants, any regulatory or governmental agency, persons interviewed or Seller personnel as part of the preparation of such items. Purchaser also acknowledges that the facts and conditions referenced in such items may change over time and the conclusions and recommendations set forth therein are applicable only to the facts and conditions as described in such items. Seller shall have no direct or indirect liability to Purchaser or any other person with respect to such items.

     9.20.  Time of Essence.  Time is of the essence in complying with the
            ---------------
terms, conditions and agreements of this Agreement.

     9.22.  Risk of Loss.  As of the time of the Closing, the risk of loss with
            ------------
respect to the Owned Real Estate passes to the Purchaser.


                        [Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               Whole Foods Market Group, Inc.

                               By: /s/ Jim Sud
                                   ----------------------------------------
                               Name: Jim Sud
                                     --------------------------------------
                               Title:  Vice President
                                     --------------------------------------


                               Harry's Farmers Market, Inc.

                               By: /s/ Harry A Blazer
                                   ----------------------------------------
                               Name: Harry A. Blazer
                                     --------------------------------------
                               Title: President and Chief Executive Officer
                                      -------------------------------------


                               Karalea, Inc.

                               By: /s/ Harry A Blazer
                                   ----------------------------------------
                               Name: Harry A. Blazer
                                     --------------------------------------
                               Title: President and Chief Executive Officer
                                      -------------------------------------


                               Marthasville Trading Company

                               By: /s/ Harry A Blazer
                                   ----------------------------------------
                               Name: Harry A. Blazer
                                     --------------------------------------
                               Title: President and Chief Executive Officer
                                      -------------------------------------

                               List of Exhibits

Exhibit A               Voting Agreement
Exhibit B               Supply Agreement
Exhibit C               License Agreement
Exhibit D               Escrow Agreement
Exhibit E-1 to E-3      Assignment and Assumption of Leased Real Estate
Exhibit F               Assignment and Assumption of Cobb Leases
Exhibit G               Assignment and Assumption of Assumed Contracts
Exhibit H               Assignment and Assumption of Other Assumed Liabilities
Exhibit I               Consulting and Non-Competition Agreement
Exhibit J               Form of warranty deed
Exhibit K               Bill of Sale
Exhibit L               Assignment of Intellectual Property

                                                                         ANNEX B

August 9, 2001

Harry's Farmers Market, Inc.
Special Committee to the Board of Directors
1180 Upper Hembree Road
Roswell, GA 30076


Dear Gentlemen:

We understand that Harry's Farmers Market, Inc. ("Harry's" or the "Company") has entered into and exclusive agreement to sell substantially all of its assets to Whole Foods Market, Inc. ("Whole Foods") for consideration of approximately $35 million in cash, pursuant to the terms and conditions of the Asset Purchase Agreement dated August 9, 2001. It is our understanding that approximately 33% of the common shares outstanding, along with 83% of the voting power, is held by Harry A. Blazer, Chairman and Chief Executive Officer of the Company; 65% approximately is held by the public "public shareholders;" and 2% is held by institutional investors. Furthermore, it is understood that upon closing, the series B common shares and the series A common shares will share proportionately in any cash distribution made to the shareholders subsequent to the closing of the transaction. Such transaction and all related transactions are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. The Opinion addresses only the fairness from a financial point of view of the consideration to be received by the Company in the Transaction and does not constitute a recommendation to the shareholders as to whether such shareholders should consummate the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended 2001 and quarterly report on Form 10-Q for the first quarters ended April, 2001, and Company-prepared interim financial statements for the period ended June, 2001, which the Company's management has identified as being the most current financial statements available;

     2.   reviewed copies of the following agreements:
          Asset Purchase Agreement, Escrow Agreement, Guaranty Agreement, Voting Agreement, and Non-Competition Agreement;

Special Committee to the Board of Directors
Harry's Farmers Market, Inc.
August 9, 2001

                                                                             -2-

     3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's independent accounting firm and counsel to discuss certain matters;

     4.   visited certain facilities and business offices of the Company;

     5. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the fiscal year ended January, 2002;

     6. Solicited third party indications of interest for a sale of all or part of the Company and reviewed all such proposals;

     7. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     8. reviewed data pertaining to local market conditions as it applied to the sale process;

     9. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

     10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company in connection with the Transaction is fair to the Company from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                         ANNEX C

                               VOTING AGREEMENT

     THIS VOTING AGREEMENT, dated as of August 9, 2001 ("Voting Agreement"), is
                                                         ----------------
by and between Whole Foods Market Group, Inc., a Delaware corporation ("Purchaser"), and Harry A. Blazer ("Stockholder").
 ----------                          -----------

                                   RECITALS

     WHEREAS, concurrent with the execution of this Voting Agreement, Purchaser and Harry's Farmers Market, Inc., a Georgia corporation (the "Company"), are
                                                              -------
parties to an Asset Purchase Agreement, dated of even date herewith (as amended from time to time, the "Purchase Agreement"), pursuant to which Purchaser is
                        ------------------
purchasing certain assets, and assuming certain liabilities, of the Company and its subsidiaries (the "Purchase");

     WHEREAS, the Stockholder is the record or beneficial owner of shares of Class A and Class B common stock of the Company (the "Shares") in the amounts
                                                      ------
set forth on the signature page hereof; and

     WHEREAS, as an inducement and a condition to entering into the Purchase Agreement, Purchaser desires that the Stockholder agree, and the Stockholder is willing to agree, to enter into this Voting Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Stockholder, intending to be legally bound, hereby agree as follows:

     1.   Certain Definitions.  In addition to the terms defined elsewhere
          -------------------
herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Purchase Agreement. For purposes of this Voting Agreement:

          (a) "Affiliate" means, as to any specified Person, (i) any
               ---------
     stockholder, equity holder, officer, or director of such Person and their family members or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          (b) "Beneficially Own" or "Beneficial Owner" or "Beneficial Ownership"
               ----------------      ----------------      --------------------
     with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

          (c) "Person" means any individual, corporation, partnership, limited
               ------
     liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

     2.   Disclosure.  The Stockholder hereby agrees to permit the Company and
          ----------
Purchaser to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Purchaser and the Company reasonably determine to be necessary or desirable in connection with the Purchase and any transactions related thereto, the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Voting Agreement.

     3.   Voting of Company Stock.  The Stockholder hereby agrees that, during
          -----------------------
the period commencing on the date hereof and continuing until the first to occur of (a) the Closing or (b) the termination of the Purchase Agreement in accordance with its terms (the "Termination Date"), at any meeting of the
                                ----------------
holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, the Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by him and to which he has the right to vote or to direct the vote, whether heretofore owned or hereafter acquired: in favor of approval of the Purchase, adoption of the Purchase Agreement and any actions required in furtherance thereof and hereof; provided, however, that the terms of the Purchase Agreement shall not have been amended to reduce the Purchase Price to less than $35 million or to impose any specific obligation on the Stockholder that is not imposed uniformly on all stockholders of Seller, except as the Stockholder has agreed in writing. The Stockholder agrees that the obligations under this Voting Agreement are unconditional and will remain in full force and effect notwithstanding that the Company may have received an Acquisition Proposal or that the Board of Directors of the Company may have withdrawn or amended its recommendation and approval of the Purchase. Furthermore, the Stockholder will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or in violation of any provision contained in this Section 3.

     4.   Covenants, Representations and Warranties of the Stockholder.  The
          ------------------------------------------------------------
Stockholder hereby represents and warrants to, and agrees with, Purchaser as follows:

          (a) The Stockholder is the owner or the Beneficial Owner of the number of Shares set forth on the signature page hereto, with no limitations, qualifications or restrictions on his rights under the Shares other than as set forth on the signature page hereto and subject to applicable securities laws and the terms of this Voting Agreement.

          (b) The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Voting Agreement. The execution, delivery and performance of this Voting Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Voting Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (c) The Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon the Stockholder's execution and delivery of this Voting Agreement.

          5.  Miscellaneous.
              -------------

          (a) Entire Agreement. This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Certain Events. The Stockholder agrees that this Voting Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.

          (c) Assignment. This Voting Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Purchaser, in the case of an assignment by the Stockholder, and the Stockholder, in the case of any assignment by Purchaser; provided that Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

          (d) Amendment and Modification. This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

          (e) Severability. Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (f) Specific Performance. The parties hereto agree, recognize and acknowledge that a breach by either of them of any covenants or agreements contained in this Voting Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (g) Remedies Cumulative. All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) No Third Party Beneficiaries. This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (j) Governing Law. This Voting Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

          (k) Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Voting Agreement may be brought against any of the parties in the courts of the State of Delaware, County of New Castle, or in the United States District Courts located in Wilmington, Delaware if they have or can acquire jurisdiction, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          (l) Counterparts. This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.



                        [Signatures on Following Page]

     IN WITNESS WHEREOF, Purchaser and the Stockholder have caused this Voting Agreement to be duly executed as of the day and year first above written.


                                   Whole Foods Market Group, Inc.


                                   By:  /s/ JIM SUD
                                      -----------------------------
                                   Name:     Jim Sud
                                        ---------------------------
                                   Title:   Vice President
                                         --------------------------


                                        /s/ HARRY A. BLAZER
                                   --------------------------------
                                   Stockholder Name:  Harry A. Blazer

                                   No. of Class A Common Shares: 38,000: all of which are owned by the Stockholder's wife and of which the Stockholder has no right to vote or direct the vote.

                                   No. of Class B Common Shares: 2,050,701:
                                   2,049,400 of which are owned by Harry Blazer, Inc., a company of which the Stockholder is the sole shareholder and director and therefore has the right to direct the vote; and 1,301 of which are owned by the Stockholder and of which he has the right to vote.

                                                                         ANNEX D


            TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

                       CHAPTER 2.  BUSINESS CORPORATIONS

                        ARTICLE 13.  DISSENTERS' RIGHTS

14-2-1301.  Definitions.

     As used in this article, the term:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

     (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 14-2-1302. Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

       (1) Consummation of a plan of merger to which the corporation is a party:

            (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

       (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

       (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

       (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            (A)  Alters or abolishes a preferential right of the shares;

            (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

            (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

            (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

       (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

       (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

       (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(S) 14-2-1303. Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(S) 14-2-1320. Notice of dissenters' rights.

     (a)  If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(S) 14-2-1321. Notice of intent to demand payment.

     (a)  If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

       (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

       (2)  Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

(S) 14-2-1322. Dissenters' notice.

     (a)  If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)  Be accompanied by a copy of this article.

(S) 14-2-1323. Duty to demand payment.

     (a)  A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 14-2-1324. Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(S) 14-2-1325. Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)  The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

       (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4)  A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(S) 14-2-1326. Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(S) 14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

(S) 14-2-1330. Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(S) 14-2-1331. Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

       (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

       (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(S) 14-2-1332. Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PROXY
                         HARRY'S FARMERS MARKET, INC.
                            1180 Upper Hembree Road
                            Roswell, Georgia 30076

     The undersigned shareholder of Harry's Farmers Market, Inc. constitutes and appoints Harry A. Blazer and Barbara Worrell, and each of them, each with full power of substitution, to vote the number of shares of Class A common stock that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at ________________ located at _____________, November __, 2001, at 10:00 A.M., or at any adjournments, upon the proposals described in the Notice of Annual Meeting of Shareholders and Proxy Statement, the receipt of which is hereby acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named below becomes unable to serve or will not serve and are further authorized to vote on other matters that may properly come before the annual meeting and any adjournments. The board of directors recommends a vote FOR Proposal 1 and FOR each of the nominees for director.

1. Approval and adoption of the Asset Purchase Agreement and related asset sale of substantially all of our assets to Whole Foods Market Group, Inc. On the proposal to approve and adopt the Asset Purchase Agreement and related asset sale:

          For [ ]        Against [ ]          Abstain [ ]

2. Election of Directors. On the proposal to elect the following directors to serve until the 2002 annual meeting of shareholders and until their successors are elected and qualified:

          Peter Barr                    Donald M. Pamenter
          Harry A. Blazer               Charles W. Sapp
          Robert C. Glustrom

               For [ ]          Withhold Authority [ ]

     To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:

                  __________________________________________

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the Asset Purchase Agreement and related asset sale, FOR the election of each nominees for director, and with discretionary authority on all other matters that may properly come before the annual meeting or any adjournments.

     Please sign this proxy card exactly as your name appears on your stock certificate and date the proxy card. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

                                Shares Held:______________________________

                                __________________________________________
                                       Signature of Shareholder

                                __________________________________________
                                Signature of Shareholder (if held jointly)

                                Dated: _____________________________, 2001
                                            Month            Day

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HARRY'S FARMERS MARKET, INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.